Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Centrue Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6712	36-3145350
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

122 West Madison Street
Ottawa, Illinois 61350
(800) 452-6045
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. Daniel R. Kadolph
Executive Vice President and Chief Financial Officer
122 West Madison Street
Ottawa, Illinois 61350
(815) 431-2838
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Joseph B. Hemker, Esq.
Jude M. Sullivan, Esq.
Howard and Howard, PLLC
200 South Michigan Avenue
Chicago, Illinois 60604
(312) 372-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	4,833,209 shares	$16.00	$77,331,344	$8,986

(1) Estimated solely for the purpose of calculating the registration fee. Based on closing price on September 24, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 25, 2015

PROSPECTUS

4,833,209 Shares of Common Stock

This prospectus relates to the resale of up to 4,833,209 shares of common stock of Centrue Financial Corporation (“we” or the “Company”), par value $0.01 per share, by the selling stockholders identified in this prospectus.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices or through other means described in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We are paying all of the registration expenses incurred in connection with the registration of the shares including fees and expenses of one counsel for the selling stockholders participating in such registration as a group, and we will not pay any of the selling commissions, stock transfer taxes and related expenses.

Our common stock is presently quoted on the OTC Pink under the symbol “CFCB.” Effective as of ____, 2015, the shares will be traded on the NASDAQ Capital Market under the symbol “CFCB”.

On September 24, 2015 the last reported sale price of our common stock was $16.00 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHARES OF OUR COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

The date of this prospectus is September 25, 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We, the selling stockholders and any underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry sources and publications. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus was prepared on our or our affiliates’ behalf or at our expense, and we have not independently verified the data or information obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding other forward-looking statements in this prospectus.

1

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the information presented in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined and pro forma financial statements and related notes thereto included elsewhere in this prospectus.

Centrue Financial Services Overview

Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois. We operate through our wholly-owned subsidiary, Centrue Bank (“Bank”). The Bank is engaged in commercial and retail banking and offers a broad range of lending, depository and related financial services tailored to our consumer, commercial and industrial and public and governmental customers. We devote special attention to personal customer service to these customers.

Through our 27 locations (twenty-three full-service bank branches, two lending centers and two back-room sales support non-banking facilities), the combined company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois into the metropolitan St. Louis area.

As of June 30, 2015, we have total assets of approximately $891 million, total loans of $587 million, and total deposits of $700 million.

Regulatory Matters

In December 2009, the Company and the Bank entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Chicago (“Federal Reserve-Chicago”) and the Illinois Department of Financial and Professional Regulation (“IDFPR”). The Agreement is based on the findings of the Federal Reserve-Chicago and the IDFPR during an examination that commenced in June 2009 (the “Examination”). Since the completion of the Examination, the boards of directors of the Company and the Bank have aggressively taken steps to address the findings of the Examination. The Company and the Bank have taken an active role in working with the Federal Reserve Board and the IDFPR to improve the condition of the Bank and have addressed many of the items included in the Agreement.

Under the terms of the Agreement, the Bank must prepare and submit written plans and/or reports to the regulators that address the following items: strengthening the Bank’s credit risk management practices; improving loan underwriting and loan administration; improving asset quality by enhancing the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank; implementing an earnings plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. While the Agreement remains in place, the Company and the Bank may not pay dividends and the Company may not increase debt or redeem any shares of its stock without the prior written consent of the regulators. Further, the Bank will comply with applicable laws and regulations. The Company is in compliance with all the requirements specified in the Agreement.

The Company and the Bank believe that the proactive steps that have been taken by the board of directors and by management will help the Company and the Bank address the Agreement and the concerns leading to the Agreement.

Recent Developments - Recapitalization

On March 31, 2015, Centrue completed a recapitalization of the Company that included (after giving effect to the reverse stock split described under Reverse Stock Split below):

•	The issuance of 6,333,333 shares of the Company’s common stock at a price of $12.00 per share to an investor group made up predominantly of institutional investors for aggregate proceeds of $76 million;
•	The repurchase and redemption of $32.7 million of Series C Preferred Stock (formerly TARP) for $19.0 million;
•	The retirement of $250,000 in senior debt and redemption of $10.0 million in subordinated debt for $8.5 million;

2

•	The cancellation and settlement of warrants to purchase the Company’s common stock held by the United States Department of Treasury; and
•	The payment of $4.9 million of accrued interest on the Company’s trust preferred securities.

Tax Benefits Preservation Plan

During September 2014 our stockholders amended the Company’s amended and restated certificate of incorporation to adopt a tax benefits preservation plan (“Plan”) as Article XV of the certificate of incorporation. Article XV was amended in May, 2015 to address certain concerns the Federal Reserve-Chicago expressed regarding the procedures for amending or modifying the Plan. The Plan is intended to help protect the Company’s ability to utilize its existing net operating losses and tax credits, which through year end 2014 could be utilized to offset approximately $93 million of taxable income. The tax benefits preservation Plan reduces the risk of an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), by severely limiting if not preventing any person or group from becoming or obtaining the right to become a “5-percent stockholder” (as this term is used in Section 382) or, in certain cases, increasing a holder’s or group’s ownership of common stock beyond 4.99%, without the approval of the Company’s board of directors. Although the Company believes the preservation of the Company’s tax assets is critical to execution of the Company’s business plan, and adoption of the Plan was a condition to complete of the recapitalization transaction described above, the plan has the effect of limiting a third party purchaser’s ability to purchase a substantial interest in the Company, and prevents any stockholder holding more than 4.99% of the Company from acquiring additional common stock of the Company.

Reverse Stock Split

At Centrue’s annual meeting held on May 27, 2015, Centrue’s stockholders approved a one for thirty reverse split of the company’s common stock. After giving effect to the reverse split, which was effective on May 29, 2015, the Company had outstanding 6,581,544 shares of common stock.

Risk Factors

You should read the “Risk Factors” beginning on page 5, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 122 W. Madison, Ottawa, Illinois 61350 and our main telephone number at that address is (800) 452-6045. Our website is available at www.centrue.com. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the Securities and Exchange Commission (“SEC”).

3

THE OFFERING

The following summary contains basic information about this offering and the shares of our common stock and is not intended to be complete. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering and the shares of our common stock, we encourage you to read this entire prospectus, including without limitation, the sections of this prospectus entitled “Risk Factors” and “Description of Capital Stock.”

Common stock offered

by the Selling Stockholders	4,833,209 shares

Common stock outstanding	6,485,218 shares (1)

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders

Current OTC Pink	$16.00 per share

Trading Symbol	CFCB

NASDAQ Trading Symbol	CFCB

Ownership Restrictions	We intend to limit the sale of shares by the selling stockholders such that no investor (or group of investors acting in concert) will beneficially own more than 4.95% of our outstanding common stock (other than existing investors who currently own more than 4.95% of our common stock).

Risk Factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider before making an investment, please read “Risk Factors” beginning on page 5 of this prospectus.
(1)	Based on 6,581,544 shares of common stock issued and 6,485,218 shares of common stock outstanding as of August 31, 2015. As of August 31, 2015, there were 752 holders of our common stock. Unless otherwise indicated, information in this prospectus regarding the number of shares of our common stock outstanding does not include:
•	3,986 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $336.87 per share, of which 3,986 share were vested as of August 31, 2015; and
•	430,000 shares of common stock reserved for future issuance under the 2015 Stock Compensation Plan (excluding the 3,986 shares issuable upon exercise of outstanding stock options as noted above).
4

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the risks described in “Risk Factors,” in addition to the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes, before investing in our common stock. These risks could materially affect our business, financial condition and results of operations, and cause the trading price of our common stock to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We are exposed to higher credit risk by commercial real estate, commercial and industrial lending, real estate construction and farm land.

Commercial real estate, commercial and industrial, and real estate construction lending usually involve higher credit risks than single-family residential lending. As of June 30, 2015, the following loan types accounted for the stated percentages of our total loan portfolio: commercial real estate—59.17%, commercial and industrial—12.68%, real estate construction—2.74% and farm land—4.53%.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the assets securing the loans have the following characteristics: (a) they depreciate over time, (b) they are difficult to appraise and liquidate, and (c) they fluctuate in value based on the success of the business.

Risk of loss on a real estate construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest), the availability of permanent take-out financing and the builder’s ability to ultimately sell the property. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial real estate loans, commercial and industrial loans, and real estate construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. If we are unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources, our cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations. We derive liquidity through core deposit growth, maturity of money market investments, and maturity and sale of investment securities and loans. Additionally, we have access to financial market borrowing sources on an unsecured and a collateralized basis for both short-term and long-term purposes including, but not limited to, the Federal Reserve Board and Federal Home Loan Banks, of which we are a member. If these funding sources are not sufficient or available, we may have to acquire funds through higher-cost sources.

5

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems or if one of our third-party service providers experiences an operational breakdown or failure. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

We have a deferred tax asset that may not be fully realized in the future.

Our net deferred tax asset totaled $38.9 million as of June 30, 2015, for which we have determined a full valuation allowance is currently necessary. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods that the related net operating losses and certain recognized built-in losses and net unrealized built-in losses, if any (collectively, “pre-change losses”), may be utilized and is also subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), described below. If our estimates and assumptions about future taxable income are not accurate, the value of our deferred tax asset may not be recoverable and our cash flow available to fund operations could be adversely affected. It is possible that we could ultimately not be able to use or could lose a portion of the net deferred tax asset. Realization of our net deferred tax asset would significantly improve our results of operations and capital.

Our ability to realize the benefit of our deferred tax assets may be materially impaired if we experience an ownership change under Sections 382 of the Code.

Our ability to use our deferred tax assets to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Code. Due to the complexity of Section 382, it is difficult to conclude with certainty at any given point in time whether an “ownership change” has occurred. A Company that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-change losses equal to the equity value of the Company immediately before the ownership change (in some cases, reduced by certain capital contributions received in the two years preceding the ownership change), multiplied by the applicable “long-term tax-exempt rate” (a rate that changes monthly and was 2.8% for ownership changes occurring in December 2014). While our certificate of incorporation includes provisions intended to prohibit transactions that would result in an ownership change, an ownership change nevertheless could occur in the future, which likely would have a material adverse effect on our results of operations, financial condition and stockholder value. Any change in applicable law may also result in an ownership change. Our tax preservation provisions may also limit our ability to raise capital by selling newly issued shares of our common stock.

We depend on our key officers and employees to continue the implementation of our long-term business strategy and could be harmed by the loss of their services. Management’s ability to retain key officers and employees may change.

We believe that the implementation of our long-term business strategy and future success will depend in large part on the skills of our current senior management team. We believe our senior management team possesses valuable knowledge about and experience in the banking industry and that their knowledge and relationships would be very difficult to replace. Two members of our senior management team have entered into employment agreements with us, they may not complete the term of their employment agreements or renew them upon expiration. Restrictions under the terms of a written agreement with the “Federal Reserve-Chicago” and “IDFPR” prohibit the execution of employment agreements at this time. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve.

6

Our future operating results also depend in significant part upon our ability to attract and retain qualified management, financial, technical, marketing, sales and support personnel, particularly in respect of the implementation of our business strategy, which may require the recruitment of new personnel in new or expanded business areas. There may be only a limited number of persons with the requisite skills to serve in these positions in the geographic markets we serve, and it may be increasingly difficult for us to hire personnel over time. The loss of service of one or more of our key officers and employees, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition or operating results and the value of our common stock.

Our allowance for losses on loans may not be adequate to cover probable losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged off against the allowance for loan losses when we believe that repayment of principal is unlikely. Any material declines in the creditworthiness of our customers, real estate market conditions and values, general economic conditions or changes in regulatory policies would likely result in a higher probability that principal on some loans will not be repaid and require us to increase our allowance for loan losses. Bank regulators also periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs. A material increase in the allowance for loan losses would adversely affect our results of operations and our capital.

Centrue Bank’s business is subject to liquidity risk, and changes in its source of funds may adversely affect our performance and financial condition by increasing its cost of funds.

The Bank’s ability to make loans and fund expenses is directly related to its ability to secure funding. Retail and commercial deposits and core deposits are the Bank’s primary source of liquidity. The Bank also relies on cash from payments received from loans and investments, as well as advances from the FHLB of Chicago as a funding source.

Primary uses of funds include withdrawal of and interest payments on deposits, originations of loans and payment of operating expenses. Core deposits represent a significant source of low-cost funds. Alternative funding sources such as large balance time deposits or borrowings are a comparatively higher-cost source of funds. Liquidity risk arises from the inability to meet obligations when they come due or to manage unplanned decreases or changes in funding sources. Significant fluctuations in lower cost funding vehicles would cause the Bank to pursue higher cost funding which would adversely affect our financial condition and results of operations.

The Company’s liquidity is largely dependent upon our ability to receive dividends from the Bank, which accounts for substantially all our revenue, could affect our ability to pay dividends, and we may be unable to generate liquidity from other sources.

We are a separate and distinct legal entity from our bank subsidiary. We historically received dividends from the Bank, which we use as the principal source of funds to pay our expenses. The Bank is currently a party to a written agreement with the Federal Reserve-Chicago and the IDFPR that prohibits the payment of dividends without the permission of the Federal Reserve-Chicago, and under the Illinois Banking Act the Bank’s cumulative net losses currently prevent the Bank from paying dividends to the Company. Various federal and/or state laws and regulations limit the amount of dividends that the Bank may pay us. Such limits are also tied to the earnings of the Bank. $2.4 million of the $76.0 million capital raised on March 31, 2015 was retained by the Company for the Company’s use. These retained funds will be sufficient to meet working capital obligations of the Company in the short term, but over time if the Company is unable to receive dividends from the Bank the Company will need an alternative source of working capital funding.

Increases in our level of non-performing assets would have an adverse effect on our financial condition and results of operations.

If loans that are currently performing become non-performing, we may need to continue to increase our allowance for loan losses if additional losses are anticipated which would have an adverse impact on our financial condition and results of operations. The increased time and expense associated with the work out of non-performing assets and potential non-performing assets also could adversely affect our operations.

7

Maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services.

Our success depends, in part, on the ability to adapt products and services to evolving industry and regulatory standards. There is increasing pressure to provide products and services at lower prices. This can reduce net interest income and non-interest income from fee-based products and services. In addition, the widespread adoption of new technologies could require us to make substantial capital expenditures to modify or adapt existing products and services or develop new products and services. We may not be successful in introducing new products and services in response to industry trends or development in technology or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases.

Deterioration in the real estate markets and economic conditions could lead to additional losses, which could have a material negative effect on our financial condition and results of operations.

Our success depends on general and local economic conditions, and real estate and business markets in which we do business. The commercial and residential real estate markets experienced weakness during the recent economic downturn. Any future declines in real estate values may reduce the value of collateral securing loans and impact the customer’s ability to borrow or repay. Increases in delinquency levels or declines in real estate values could have a material negative effect on our business and results of operations.

While we attempt to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, we may not be able to economically hedge our interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect our net interest income and results of operations.

Our earnings and cash flows depend to a great extent upon the level of our net interest income. The amount of interest income is dependent on many factors, including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the level of non-performing loans. The cost of funds varies with the amount of funds required to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds and the levels of non-interest-bearing demand deposits and equity capital.

We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events, changes in the United States and other financial markets and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Net interest income is affected by the level and direction of interest rates, credit spreads, client loan and deposit preferences and other factors. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall results.

We attempt to manage our risk from changes in market interest rates through asset/liability management by adjusting the rates, maturity and balances of the different types of interest-earning assets and interest bearing liabilities. Interest rate risk management techniques are not precise and we may not be able to successfully manage our interest rate risk. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations.

Since we engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the increased costs and risks associated with the ownership of real property, which could have an adverse effect on our business and results of operations.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including general or local economic conditions; environmental cleanup liabilities; interest rates; real estate taxes; supply and demand for rental units; occupancy rates for rental units and government regulation and fiscal policies. Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may also adversely affect our operating expenses.

8

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure or interruptions or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, servicing, or loan origination systems. The occurrence of any failures, interruptions or security breaches of information systems used to process customer transactions could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition, results of operations and cash flows.

Additionally, we outsource portions of our data processing to third parties. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations. Furthermore, breaches of such third party’s technology may also cause reimbursable loss to our consumer and business customers, through no fault of our own.

Although management regularly reviews and updates our internal controls, disclosure controls and procedures, any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Our regional concentration makes us particularly at risk for changes in economic conditions in our primary market.

Economic conditions in Illinois, Missouri, and the Midwest affect our business, financial condition, results of operations, and future prospects, where adverse economic developments, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Any regional or local economic downturn that affects Illinois or existing or prospective borrowers or property values in Illinois may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically concentrated.

We may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations and financial condition.

When we sell 1-4 family residential real estate loans we are required to make customary representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. While we sell mortgage loans with no recourse, our whole loan sale agreements require us to repurchase or substitute mortgage loans in the event we breach any of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud. If the level of repurchase and indemnity activity becomes material, our liquidity, results of operations and financial condition could be materially and adversely affected.

Certain provisions in our Certificate of Incorporation limit our likelihood of being acquired in a manner not approved by the Board.

Our certificate of incorporation contains provisions intended to protect certain tax attributes of the Company. Unless approved by the board of directors in accordance with the procedures set forth in the certificate of incorporation and subject to certain exceptions for permitted transfers, any attempted transfer of the Company’s common stock is prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), either (i) any person or group of persons will own 4.95% or more of the outstanding shares of common stock of the Company or (ii) the ownership interest in the Company of any of its existing 5% Stockholders will be increased.

9

The existence of the tax preservation provisions may make it more difficult, delay, discourage, prevent or make it more costly to acquire us or affect a change-in-control that is not approved by the board of directors. This, in turn, could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and adversely affect the market price of our common stock.

Changes in the valuation of our securities portfolio may impact our profits.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. The declines in market value could result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Our use of appraisals in deciding whether to make a loan secured by real property does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we generally require an appraisal. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. In deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements conform to generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our clients. Our financial condition, results of operations, financial reporting, and reputation could be negatively affected if we rely on materially misleading, false, inaccurate, or fraudulent information.

As a community bank, our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring, and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers, and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, cash flows, liquidity and results of operations could be materially and adversely affected.

10

Risks Related to the Ownership of our Common Stock

An active, liquid and orderly trading market for our common stock may not develop and the stock price may be volatile.

Since our common stock is not widely traded, its market value could be subject to wide fluctuations in response to various risk factors including: changes in laws or regulations applicable to our industry, products or services; price and volume fluctuations in the overall stock market; volatility in the market value and trading volume of companies in our industry or companies that investors consider comparable; share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; sales of our common stock by us or by our stockholders, including sales as contractual lock-ups expire; litigation involving us or the financial services industry generally; global economic and political changes; competitive activities and loss of customers; catastrophic events; and general economic and market conditions.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and negatively impact our results of operations.

Our stock-based benefit plans will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under a stock-based benefit plan(s). The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time.

We will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. Actual expenses will depend on the price of our common stock.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

Our stock-based benefit plans will dilute the ownership interest in our outstanding shares to the extent newly issued shares are used for the stock-based benefits. Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically stock-based benefit plans adopted by financial institutions and their holding companies have been approved by stockholders.

“Anti-takeover” provisions and the regulations to which we are subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in Delaware law and our certificate of incorporation and bylaws, as well as regulatory approvals that would be required under federal law, could make it more difficult for a third party to take control of us and may prevent stockholders from receiving a premium for their shares of our common stock. These provisions could adversely affect the market value of our common stock and could reduce the amount that stockholders might get if we are sold.

11

Our certificate of incorporation provides for, among other things:

•	A classified board of directors so that no more than one-third of the directors stand for election in any year;
•	Limitations on the ability of stockholders to call a special meeting of stockholders;
•	The approval by a super-majority of outstanding shares to approve certain change of control transactions and amend certain provisions of the certificate of incorporation and by-laws; and
•	The tax preservation provisions of the certificate of incorporation.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. We believe that these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board and by providing our board with more time to assess any acquisition proposal. However, these provisions apply even if the offer may be determined to be beneficial by some stockholders and could delay or prevent an acquisition that our board determines is not in the best interest of our stockholders.

Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the Federal Savings and Loan Holding Company Act, the Bank Holding Company Act of 1956 and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

We are a party to an agreement with the Federal Reserve-Chicago and the IDFPR that limits our operating autonomy

The Bank entered into an agreement with the Federal Reserve-Chicago and the IDFPR in 2009. The Agreement describes commitments made by the Bank to address and strengthen banking practices. The Agreement results in the Bank’s ineligibility for certain actions and expedited approvals without the prior written consent and approval of the Federal Reserve-Chicago and the IDFPR. These prohibited actions include, among other things, the Bank paying dividends to the Company, the Company paying dividends on its outstanding stock, distributions of interest or principal on subordinated debentures and Trust Preferred securities, the Company increasing its debt level and the Company redeeming or repurchasing any shares of its stock.

A small number of institutional investors, including a stockholder affiliated with one of our directors, owns a significant percentage of our common stock and may vote their shares in a manner that you may consider inconsistent with your best interest or the best interest of our stockholders as a whole.

Capital Z Partners Centrue AIV, L.P. (“Capital Z AIV”) which is affiliated with one of our directors, currently beneficially owns, in the aggregate, approximately 23.64% of our outstanding common stock. As a result, Capital Z AIV, in its capacity as a stockholder, will have the ability to vote a significant percentage of our outstanding common stock on all matters put to a vote of our stockholders, including the election of our board of directors and certain other significant corporate transactions, such as a merger or acquisition transaction. On any such matter, the interests of Capital Z AIV may not coincide with the interests of the other holders of our common stock and any such difference in interests may result in Capital Z AIV voting its shares in a manner inconsistent with the interest of other stockholders of the Company. It is also possible that Capital Z AIV may sell or otherwise dispose of all or a significant portion of the remaining shares it holds which could adversely affect the market price of our common stock and, accordingly the value of your investment in us may decrease. In addition to Capital Z AIV, two other investment funds that acquired shares of our common stock in our recapitalization own, in the aggregate, approximately 19.64% of our outstanding common stock. The interests of these stockholders may not coincide with the interests of the other holders of our common stock and these holders may vote their shares in a manner inconsistent with the interest of other stockholders of the Company. These stockholders could also sell or otherwise dispose of all or a significant portion of the shares they hold which could adversely affect the market price of our common stock and, accordingly the value of your investment in us may decrease. Capital Z AIV, FJ Capital Management, LLC, and Stieven Capital Advisors, L.P. have made passivity commitments to the Federal Reserve Board with regard to their ownership interest in the Company.

12

Risks Related to Our Industry

Our business may be adversely affected by the slow economic recovery, current conditions in the financial markets, the real estate market and economic conditions generally.

The slow economic recovery has continued to result in decreased lending by some financial institutions to their customers and to each other. This has continued to result in a lack of customer confidence, increased market volatility and a widespread reduction in general business activity. Competition among financial institutions for deposits and loans continues to be high, and access to deposits or borrowed funds remains lower than average.

The soundness of other financial institutions could materially and adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Transactions with other financial institutions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk is likely to be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. Any losses resulting from such defaults by us, our counterparties or our clients could materially and adversely affect our results of operations.

Competition in the financial services industry is intense and could result in losing business or reducing margins.

We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes, and continued consolidation. We face aggressive competition from other lending institutions and from numerous other providers of financial services. The ability of non-banking financial institutions to provide services previously limited to commercial banks has intensified competition. Because non-banking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures.

Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which we conduct business. As a result of these various sources of competition, we could lose business to competitors or be forced to price products and services on less advantageous terms to retain or attract clients, either of which would adversely affect our profitability.

We continually encounter technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition, results of operations and cash flows.

Risks Related to Recent Market, Legislative and Regulatory Events

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

We and the Bank are subject to extensive regulation, supervision, and legal requirements that govern almost all aspects of our operations. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividends or distributions that the Bank can pay to us, restrict the ability of institutions to guarantee our debt, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles. Changes to statutes, regulations, or regulatory policies, including interpretation or implementation of statutes, regulations, or policies, could affect us adversely, including limiting the types of financial services and products we may offer and/or increasing the ability of non-banks to offer competing financial services and products. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

13

Federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

Federal banking agencies, including the Federal Reserve Board and the IDFPR, periodically conduct examinations and inspections of our business, including compliance with laws and regulations. If, as a result of an examination, a federal or state banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or the Bank or its management were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our or the Bank’s capital, to restrict our growth, to assess civil monetary penalties against us, our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s deposit insurance.

Expansion plans may require regulatory approvals, and failure to obtain them may restrict our growth.

We must generally receive federal regulatory approval before we can acquire an institution or business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on the competition, our financial condition, and our future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act (“CRA”)), the effectiveness of the acquiring institution in combating money laundering activities, and the existence of any outstanding enforcement actions. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. The failure to obtain required regulatory approvals may impact our business plans and restrict our growth.

Financial institutions, such as the Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the USA Freedom Act of 2015, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, U.S. Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control. In order to comply with regulations, guidelines and examination procedures in this area, we have dedicated significant resources to the development of our anti-money laundering program, adopting enhanced policies and procedures and implementing a robust automated anti-money laundering software solution. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plans.

We are subject to the CRA and fair lending laws, and failure to comply with these laws could lead to material penalties.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

14

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings.

Market developments have significantly depleted the Deposit Insurance Fund (“DIF”) of the FDIC and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations.

The Dodd-Frank Act requires the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and certain bank and savings and loan holding companies. In July 2013, the federal banking agencies published the Basel III Capital Rules that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules apply to banking organizations, including the Bank. As a small bank holding company (i.e., one with less than $1.0 billion in total assets and meeting certain other criteria), the Basel III Capital Rules do not apply to the Company.

The Basel III Capital Rules became effective as applied to the Bank on January 1, 2015, with a phase in period that generally extends from January 1, 2015 through January 1, 2019. Since the effective date of Basel III the Bank has not experienced any material impact involving the new rules. Subsequent potential rules adjustment by the regulatory governing bodies could still impact the Company or the Bank when they become effective. In 2015, the Bank elected to opt-out of including the impact of certain unrealized capital gains and losses in its calculation of regulatory capital.

The fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings.

The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. The resultant changes in interest rates can also materially decrease the value of certain financial assets we hold, such as debt securities. Its policies can also adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and difficult to predict.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements.” These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include those noted under the caption “Risk Factors” beginning on page 5 of this prospectus. Readers should carefully review this information as well as the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

15

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

DIVIDEND POLICY

We will not pay dividends until such time as we are generating sufficient net income to support payment of any such dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, any contractual limitations on our ability to declare and pay dividends, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

The declaration of dividends on our shares of common stock is subject to statutory and regulatory requirements. Specifically, the Federal Reserve Board has issued a policy statement proving that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Federal regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with the its capital needs and overall financial condition. The Company is currently a party to a written agreement with the Federal Reserve-Chicago and IDFPR. Among other things, this agreement prohibits the Company from paying dividends and the Bank from paying dividends to the Company without prior written consent and approval of both the Federal Reserve-Chicago and IDFPR.

Dividends we can declare and pay to our stockholders will depend, in part, upon receipt of dividends from the Bank, because we will have no source of income other than dividends from the Bank. Under the Illinois Banking Act, Illinois-chartered banks may not pay dividends in excess of their net profits then on hand, after deducting losses and bad debts. Effective August 13, 2015, Illinois Banking Act was amended to address this dividend issue by authorizing a state bank to restate its capital accounts to eliminate a deficit in its undivided profits account so long as prior to the restatement the bank receives the prior written approval of the IDFPR. Since this legislation has been adopted, the Company could, with the permission of the IDFPR, restate its capital accounts and begin paying dividends again.

The Federal Reserve Act also imposes limitations on the amount of dividends that may be paid by state member banks, such as the Bank. Generally, a member bank may pay dividends out of its undivided profits, in such amounts and at such times as the bank’s board of directors deems prudent. Without prior Federal Reserve Board approval, however, a state member bank may not pay dividends in any calendar year which, in the aggregate, exceed such bank’s calendar year-to-date net income plus such bank’s retained net income for the two preceding calendar years, less any required transfers to additional paid-in capital or to a fund for the retirement of preferred stock.

The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. In addition, notwithstanding the availability of funds for dividends, the Federal Reserve Board may prohibit the payment of any dividends by the Bank if the Federal Reserve Board determines such payment would constitute an unsafe or unsound practice. As discussed above, the Agreement requires the Bank to obtain the prior written consent of the Federal Reserve-Chicago for the payment of dividends.

During 2015, the Bank does not expect to pay dividends to the Company. The Company’s board of directors may seek permission to pay dividends on outstanding Series D Preferred Stock, however.

16

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Each of the selling stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Selling Stockholders” see page 61 for more information.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of the Company for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding the Company contained elsewhere in this prospectus, including the consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results to be achieved for all of 2015 or any other interim period. Common shares and per share amounts for all periods shown have been restated to reflect the impact of the reverse stock split the Company completed effective May 29, 2015.

	As of and For the Six Months Ended	As of and For the Years Ended
	6/30/15	12/31/14	12/31/13
Statement of Income Data
Interest income	$13,741	$27,595	$28,181
Interest expense	1,255	3,500	4,259
Net interest income	12,486	24,095	23,922
Provision for loan losses	—	7,202	3,425
Net interest income (loss) after provision for loan losses	12,486	16,893	20,497
Noninterest income	6,603	12,810	16,699
Noninterest expense	16,136	34,214	33,516
Income (loss) before income taxes	2,953	(4,511)	3,680
Income taxes (benefit)	33	—	—
Net income (loss)	$2,920	$(4,511)	$3,680
Net income (loss) for common stockholders (1)	$15,582	$(8,080)	$1,480
Per Share Data
Basic earnings (loss) per common share (1)	$4.62	$(44.81)	$7.32
Diluted earnings (loss) per common share (1)	4.62	(44.81)	7.32
Cash dividends on common stock	NM	NM	NM
Dividend payout ratio for common stock	NM	NM	NM
Book value per common share	$12.37	$(32.93)	$13.37
Tangible book value per common share	12.16	(45.04)	(0.39)
Basic weighted average common shares outstanding	3,370,276	180,320	202,115
Weighted average common shares outstanding	3,370,276	180,320	202,115
Common shares outstanding	6,485,218	151,122	202,115
Balance Sheet
Assets
Cash and cash equivalents	$35,732	$49,167	$70,748
Securities	198,463	141,473	163,869
Loans held for sale	169	364	653
Loans	586,809	553,200	565,518
Allowance for loan losses	(8,645)	(7,981)	(11,637)
Loans, net of allowance	578,164	545,219	553,881
Other real estate owned, net	9,777	10,256	23,318
Other assets	68,710	70,610	70,409
Total assets	891,015	817,089	882,878
17

	As of and For the Six Months Ended	As of and For the Years Ended
	6/30/15	12/31/14	12/31/13
Liabilities and stockholders’ equity
Non-interest bearing deposits	142,723	144,633	139,185
Interest bearing deposits	557,395	554,191	615,160
Total deposits	700,118	698,824	754,345

Non-deposit funding	103,454	77,829	83,409
Other liabilities	4,615	10,108	9,253
Total liabilities	808,187	786,761	847,007
Stockholders’ equity	82,828	30,328	35,871
Total liabilities and stockholders’ equity	$891,015	$817,089	$882,878
Earnings Performance Data
Return (loss) on average total assets	0.69%	(0.52)%	0.41%
Return (loss) on average stockholders’ equity	10.27	(12.42)	13.51
Net interest margin (2)	3.46	3.33	3.21
Efficiency ratio (3)	83.84	87.48	86.96
Asset Quality Data
Nonperforming assets to total end of period assets	1.80%	2.20%	5.93%
Nonperforming loans to total end of period loans	1.06	1.40	5.13
Net loan charge-offs (recoveries) to total average loans	(0.12)	1.90	1.92
Allowance for loan losses to total end of period loans	1.47	1.44	2.06
Allowance for loan losses to nonperforming loans	139.01	102.99	40.06
Nonperforming loans	$6,219	$7,749	$29,052
Nonperforming assets	15,996	18,005	52,370
Net loan charge-offs	(664)	10,858	10,736
Capital Ratios
Total risk-based capital ratio	16.41%	9.64%	10.22%
Common equity tier 1 risk-based capital ratio	11.88	NM	NM
Tier 1 leverage ratio	12.14	4.93	5.22
(1)	Net income for common stockholders was significantly impacted by a GAAP requirement that any discount received on preferred stock redemption be attributed back to common stockholders. This non-recurring item reflects the retirement of the Series C Preferred stock for $19.0 million which had outstanding par value of $32.7 million less $1.0 million of unpaid dividends cumulating prior to the retirement (as noted in the Statements of Income (Loss) and note 16.), resulting in the $12.7 million addition to net income for common stockholders. This impacts the earnings per share data, but does not impact the income statement, book value or any of the earnings performance ratios.
(2)	Tax-equivalent net interest income divided by average earning assets.
(3)	Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income ($162 thousand, $324 thousand and $473 thousand; for June 30, 2015 and December 31, 2014 & 2013, respectively), and gains on sale of assets.

(NM) Not meaningful.

MARKET FOR THE COMMON STOCK

Our common stock is not currently listed on a national securities exchange. Trades in our common stock are quoted on the OTC Pink operated by OTC Markets Group, Inc. under the symbol “CFCB.” Effective as of ______, our common stock will be traded on the NASDAQ Capital Market under the symbol “CFCB.”

18

The following table sets forth the high and low bid quotations for shares of our common stock for the periods indicated. The stated high and low bid quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. The per share prices have been adjusted to reflect the one-for-thirty reverse split effective May 29, 2015. As of the close of business on August 31, 2015, there were 6,485,218 shares of our common stock outstanding, including 4,799,211 publicly held shares (shares held by stockholders other than affiliates of the company), and approximately 752 stockholders of record of the company.

	Bid Price Per
	Share
	High	Low
Calendar Year 2015

Second quarter	$19.65	$10.80
First quarter	$15.60	$10.80

Year Ending December 31, 2014

Fourth quarter	$21.61	$13.05
Third quarter	27.00	13.65
Second quarter	31.20	21.60
First quarter	35.10	24.90

Year Ended December 31, 2013

Fourth quarter	$40.20	$21.75
Third quarter	42.00	30.90
Second quarter	47.40	31.50
First quarter	34.80	9.90

REGULATORY CAPITAL COMPLIANCE

The Company and the Bank (“Regulated Companies”) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by these regulators that, if undertaken, could have a direct material effect on the Company’s Consolidated Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Regulated Companies must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Regulated Companies to maintain minimum amounts and ratios (set forth in the table below) of total, common equity Tier 1 (“CET1”) and Tier 1 capital to risk-weighted assets, and of Tier 1 Capital to average assets. Tier 1 Capital includes common stockholders’ equity, qualifying preferred stock and Trust Preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value). CET1 is a subset of Tier 1 capital and is limited to common equity (plus related surplus), retained earnings, accumulated other comprehensive income and certain other items. Other instruments that have historically qualified for Tier 1 treatment, including non-cumulative perpetual preferred stock, are consigned to a category known as Additional Tier 1 capital and must be phased out over a period of nine years beginning in 2014. The rules permit bank holding companies with less than $15 billion in assets (such as us) to continue to include trust preferred securities and non-cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not CET1. Total Capital includes Tier 1 Capital plus preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, subordinated debt and the allowance for loan and lease losses, subject to limitations by the guidelines.

On July 2, 2013, the Federal Reserve Board and the FDIC approved rules that implement the “Basel III” regulatory capital reforms, as well as certain changes required by the Dodd-Frank Act. The rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets, which is in addition to the Tier 1 and Tier 2 risk-based capital requirements. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. Based on the Company’s current capital composition and levels, management does not presently anticipate that the rules present a material risk to the Company’s financial condition or results of operations.

19

Basel III also introduced changes to risk-weightings and treatment of Accumulated Other Comprehensive Income (AOCI). In 2015, the Bank made a one-time available election to opt-out of the impact of certain unrealized capital gains and losses in AOCI being included in regulatory capital. There is no opportunity to change methodology in future periods.

On March 31, 2015, the Company completed a common stock offering and capital infusion into the Bank. See Note 1 to the Audited Financial Statements for additional disclosure.

	Actual		To Be Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2015 (Unaudited)
Total capital (to risk-weighted assets)
Centrue Financial	$113,369	16.4%	$55,276	8.0%	N/A	N/A	%
Centrue Bank	111,082	16.1	55,159	8.0	68,949	10.0
Common equity tier I (to risk-weighted assets)
Centrue Financial	$82,096	11.9	$31,093	4.5	N/A	N/A
Centrue Bank	102,463	14.9	31,027	4.5	44,817	6.5
Tier I capital (to risk-weighted assets)
Centrue Financial	$104,732	15.2	$41,457	6.0	N/A	N/A
Centrue Bank	102,463	14.9	41,369	6.0	55,159	8.0
Tier I leverage ratio (to average assets)
Centrue Financial	$104,732	12.1	$38,825	4.5	N/A	N/A
Centrue Bank	102,463	11.9	38,811	4.5	43,123	5.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to address the significant factors affecting our Consolidated Statements of Income for the years 2013 through 2014 and the first six months of 2015 and 2014; and Consolidated Balance Sheets as of June 30, 2015, December 31, 2014 and 2013. When we use the terms “Centrue,” the “Company,” “we,” “us,” and “our,” we mean Centrue Financial Corporation, a Delaware corporation, and its consolidated subsidiary. When we use the term the “Bank,” we are referring to our wholly owned banking subsidiary, Centrue Bank.

Management’s discussion and analysis (“MD&A”) should be read in conjunction with the consolidated financial statements of the Company and the accompanying notes thereto. Unless otherwise stated, all earnings per share data included in this section and throughout the remainder of this discussion are presented on a fully diluted basis. All financial information in the following tables is displayed in thousands (000s), except per share data.

General

Centrue is a bank holding company organized under the laws of the State of Delaware. The Company provides a full range of products and services to individual and corporate customers extending from the far western and southern suburbs of the Chicago metropolitan area across central Illinois down to the metropolitan St. Louis area. These products and services include demand, time, and savings deposits; lending; mortgage banking, brokerage, asset management, and trust services. Brokerage, asset management, and trust services are provided to our customers on a referral basis to third party providers. The Company is subject to competition from other financial institutions, including banks, thrifts and credit unions, as well as nonfinancial institutions providing financial services. Additionally, the Company and its subsidiary, Centrue Bank, are subject to regulations of the Federal Reserve Board, FDIC and IDFPR and undergo periodic examinations by those regulatory agencies.

20

Overview

On June 30, 2006, Centrue Financial Corporation entered into a merger agreement with UnionBancorp, Inc. This business combination was structured as a merger of equals with Centrue merging with and into UnionBancorp, with the combined entity adopting the name Centrue Financial Corporation. During the period between the execution of the merger agreement and the closing of the transaction, Centrue opened a Loan Production Office (“LPO”) in a new market and hired a commercial lending team that specialized in Land Development, Construction and Non-Owner Occupied Commercial Real Estate. The merger closed on November 13, 2006.

After the merger was completed, the Company:

•	Operated with a bifurcated business model with the LPO used as the principal lending market and the North Central Illinois markets positioned as deposit-gathering areas.
•	Put in place an incentive compensation plan for the new commercial lending team in the LPO that was tied primarily to loan growth. This aggressive compensation model was not aligned with Company-wide goals, lacked accountability, and lacked any offsetting asset quality factors.
•	Utilized a regional-based credit administration structure (i.e. underwriting, approval, document preparation, credit analysis, and portfolio management) which lead to hyper loan growth in the LPO market without appropriate corresponding risk management monitoring and controls.

Fueled by the lending activities in the LPO market, loans increased rapidly post-merger. The year-end table below illustrates the rapid loan growth and subsequent deterioration:

	2010	2009	2008	2007	2006
Assets	$1,105,162	$1,312,684	$1,401,881	$1,364,999	$1,283,025
Loans	$721,871	$885,095	$1,004,390	$957,285	$836,944
Net Income (Loss)	$(67,727)	$(39,889)	$6,183	$11,116	$4,980
Provision for loan losses	$34,600	$52,049	$8,082	$675	$(1,275)
Nonperforming assets to total assets	8.65%	7.40%	1.64%	0.51%	1.08%
Nonperforming loans to total loans	9.70%	9.14%	1.03%	0.43%	1.40%
Net loan charge-offs to total average loans	5.47%	2.74%	0.38%	0.08%	0.23%
Allowance for loan losses to total loans	4.37%	4.62%	1.50%	1.12%	1.29%
Allowance for loan losses to nonperforming loans	45.02%	50.59%	145.55%	262.96%	92.14%

This lending and oversight structure, coupled with the economic downturn in the financial sector, led to elevated problem assets, high cost of funding, losses to shareholders, diminished capital levels, deferred TRUPs interest payments, deferred TARP preferred stock dividends, entering into a written agreement with the Federal Reserve Chicago and IDFPR, and appointment by the U.S. Treasury of two directors to our board of directors in September 2011.

Our current CEO, Kurt R. Stevenson, was appointed on September 22, 2011. With the support of the board of directors, he immediately set out a strategy to accomplish the following:

•	Shift from an internal focus of defense to offense, i.e. stabilization of the balance sheet.
•	Significantly upgrade management and the commercial lending team.
•	Improve credit underwriting.
•	Reinvigorate the sales culture.
•	Improve the product suite by further development of treasury management and e-channel solutions.
•	Make progress towards exiting the Written Agreement.

As shown in the table below, loans stabilized as asset quality metrics were reduced in the first three and half years of Mr. Stevenson’s tenure as CEO. Organic efforts to reduce nonperforming loans and strategic bulk asset sales have brought the nonperforming assets to total assets ratio at the end of 2011 from 7.69% to 1.80% at June 30, 2015.

	June 30,
	2015	2014	2013	2012	2011
Assets	$891,015	$817,089	$882,878	$903,774	$967,984
Loans	$586,978	$545,583	$554,534	$559,014	$582,395
Net Income (Loss)	$2,920	$(4,511)	$3,680	$(3,888)	$(10,572)
Provision for loan losses	$—	$7,202	$3,425	$9,725	$11,375
Nonperforming assets to total assets	1.80%	2.21%	5.92%	7.40%	7.69%
Nonperforming loans to total loans	1.06%	1.39%	5.05%	6.65%	7.61%
Net loan charge-offs to total average loans	(0.12%)	1.88%	1.90%	2.11%	3.21%
Allowance for loan losses to total loans	1.47%	1.44%	2.04%	3.37%	3.62%
Allowance for loan losses to nonperforming loans	139.01%	102.99%	40.31%	50.50%	47.47%

21

Our initiatives to better position the Company’s operations and attractiveness to capital markets by stabilizing earnings and net interest margin, improving capital levels, reducing criticized loans and increasing sound borrowings and core deposits resulted in our $76.0 million recapitalization that closed on March 31, 2015.

With the recapitalization completed, our strategic priorities going forward include the following:

1.	Grow quality top-line revenue
a.	Improve net interest income and net interest margin
b.	Increase fee income
c.	Fully implement a sales culture
2.	Create a leaner, more efficient organization
a.	Decrease cost structure through continuous fiscal discipline
b.	Leverage existing sales-support functions
3.	Preserve asset quality
a.	Maintain sound/prudent underwriting for loans
b.	Continue to reduce problem loans and dispose of other real estate owned
4.	Attractive, retain and engage high performing employees
a.	Sustain a competitive and agile compensation and benefits package
b.	Enhance employee engagement by deepening career opportunities and path
5.	Manage capital to maximize shareholder returns
a.	Accelerate earnings and commercial loan growth
b.	Enhance shareholder returns

Centrue’s board of directors and management team are aligned with the strategic directive to be the “Bank of Choice” in the markets we serve for the benefit of all stakeholders. We continue to operate under a written agreement with the Federal Reserve Bank of Chicago and IDFPR. The termination of the written agreement is subject to final regulatory verification that all terms have been satisfactorily met upon an examination of the Company.

Critical Accounting Policies and Estimates

Critical accounting estimates are those that are critical to the portrayal and understanding of Centrue’s financial condition and results of operations and require management to make assumptions that are difficult, subjective or complex. These estimates involve judgments, estimates and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending on the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Centrue’s significant accounting policies are described in Note 1 in the Notes to the Consolidated Financial Statements. The majority of these accounting policies do not require management to make difficult, subjective or complex judgments or estimates or the variability of the estimates is not material. However, the following policies are deemed critical:

22

Securities: Securities are classified as available-for-sale when Centrue may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields on alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income. All of Centrue’s securities are classified as available-for-sale. For all securities, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Due to the limited nature of the market for certain securities, the fair value and potential sale proceeds could be materially different in the event of a sale.

Realized securities gains or losses are reported in securities gains (losses), net in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Declines in the fair value of available for sale securities below their amortized cost are evaluated to determine whether the loss is temporary or other-than-temporary. If the Company (a) has the intent to sell a debt security or (b) is more likely than not will be required to sell the debt security before its anticipated recovery, then the Company recognizes the entire unrealized loss in earnings as an other-than-temporary loss. If neither of these conditions are met, the Company evaluates whether a credit loss exists. The impairment is separated into (a) the amount of the total impairment related to the credit loss and (b) the amount of total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings and the amount related to all other factors is recognized in other comprehensive income.

The Company also evaluates whether the decline in fair value of an equity security is temporary or other-than-temporary. In determining whether an unrealized loss on an equity security is temporary or other-than-temporary, management considers various factors including the magnitude and duration of the impairment, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to hold the equity security to forecasted recovery.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Credit exposures deemed to be uncollectible are charged-off against the allowance, while recoveries of amounts previously charged-off are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Additions to the allowance for loan losses are charged to operating expense through the provision for loan losses. The amount charged to operating expense in any given year is dependent upon a number of factors including historic loan growth and changes in the composition of the loan portfolio, net charge-off levels, and the Company’s assessment of the allowance for loan losses.

The allowance for loan losses is based on an estimation computed pursuant to the requirements of Financial Accounting Standards Board guidance and rules stating that the analysis of the allowance for loan losses consists of three components:

•	Specific Component. The specific credit allocation component is based on an analysis of individual loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification for which the recorded investment in the loan exceeds its fair value. The fair value of the loan is determined based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the market price of the loan, or, if the loan is collateral dependent, the fair value of the underlying collateral less cost of sale. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values;
•	Historical Loss Component. The historical loss component is mathematically based using a modified loss migration analysis that examines historical loan loss experience for each loan category. The loss migration is performed quarterly and loss factors are updated regularly based on actual experience. The general portfolio allocation element of the allowance for loan losses also includes consideration of the amounts necessary for concentrations and changes in portfolio mix and volume; and
•	Qualitative Component. The qualitative component requires qualitative judgment and estimates reserves based on general economic conditions as well as specific economic factors believed to be relevant to the markets in which the Company operates. The process for determining the allowance (which management believes adequately considers all of the potential factors which might possibly result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change.
23

To the extent actual outcomes differs from management estimates, additional provision for loan losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

Other Real Estate Owned: Other real estate owned includes properties acquired in partial or total satisfaction of certain loans. Properties are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the fair value, which represents the estimated sales price of the properties on the date acquired less estimated selling costs. Any write-downs in the carrying value of a property at the time of acquisition are charged against the allowance for loan losses. Management periodically reviews the carrying value of other real estate owned. Any write-downs of the properties subsequent to acquisition, as well as gains or losses on disposition and income or expense from the operations of other real estate owned, are recognized in operating results in the period they are realized.

Deferred Income Taxes: The Company assessed whether a valuation allowance should be established against their deferred tax assets (DTAs) based on consideration of all available evidence using a “more likely than not” standard. The most significant portions of the deductible temporary differences relate to (1) net operating loss carryforwards (2) the allowance for loan losses and (3) fair value adjustments on other real estate owned properties.

In assessing the need for a valuation allowance, both the positive and negative evidence about the realization of DTAs were evaluated. Tax planning strategies that are prudent and feasible, and the reversal of deductible temporary differences that can be offset by taxable temporary differences and future taxable income.

After evaluating all of the factors previously summarized and considering the weight of the positive evidence compared to the negative evidence, the Company determined a full valuation allowance was necessary as of June 30, 2015, December 31, 2014 and December 31, 2013. Our assessment of our ability to realize the deferred tax asset was primarily based on our net losses during recent years.

Results of Operations

Comparison for the Six Months Ended June 30, 2015 and 2014.

Net income equaled $2.9 million or $4.62 per common share for the six month period ended June 30, 2015 as compared to net income of $0.9 million or ($4.18) per common share for the six month period ended June 30, 2014.

The Company’s first half results for 2015 were positively impacted by a $1.8 million gain on extinguishment of debt as matured debt was settled in conjunction with the Company’s common stock offering that occurred during the period. No provision for loan losses was taken during the period, compared to $1.6 million in the same period in 2014. The significant reduction in nonperforming assets that occurred between periods, highlighted by a $35.2 million bulk asset sale completed in the fourth quarter of 2014, was the main driver behind the reduction in provision expense and overall improvement in asset quality ratios.

As part of the Company’s common stock offering, Series C preferred stock was redeemed at a discount of $13.7 million. This amount was added to net income available to common stockholders and was the driver behind the $4.62 earnings per common share. Excluding the aforementioned items and the gain from debt extinguishment, earnings per common share would have been $0.05 per common share for the period.

Comparison for the Years Ended December 31, 2014 and 2013.

Net loss equaled $4.5 million or ($44.81) per common share for the year ended December 31, 2014 as compared to net income of $3.7 million or $7.32 per common share for the year ended December 31, 2013.

The Company’s annual results for 2014 and 2013 were both impacted by unusual nonrecurring items. The bulk asset sale that included $27.5 million of classified loans and $7.7 million of OREO in December 2014 generated a $3.9 million loss in the period and in 2013 there were $5.2 million of securities gains which included $4.7 million in gains from the sale of pooled trust preferred securities. Excluding these items, the Company would have a 2014 loss of $0.6 million compared to a loss of $1.6 million for 2013.

24

Net Interest Income/ Margin

Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred for the funding sources used to finance these assets. Changes in net interest income generally occur due to fluctuations in the volume of earning assets and paying liabilities and rates earned and paid, respectively, on those assets and liabilities. The net yield on total interest-earning assets, also referred to as net interest margin, represents net interest income divided by average interest-earning assets. Net interest margin measures how efficiently the Company uses its earning assets and underlying capital. The Company’s long-term objective is to manage those assets and liabilities to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risks. For purposes of this discussion, both net interest income and margin have been adjusted to a fully tax equivalent basis for certain tax-exempt securities and loans.

First Six Months 2015 compared to First Six Months 2014.

Net interest income, on a tax equivalent basis, increased by $0.4 million from $12.1 million earned during the first six months of 2014 to $12.5 million for the first six months of 2015. This was the result of a decrease in interest expense from time deposits and notes payable.

Tax-equivalent interest income declined $0.2 million as compared to the same period in 2014 based on a decrease of $8.5 million in interest-earning assets. The decrease in interest-earning assets was largely due to a reduction in problem and troubled loans related to strategic initiatives to reduce balance sheet risk highlighted by a bulk asset sale in late fourth quarter 2014.

Interest expense declined $0.6 million as compared to the same period in 2014 based on a decrease of $54.8 million in interest-bearing liabilities reducing interest expense by $0.1 million. The decrease in interest-bearing liabilities was largely due to strategic initiatives to reduce high cost time deposits with proceeds from successful troubled loan workouts and the bulk asset sale. Also the debt extinguishment as part of the March 31, 2015 common stock offering lowered interest expense for the second quarter of 2015. A 14 basis point decline in total funding costs reduced interest expense by $0.5 million as the pricing on deposits were lowered and maturing time deposits either repriced at significantly lower rates or were not retained.

The net interest margin increased 15 basis points to 3.46% for the six month period ended June 30, 2015 from 3.31% during the same period in 2014. Positively impacting the margin was a reduction in the Company’s cost of interest-bearing liabilities due to maturity of higher rate time deposits and the decline in market interest rates. Negatively impacting the margin was average loan volume decline and lower coupon income with adjustable resets in the security portfolio.

2014 compared to 2013.

Net interest income, on a tax equivalent basis, increased $0.1 million from $24.1 million earned during the full year 2013 to $24.2 million for the full year 2014. This was the result of a decrease in interest expense more than offsetting a decrease in interest income.

Tax-equivalent interest income declined $0.6 million as compared to 2013 based on a decrease of $21.5 million in interest-earning assets reducing interest income by $0.8 million. The decrease in interest-earning assets was largely due to a reduction in securities. A three basis point increase in the average yield on interest-earning assets improved interest income by $0.2 million as nonaccrual loans were replaced with new loans and lower yielding securities were sold and replaced with higher yielding instruments.

Interest expense declined $0.8 million as compared to 2013 based on a $33.1 million decrease in interest-bearing liabilities reducing interest expense by $0.2 million. The decrease in interest-bearing liabilities was largely due to strategic initiatives to reduce high cost time deposits and FHLB advances with proceeds from successful troubled loan workouts and the bulk asset sale. A nine basis point decline in total funding costs reduced interest expense by $0.6 million as the pricing on deposits were lowered and maturing time deposits either repriced at significantly lower rates or were not retained.

The net interest margin increased 12 basis points to 3.33% for the year ended December 31, 2014 from 3.21% during the same period in 2013. Positively impacting the margin was a reduction in the Company’s cost of interest-bearing liabilities due to maturity of higher rate time deposits and the decline in market interest rates. Negatively impacting the margin was the cost of retaining surplus liquidity, average loan volume decline and the impact of nonaccrual loan interest reversals.

25

AVERAGE BALANCE SHEET
AND ANALYSIS OF NET INTEREST INCOME

	For the Six Months Ended June 30,
	2015			2014
	Average Balance(6)	Interest Income/ Expense	Average Rate	Average Balance(6)	Interest Income/ Expense	Average Rate
ASSETS

Interest-earning assets
Interest-earning deposits	$3,477	$34	1.97%	$3,468	$38	2.21%
Securities
Taxable(1)	153,804	1,226	1.61	149,286	1,223	1.65
Exempt from federal income taxes(1)(2)(3)	5,274	116	4.44	6,552	191	5.88
Total securities (tax equivalent)	159,078	1,342	1.70	155,838	1,414	1.83
Federal funds sold	3,521	13	0.74	5,620	22	0.79
Loans(4)(5)
Commercial	99,720	2,025	4.10	97,876	2,009	4.14
Real estate	461,881	10,296	4.50	473,696	10,416	4.43
Installment and other	2,943	85	5.82	2,616	77	5.94
Gross loans (tax equivalent)	564,544	12,406	4.43	574,188	12,502	4.39
Total interest-earnings assets	730,620	13,795	3.81	739,114	13,976	3.81

Noninterest-earning assets
Cash and cash equivalents	46,294			56,315
Premises and equipment, net	22,499			23,057
Other assets	49,148			57,401
Total nonearning assets	117,941			136,773
Total assets	$848,561			$875,887

LIABILITIES & STOCKHOLDERS’ EQUITY

Interest-bearing liabilities
NOW accounts	112,314	37	0.07	110,676	40	0.07
Money market accounts	119,665	105	0.18	121,687	118	0.20
Savings deposits	121,824	6	0.01	118,703	6	0.01
Time deposits	199,810	476	0.48	263,890	975	0.75
Federal funds purchased and repurchase
Agreements	17,523	24	0.28	17,067	25	0.30
Advances from FHLB	36,896	230	1.26	25,608	223	1.76
Notes payable	25,928	377	2.93	31,138	471	3.05
Total interest-bearing liabilities	633,960	1,255	0.40	688,769	1,858	0.54

Noninterest-bearing liabilities
Noninterest-bearing deposits	149,588			141,249
Other liabilities	7,664			9,778
Total noninterest-bearing liabilities	157,252			151,027
Stockholders’ equity	57,349			36,091
Total liabilities and stockholders’ equity	$848,561			$875,887

Net interest income (tax equivalent)		$12,540			$12,118

Net interest income (tax equivalent) to total earning assets			3.46%			3.31%

Interest-bearing liabilities to earning assets			86.77%			93.19%

(1) Average balance and average rate on securities classified as available-for-sale is based on historical amortized cost balances.

(2) Interest income and average rate on tax exempt securities and loans are reflected on a tax equivalent basis based upon a statutory federal income tax rate of 34%.

(3) In 2015 there was $152 in tax equivalent interest and $222 in 2014.

(4) Nonaccrual loans are included in the average balances; overdraft loans are excluded in the balances.

(5) Loan fees are included in the specific loan category.

(6) Average balances are derived from daily balances.

26

AVERAGE BALANCE SHEET
AND ANALYSIS OF NET INTEREST INCOME

	For the Years Ended December 31,
	2014			2013
	Average Balance(6)	Interest Income/ Expense	Average Rate	Average Balance(6)	Interest Income/ Expense	Average Rate
ASSETS

Interest-earning assets
Interest-earning deposits	$3,480	$81	2.33%	$3,096	$72	2.34%
Securities
Taxable(1)	140,494	2,272	1.62	173,231	2,120	1.22
Exempt from federal income taxes(1)(2)(3)	6,055	352	5.82	8,582	483	5.64
Total securities (tax equivalent)	146,549	2,624	1.79	181,813	2,603	1.43
Federal funds sold	5,620	40	0.71	5,620	45	0.79
Loans(4)(5)
Commercial	93,643	3,888	4.15	89,112	4,043	4.54
Real estate	476,430	20,935	4.39	467,717	21,409	4.58
Installment and other	2,698	166	6.14	2,601	188	7.22
Gross loans (tax equivalent)	572,771	24,989	4.36	559,430	25,640	4.58
Total interest-earnings assets	728,420	27,734	3.81	749,959	28,360	3.78

Noninterest-earning assets
Cash and cash equivalents	58,761			58,014
Premises and equipment, net	22,984			23,318
Other assets	56,689			58,449
Total nonearning assets	138,434			139,781
Total assets	$866,854			$889,740

LIABILITIES & STOCKHOLDERS’ EQUITY

Interest-bearing liabilities
NOW accounts	117,203	101	0.09	109,154	92	0.09
Money market accounts	122,968	237	0.19	123,440	251	0.20
Savings deposits	117,599	12	0.01	111,035	14	0.01
Time deposits	247,690	1,690	0.68	292,955	2,400	0.82
Federal funds purchased and repurchase
Agreements	18,560	55	0.30	17,905	51	0.29
Advances from FHLB	26,466	450	1.70	29,087	496	1.71
Notes payable	31,138	955	3.07	31,138	955	3.07
Total interest-bearing liabilities	681,624	3,500	0.51	714,714	4,259	0.60

Noninterest-bearing liabilities
Noninterest-bearing deposits	139,260			129,992
Other liabilities	9,656			17,793
Total noninterest-bearing liabilities	148,916			147,785
Stockholders’ equity	36,314			27,241

Total liabilities and stockholders’ equity	$866,854			$889,740

Net interest income (tax equivalent)		$24,234			$24,101

Net interest income (tax equivalent) to total earning assets			3.33%			3.21%

Interest-bearing liabilities to earning assets			93.58%			95.30%

(1) Average balance and average rate on securities classified as available-for-sale is based on historical amortized cost balances.

(2) Interest income and average rate on tax exempt securities and loans are reflected on a tax equivalent basis based upon a statutory federal income tax rate of 34%.

(3) In 2014 there was $406 in tax equivalent interest and $526 in 2013.

(4) Nonaccrual loans are included in the average balances; overdraft loans are excluded in the balances.

(5) Loan fees are included in the specific loan category.

(6) Average balances are derived from daily balances.

27

The Company’s net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change.” It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds referred to as “rate change.” The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate variances in proportion to the relationship of the absolute dollar amount of the change in each.

RATE/VOLUME ANALYSIS OF
NET INTEREST INCOME

	For the Six Months Ended June 30, 2015 vs. 2014			For the Years December 31, 2014 vs. 2013
	Change Due To:			Change Due To:
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Interest-earning deposits	$1	$(5)	$(4)	$9	$—	$9
Investment securities:
Taxable	44	(41)	3	(705)	857	152
Non-taxable	(24)	(51)	(75)	(153)	22	(131)
Federal funds sold	(7)	(2)	(9)	(2)	(3)	(5)
Loans	(174)	78	(96)	32	(683)	(651)
Total interest income	(160)	(21)	(181)	(819)	193	(626)

Interest expense:
NOW accounts	2	(5)	(3)	8	1	9
Money market accounts	3	(16)	(13)	5	(19)	(14)
Savings deposits	—	—	—	1	(3)	(2)
Time deposits	(170)	(329)	(499)	(167)	(543)	(710)
Federal funds purchased and repurchase agreements	1	(2)	(1)	2	2	4
Advances from FHLB	107	(100)	7	(45)	(1)	(46)
Notes payable	(81)	(13)	(94)	4	(4)	—
Total interest expense	(138)	(465)	(603)	(192)	(567)	(759)

Net interest income	$(22)	$444	$422	$(627)	$760	$133

Provision for Loan Losses

The Company did not record a provision for loan losses during the first six months of 2015 in comparison to $1.6 million recorded in the same period in 2014.

First Six Months 2015 compared to First Six Months 2014.

The Company did not record a provision for loan losses during the first six months of 2015 in comparison to $1.6 million recorded in the same period in 2014. The lack of need for a provision charge during the period was driven by the following factors:

•	No material migrations of performing loans to nonperforming status from year-end 2014 to June 30, 2015;
•	Charge-offs during the period were offset by recoveries, resulting in net recoveries for the first six months;
•	Asset quality significantly improved from the prior year as a result of bulk asset sale and successful troubled loan workout strategies;
•	Continued stabilization of collateral values.

Management continues to update collateral values and evaluate the level of specific allocations for impaired loans. As impaired loans have moved through the liquidation process, many of the previously established specific allocations have been charged off.

28

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with land development, residential and commercial real estate, and commercial development exposures. Should the economic climate deteriorate from current levels, more borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies could rise potentially requiring increases in the provision for loan losses.

2014 compared to 2013.

The 2014 provision for loan losses charged to operating expense totaled $7.2 million, an increase of $3.8 million in comparison to $3.4 million recorded in the 2013 period. The largest part of the increase was related to the bulk asset sale that was completed in late 2014 and increased the provision charge by $2.9 million. Additionally the provision level for 2014 was driven by more aggressive workout strategies as the Company made a significant improvement to asset quality during the year.

Noninterest Income

Noninterest income consists of a wide variety of fee-based revenues, including bank-related service charges on deposits, mortgage revenues and increases in cash surrender value on bank-owned life insurance.

First Six Months 2015 compared to First Six Months 2014.

Total noninterest income was $6.6 million for the first six months of both June 30, 2015 and June 30, 2014. Included in 2015 and 2014 noninterest income results were securities gains, gains related to the sale of OREO and other gains. Excluding these items from both periods, recurring noninterest income declined $0.3 million or 6.3% in 2015 versus 2014 levels. This decrease was primarily due to the decline in NSF and overdraft fees. Also contributing was a decrease in mortgage banking income due to lower production.

2014 compared to 2013.

Total noninterest income was $12.8 million for the year ended December 31, 2014, as compared to $16.7 million for the same period in 2013. This represented a decrease of $3.9 million in 2014 over the prior period. Included in 2014 and 2013 noninterest income results were securities gains, gains related to the sale of OREO and other gains. Excluding these items from both periods, recurring noninterest income declined $0.7 million or 6.4% in 2014 versus 2013 levels. This decrease was primarily due to a $0.6 million decrease related to reduced mortgage banking income due to lower production.

Noninterest Expense

Noninterest expense is comprised primarily of compensation and employee benefits, occupancy and other operating expense.

First Six Months 2015 compared to First Six Months 2014.

Noninterest expense totaled $16.1 million for the first six months of both June 30, 2015 and June 30, 2014. Included in noninterest expense results were OREO valuation adjustments. Excluding OREO valuations, noninterest expense increased $0.3 million in 2015 versus 2014 levels. Increases were recognized in salary and compensation due to higher commercial lender headcount however this increase was partially offset by lower FDIC costs.

2014 compared to 2013.

Noninterest expense totaled $34.2 million for the year ended December 31, 2014, as compared to $33.5 million for the same period in 2013. This represented an increase of $0.7 million or 2.1% in 2014 from 2013. Included in 2014 and 2013 noninterest expense results were OREO valuation adjustments. Excluding OREO valuations noninterest expense was flat in 2014 compared to 2013. Multiple categories saw expense improvement including: salary & benefits, marketing, loan processing and OREO carrying costs. These savings were offset by increasing occupancy, equipment and data processing costs.

29

Income Taxes

The Company recorded an immaterial tax expense for the six months ended June 30, 2015 despite having a full valuation allowance on its deferred tax assets. This was due to estimated Alternative Minimum Tax due on taxable income that could not be offset with net operating loss carry-forwards or credits per IRS guidelines. Excluding this expense, no tax expense or benefit was recorded for the full years 2014 and 2013 or six months ended June 30, 2015 and 2014 due to the Company’s deferred tax asset position.

Interest Rate Sensitivity Management

The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities) which are funded for the most part by interest-bearing liabilities (deposits and borrowings). All of the financial instruments of the Company are held for investment rather than trading purposes. Such financial instruments have varying levels of sensitivity of economic value to changes in market rates of interest, but also sensitivity in coupon income for adjustable rate instruments and reinvestment income of maturing instruments. The operating income and net income of the Bank depends, to a substantial extent, on “rate differentials,” i.e., the differences between the income the Bank receives from loans, securities, and other earning assets and the interest expense they pay to obtain deposits and other funding sources. These rates are highly sensitive to many factors that are beyond the control of the Bank, including general economic conditions and the policies of various governmental and regulatory authorities.

The Company measures its overall interest rate sensitivity through a multiple scenario analysis. The primary analysis measures the change in net interest income resulting from instantaneous hypothetical changes in interest rates. This analysis assesses the risk of changes in net interest income in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates. Due to the current rate environment, this analysis was done in 2015 using a 100 basis point decrease in rates versus the normal 100 to 300 basis point decrease. Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions including parallel shifts of market interest rates, loan and security prepayments, and deposit run-off rates and should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from the assumptions used in preparing the analysis. Further, the computations do not contemplate actions the Company may undertake in response to changes in interest rates. The interest rates scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.

The tables below present the Company’s projected changes in net interest income for June 30, 2015 and December 31, 2014 for the various rate shock levels.

	Change in Net Interest Income Over One Year Horizon
	June 30, 2015		December 31, 2014
	Change		Change
	$	%	$	%
+ 300 bp	$1,443	5.46%	$1,561	6.53%
+ 200 bp	925	3.50	978	4.09
+ 100 bp	485	1.83	499	2.09
Base	—	—	—	—
- 100 bp	(1,020)	(3.86)	(1,091)	(4.56)

Based on the Company’s model at June 30, 2015, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 3.5% or approximately $0.9 million. The effect of an immediate 100 basis point decrease in rates would decrease the Company’s net interest income by $1.0 million or 3.9%.

During the first half of 2015, management continued to position the balance sheet to generate a benefit to income in a rising interest rate environment. This was accomplished by allowing the fixed rate securities to run off and replacing them with adjustable rate securities. The loan portfolio had a lower amount of loans on which interest was not accruing at the end of the year, thus having a larger percentage of the total benefitting from rising interest rates. The primary factor increasing the benefit to the margin from rising interest rates was the greater percentage of funding coming from non-maturity deposits. These deposits tend to be less sensitive to rising interest rates as these are primarily transaction balances. This is somewhat related to the general industry trend of an influx of funds from money market mutual funds which will likely be less secure funding. This makes it necessary to invest these funds focusing on less volatile assets. With the influx of deposits into non-maturity accounts there was reduced dependence on time deposits and from wholesale funding. Time deposits and wholesale funding tend to have the highest sensitivity to rising interest rates and our reduced concentration of this type of funding allows greater benefit to the margin from rising interest rates.

30

Financial Condition

The Company offers a broad range of products, including commercial; agricultural production and agricultural real estate; construction, land and development; commercial real estate, 1-4 family mortgages; and consumer loans, designed to meet the credit needs of its borrowers. The Company’s loans are diversified by borrower and industry group.

Outstanding gross loans totaled $586.8 million at June 30, 2015 compared to $553.2 million at December 31, 2014, representing an increase of $33.6 million or 6.07%. This increase is primarily due to a combination of new organic loan growth and normal seasonal line draws. Competition for new commercial loan opportunities and loan renewals continues to be strong and pressure loan yields.

As of June 30, 2015 and December 31, 2014, commitments of the Bank under standby letters of credit and unused lines of credit totaled approximately $139.3 million and $115.3 million.

STATED LOAN MATURITIES (1)

	Within	1 to 5	After 5
	1 Year	Years	Years	Total
Commercial	$38,555	$33,301	$2,545	$74,401
Agricultural & AGRE	15,805	10,985	19,223	46,013
Construction, land & development	7,803	6,763	1,520	16,086
Commercial RE	39,911	221,864	85,429	347,204
1-4 family mortgages	14,043	37,625	48,052	99,721
Consumer	1,202	1,775	408	3,384
Total	$117,319	$312,313	$157,177	$586,809

(1) Maturities based upon contractual maturity dates

The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity.

Rate sensitivities of the total loan portfolio, net of unearned income, at June 30, 2015 were as follows:

LOAN REPRICING

	Within	1 to 5	After 5
	1 Year	Years	Years	Total
Fixed rate	$51,557	$200,985	$24,545	$277,087
Variable rate	59,754	111,160	132,614	303,528
Nonaccrual	6,008	168	18	6,194
Total	$117,319	$312,313	$157,177	$586,809

Nonperforming Assets

The Company’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on nonaccrual status. Loans are placed on nonaccrual status when there are serious doubts regarding the collectability of all principal and interest due under the terms of the loans. If a loan is placed on nonaccrual status, the loan does not generate current period income for the Company and any amounts received are generally applied first to principal and then to interest. It is the policy of the Company not to renegotiate the terms of a loan because of a delinquent status. Rather, a loan is generally transferred to nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days.

31

The classification of a loan as nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. The Bank makes a determination as to collectability on a case-by-case basis and considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. The final determination as to the steps taken is made based upon the specific facts of each situation. Alternatives that are typically considered to collect nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions.

Each of the Company’s commercial loans is assigned a risk rating at origination based upon an internally developed grading system. A separate credit administration department also reviews grade assignments on a quarterly basis. Management continuously monitors nonperforming, impaired, and past due loans in an effort to prevent further deterioration of these loans. The Company has an independent loan review function which is separate from the lending function and is responsible for the review of new and existing loans.

The following table sets forth a summary of nonperforming assets:

	June 30,	December 31,
	2015	2014	2013
Nonaccrual loans (including TDRs)	$6,194	$7,749	$28,871
TDRs still accruing interest	25	—	181
Loans 90 days past due and still accruing interest	—	—	—
Total nonperforming loans	$6,219	$7,749	$29,052
Other real estate owned	9,777	10,256	23,318
Total nonperforming assets	$15,996	$18,005	$52,370

Nonperforming loans to total end of period loans	1.06%	1.40%	5.13%
Nonperforming assets to total end of period loans	2.73	3.25	9.25
Nonperforming assets to total end of period assets	1.80	2.20	5.93

The Company’s level of nonperforming assets has declined significantly over the past two years mainly due to the sale of $35.2 million of troubled assets through the bulk asset sale completed on December 5, 2014 which included the sale of $9.5 million in nonaccrual loans and $7.7 million in OREO. Total nonperforming assets declined $2.0 million to $16.0 million, or 1.80% of total assets, at June 30, 2015 from $18.0 million at December 31, 2014. Total nonperforming assets included $0.03 million in troubled debt restructures, $9.8 million of foreclosed assets and repossessed real estate, and $6.2 million of nonaccrual loans compared to $10.3 million of foreclosed assets and $7.7 million of nonaccrual loans at December 31, 2014. Approximately 8.32% of total nonaccrual loans at June 30, 2015 were concentrated in land development, construction and commercial real estate credits. Additionally, $3.8 million or 60.99% of total nonaccrual loans represented a multi-family loan to one borrower.

Nonperforming Loans

Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased $1.5 million from December 31, 2014 to June 30, 2015, largely due to successful workout asset sale strategies.

The level of nonperforming loans to end of period loans was 1.06% as of June 30, 2015 as compared to 1.40% as of December 31, 2014 and 5.13% as of December 31, 2013. As a result of the decrease in the nonperforming loans, the allowance to nonperforming loan coverage ratio increased to 139.01% in the first six months of 2015 from 102.99% for the year ended December 31, 2014 and 40.06% as of December 31, 2013.

Other Real Estate Owned

Foreclosure of impaired loans has resulted in an increase in the level of other real estate owned (OREO) as foreclosed properties have been especially difficult to move in the current economic environment. OREO was $9.8 million as of June 30, 2015 compared to $10.3 million as of December 31, 2014 and $23.3 million as of December 31, 2013. During 2015, the Company transferred $0.1 million of foreclosed or repossessed real estate from the loan portfolio. OREO properties with a carrying value of $3.2 million were written down to their fair value of $3.1 million, resulting in a charge to earnings of $0.1 million. This compares to 2014 when OREO properties with a carrying value of $6.0 million were written down to their fair value of $4.5 million, which resulted in a charge to earnings of $1.5 million during the year.

32

The following table sets forth a summary of other real estate owned and other collateral acquired at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
	Net Book	Net Book
	Carrying Value	Carrying Value
Developed property	$5,725	$5,785
Vacant land or unsold lots	4,052	4,471
Total other real estate owned	$9,777	$10,256

Other Potential Problem Loans

The Company has other potential problem loans that are currently performing, but where some concerns exist regarding the nature of the borrowers’ projects in our current economic environment. As of June 30, 2015, management identified $0.4 million of loans that are currently performing but due to the economic environment facing these borrowers were classified by management as impaired. Impaired loans that are performing account for 6.63% of the loans deemed impaired during 2015. Excluding nonperforming loans and loans that management has classified as impaired, there are other potential problem loans that totaled $7.4 million at June 30, 2015 as compared to $8.5 million at December 31, 2014. The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny and closer monitoring is prudent under the circumstances. Such classifications relate to specific concerns for each individual borrower and do not relate to any concentration risk common to all loans in this group.

The Company proactively reviews loans for potential impairment regardless of the payment or performance status. This approach results in some relationships being classified as impaired but still performing.

Allowance for Loan Losses

At June 30, 2015, the allowance for loan losses was $8.6 million, or 1.47% of total loans, as compared to $8.0 million, or 1.44% of total loans, at December 31, 2014 and $11.6 million, or 2.06% of total loans, at December 31, 2013. The Company recorded no provision to the allowance for loan losses for the six months ended June 30, 2015 largely due to net recoveries of $0.7 million, a significant decrease in levels of nonperforming loans and stabilizing collateral values on troubled loans.

Activity in the Allowance for the six months ended June 30, 2015 and the years ended December 31, 2014 and December 31, 2013 was as follows.

	June 30, 2015	December 31, 2014	December 31, 2013
Beginning Balance	$7,981	$11,637	$18,948
(Net Charge-offs)/recoveries	664	(10,858)	(10,736)
Provisions	—	7,202	3,425
Ending Balance	$8,645	$7,981	$11,637

During December 2014, the Company entered into a bulk loan sale where $18.0 million of classified loans were sold, at a discount of approximately 24% of their carrying value. This bulk loan sale reduced the level of classified loans by 56.7%. The Allowance for these loans individually evaluated for impairment at the time of sale totaled $3.7 million.

The components of the Allowance for Loan Losses (“Allowance”) at June 30, 2015, December 31, 2014, and December 31, 2013 were as follows.

	June 30, 2015	December 31, 2014	December 31, 2013
	Total	Total	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$1,143	$1,555	$7,071
Loans collectively evaluated for impairment	7,502	6,426	4,566
Ending Balance	$8,645	$7,981	$11,637
33

The Allowance for loans collectively evaluated for impairment at June 30, 2015, December 31, 2014, and December 31, 2013 was as follows.

	June 30, 2015	December 31, 2014	December 31, 2013
General Allocation:
Loans collectively evaluated for impairment:
Historical Loan Loss per Modified Migration Analysis and Levels of and Trends in Charge-offs and Recoveries	$2,868	$2,816	$2,196
Experience, Ability & Depth of Lending Staff	978	865	151
Specific Allocations for Watch List Loans	564	529	413
National & Local Economic Trends & Industry Conditions and Loan Concentrations and Real Estate Valuations	924	962	774
All Other Factors - Net	2,168	1,254	1,032
	$7,502	$6,426	$4,566

The general component of the Allowance covers loans that are collectively evaluated for impairment. The general component also includes loans that are not individually identified for impairment evaluation, as well as those loans that are individually evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for factors. These factors include consideration of the following: levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff, national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

The General Allocation for loans collectively evaluated for impairment increased by $1.1 million from December 31, 2014 to June 30, 2015.  All other factors-net increased approximately $0.9 million with the increased trend in volume and term of loans. A number of factors contributed to this increase with the primary factor being an increase in outstanding loan levels over the six month period which increased $33.6 million in total. This increase altered from the previous trend of declining to stable outstanding loan levels. Subcomponents of this growth included Commercial (which grew by $12.8 million or 21%), Construction (which grew by $2.2 million or 16%), and Commercial Real Estate loans (which grew by $32.0 million or 10%) partially offset by 1-4 Family Mortgages (which decreased by $6.8 million or 6%).

The principal reasons for the $1.9 million increase in the Allowance for loans collectively evaluated for impairment at December 31, 2014, and December 31, 2013 were as follows:

1)	$0.7 million of the increase was due to changes in the qualitative factor for “Experience, Ability & Depth of Lending Staff” to account for significant changes in the lending staff that occurred.

During 2014, the Company experienced changes to the Commercial Lending staff. These changes included the hiring of a new Chief Lending Officer, hiring five new Commercial Lenders who filled vacated positions, the promotion of a Senior Underwriter to Commercial Lender, and two Work-Out Officers who became Commercial Lenders.

2)	$0.6 million of the increase was the result of the charge off of established reserves for loans individually evaluated for impairment.

The qualitative factor for “Levels and Trends in Charge Offs and Recoveries” was increased due to the increased Historic Loss experience over the prior 12 months, resulted in an additional $0.3 million increase to the Allowance.

3)	$0.3 million increase related to a qualitative factor that establishes reserves for loans where the Bank has a higher level of concern, but are not deemed to be impaired.

The Company has a qualitative factor that establishes reserves for loans that are not deemed to be impaired. Based on concerns regarding a $0.6 million performing consumer relationship, a performing $0.3 million unsecured settlement note, and several other smaller loans; this qualitative factor was increased during 2014.

34

4)	$0.2 million increase related to growth in the Construction, Land & Development and Commercial Real Estate loan portfolios during 2014.

As successes were realized in reducing the level of impaired loans, the Company incrementally expanded its risk profile shifting its focus to maintaining and growing new profitable loan relationships. This is most dramatically illustrated by the 23% growth in Construction, Land & Development loans that are collectively evaluated for impairment and the 10% growth in Commercial Real Estate loans.

5)	$0.1 million increase related to all other factors including national and local economic trends and industry conditions; changes in risk selection; and reliability of loan grading system.

In addition the Company and Bank continue to operate under a Written Agreement with the Federal Reserve-Chicago and IDFPR. The Written Agreement required changes to the Allowance Methodology to be consistent with relevant supervisory guidance. The Company implemented responsive changes to remediate this comment in the Written Agreement.

Despite the reduction of classified loans, retained classified loans remain high compared to historical levels and peer levels. During bank examinations, examiners compared our metrics to those of peers. At December 31, 2014 the Allowance for loan losses to total end of period loans was 1.43% compared to 1.44% for UBPR peers. At December 31, 2014 the Allowance to Nonaccrual Loans was 1.03% compared to 3.30% for UBPR peers. At December 31, 2014 Nonaccrual Loans to Total Loans was 1.39% compared to 0.95% for UBPR peers.

The establishment of the Allowance involves a high degree of judgment and includes a level of imprecision given the difficulty of identifying all of the factors impacting loan repayment and the timing of when losses occur.

Net loan charge-offs for the first half of 2015 resulted in a net recovery of $0.7 million, or (0.12)% of average loans, compared with a net charge-off of $0.8 million, or 0.17% of average loans, in the same period of 2014. Management believes losses are being recognized in our portfolio through charge-offs as they are confirmed.

Of the $8.6 million allowance for loan losses at June 30, 2014, $5.2 million, or 60.47%, was allocated to commercial real estate loans. Management monitors these collateral dependent real estate loans periodically to analyze the adequacy of the cash flows to support the debt levels and obtains updated appraisals to determine the collateral’s fair value for impairment analysis.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with land development, residential and commercial real estate, and commercial development exposures. Should the economic climate deteriorate from current levels, more borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies could rise, potentially requiring increases in the provision for loan losses. Management believes that the allowance for loan losses at June 30, 2015 was adequate to absorb probable incurred credit losses inherent in the loan portfolio.

The following table presents a ratio analysis of the Company’s allowance for loan losses:

ALLOWANCE FOR LOAN LOSS RATIOS

	Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
Net loan charge-offs to total average loans	(0.12%)	0.17%	1.90%	1.92%
Provision for loan losses to average loans	—	0.17	1.26	0.61
Allowance for loan losses to total end of period loans	1.47	2.15	1.44	2.06
Allowance for loan losses to total nonperforming loans	139.01	43.24	102.99	40.06

Credit Risk Management

We control credit risk both through disciplined underwriting of each transaction we originate, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a transaction. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We have developed tailored underwriting criteria and credit management processes for each of the various loan product types we offer our customers.

35

Underwriting. In evaluating each potential loan relationship, we adhere to a disciplined underwriting evaluation process including the following:

•	Understanding of the customer’s financial condition and ability to repay the loan;
•	Verifying that the primary and secondary sources of repayment are adequate in relation to the amount and structure of the loan;
•	Observing appropriate loan to value guidelines for collateral secured loans;
•	Maintaining our targeted levels of diversification for the loan portfolio, both as to type of borrower and geographic location of collateral; and
•	Ensuring that each loan is properly documented with perfected liens on collateral.

Our non-owner occupied commercial real estate loans are generally secured by well-managed income producing property with debt service coverage of 1.20 times or more, supported by a history of profitable operations and cash flows and proven operating stability in the case of commercial loans. Except in very limited circumstances, our commercial real estate loans and commercial loans are supported by personal guarantees from the principals of the borrower.

We implement our underwriting evaluation and approval process through a tiered system of loan authorities. Under these authorities, transactions at certain identified levels are eligible to be approved by a designated officer or a combination of the Chief Lending Officer and Chief Credit Officer. Transactions above such individual thresholds require approval of a management-level loan committee. Transactions above the approval levels for our management-level loan committee must be approved by a Directors Credit Committee.

We employ limits we believe to be appropriate on our overall loan portfolio and requirements with respect to certain types of lending. As of June 30, 2015, our legal lending limit to any one customer was $27.0 million. As of June 30, 2015, our internal limit to any one customer was $15.0 million.

Ongoing Credit Risk Management. In addition to the underwriting process described above, we perform ongoing risk monitoring and review processes for all credit exposures. Although we grade and classify our loans internally, we have an independent third party professional firm perform regular loan reviews to confirm loan classification. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans create a loss, promptly establish any necessary reserves, and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.

In general, whenever a particular loan or overall borrower relationship is downgraded to special mention or substandard based, our credit officers engage in active evaluation of the asset to determine the appropriate resolution strategy. Management regularly reviews the status of the watch list and classified assets portfolio as well as the larger credits in the portfolio.

General Framework Guidelines for Desired Loans. A revised Commercial Framework was adopted by the Board of Directors on April 28, 2015. The revisions provided further clarification and guidance for construction & commercial real estate loans. These guidelines are consistently applied throughout the organization.

Over the past several years significant changes have been made to the underwriting guidelines and lending staff including: expanded initial borrower investment in real estate projects, underwriting and credit analysis training, hiring of new credit underwriters and lenders, enhanced consolidated underwriting processes and procedures, collection and resolution of problem loans. These guidelines below are a by-product of the above referenced changes.

36

LOAN Types	Desirable	Less Desirable
Construction, Land & Development: 1-4 Family Residential	Adequate Borrower Investment (LTV < 80%) -------------------------------------------------------- Generally Pre-Solds w/ limited Spec Exposure	LTV < 100% of costs for firm Pre-Solds w Earnest Money ------------------------------------------- LTV < 85% for Spec Units
Construction, Land and Development: Commercial	Adequate Borrower Investment (LTV < 75%) -------------------------------------------------------- Adequate Debt Service Coverage > 1.35 times	Adequate Borrower Investment (LTV < 80%) ------------------------------------------- Adequate Debt Service Coverage > 1.20 times
Agricultural and AGRE	Adequate Borrower Investment (LTV < 75%) Loan per Acre < $6,500 -------------------------------------------------------- Adequate Debt Service Coverage > 1.20 times	Adequate Borrower Investment (LTV < 80%) Loan per Acre < $7,500 ------------------------------------------- Adequate Debt Service Coverage > 1.10 times
1-4 Family Residential properties - 1st lien (Rental Properties)	Adequate Borrower Investment (LTV < 75%) -------------------------------------------------------- Adequate Debt Service Coverage > 1.35 times	Adequate Borrower Investment (LTV < 80%) ------------------------------------------- Adequate Debt Service Coverage > 1.20 times
1-4 Family Residential properties - 1st lien	Fannie Mae and Correspondent Investor(s) Guidelines Adequate Borrower Investment -------------------------------------------------------- Adequate Debt Service Coverage	Adequate Borrower Investment (LTV < 80%) ------------------------------------------- Adequate Debt Service Coverage > 1.20 times
Commercial RE – Owner Occupied	Adequate Borrower Investment (LTV < 75%) -------------------------------------------------------- Adequate Debt Service Coverage > 1.20 times	Adequate Borrower Investment (LTV < 80%) or LTV < 85% Amortized over 20 years or less ------------------------------------------- Adequate Debt Service Coverage >1.10 times
Commercial RE – Non-Owner	Adequate Borrower Investment (LTV < 75%) -------------------------------------------------------- Adequate Debt Service Coverage > 1.25 times	Adequate Borrower Investment (LTV < 80%) or LTV < 85% Amortized over 20 years or less ------------------------------------------- Adequate Debt Service Coverage >1.20 times
Commercial and Industrial	Within Collateral Advance Rates Accounts Receivable - 80% Inventory - 50% -------------------------------------------------------- Adequate Debt Service Coverage > 1.20 times	Above Collateral Advance Rates w/ Mitigants ------------------------------------------- Adequate Debt Service Coverage > 1.10 times
Consumer	Within Collateral Advance Rates -------------------------------------------------------- Debt to Income Ratios > 45%	Nominal Exceptions to Consumer Guidelines ------------------------------------------- Debt to Income Ratios > 50%
37

Securities Activities

The primary objective of the Company’s $191.4 million securities – available-for-sale portfolio from June 30, 2015, which excludes restricted securities, is to minimize interest rate risk, maintain sufficient liquidity, and maximize return. In managing the securities portfolio, the Company minimizes any credit risk and avoids investments in sophisticated and complex investment products. The portfolio includes several callable agency debentures, adjustable rate mortgage pass-throughs, municipal bonds and collateralized mortgage obligations. Collateralized mortgage obligations currently owned are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Neither the Company nor the Bank hold any securities containing sub-prime mortgages or Fannie Mae or Freddie Mac equities. The Company does not have any securities classified as trading or held-to-maturity.

The Company’s financial planning anticipates income streams generated by the securities portfolio based on normal maturity and reinvestment. Securities classified as available-for-sale, carried at fair value, were $191.4 million at June 30, 2015 compared to $135.4 million at December 31, 2014 and $157.8 million at December 31, 2013. The Company also holds Federal Reserve Board and Federal Home Loan Bank stock which are classified as restricted securities of $7.0 million at June 30, 2015, $6.1 million at December 31, 2014 and $6.0 million at December 31, 2013.

At December 31, 2013, the Company had sold all but one of the collateralized debt obligations (“CDOs”) which only had a remaining book value of $0.04 million. This last CDO was sold in early January of 2014. The Company performed an analysis including evaluation for OTTI for each of the CDOs during the first half of 2013 before substantially all of the Company’s CDOs were sold. During 2013 our model indicated no OTTI on any of the CDOs.

During 2013 Company sold one of its collateralized mortgage obligations (“CMOs”) and the other was fully repaid during the period. The Company did not own any private label CMOs during 2014 and 2015. Private label CMOs were evaluated using management’s internal analysis process during 2013. These securities were rated high quality (A3 and above) at inception and are primarily supported by prime collateral, although the RAST Series security had some alt-a collateral support. During the partial year owned in 2013, our model indicated no OTTI on any of the CMOs.

Deposit Activities

Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more), and retirement savings plans. The Company’s average balance of total deposits was $703.2 million for the first six months of 2015, representing a decrease of $41.5 million or 5.57% compared with the average balance of total deposits for 2014 of $744.7 million as higher cost time deposits matured and were not renewed.

The following table sets forth certain information regarding the Bank’s average deposits:

	For the Six Months Ended			For the Years Ended December 31,
	June 30, 2015			2014			2013
	Average Amount	% of Total	Average Rate Paid	Average Amount	% of Total	Average Rate Paid	Average Amount	% of Total	Average Rate Paid
Demand deposit accounts:
Interest bearing	$112,314	15.97%	0.07%	$117,203	15.74%	0.09%	$109,154	14.24%	0.09%
Non-interest bearing	149,588	21.27	—	139,260	18.70	—	129,992	16.96	—
Money market accounts	119,665	17.02	0.18	122,968	16.51	0.19	123,440	16.10	0.20
Savings accounts	121,824	17.32	0.01	117,599	15.79	0.01	111,035	14.48	0.01
Time, less than $100,000	127,891	18.19	0.24	154,389	20.73	0.39	186,043	24.27	0.55
Time, $100,000 or more	71,919	10.23	0.90	93,301	12.53	1.17	106,912	13.95	1.28
	$703,201	100.00%	0.18%	$744,720	100.00%	0.27%	$766,576	100.00%	0.36%

For the six months ended June 30, 2015, average time deposits over $100,000 represented 10.23% of total average deposits, compared with 12.53% of total average deposits as of for the year ended December 31, 2014. The Company’s large denomination time deposits are generally from customers within the local market areas and provide a greater degree of stability than is typically associated with brokered deposit customers with limited business relationships.

38

The following table sets forth the remaining maturities for time deposits of $100,000 or more at June 30, 2015:

TIME DEPOSITS OF 100,000 OR MORE

Maturity period:
Three months or less	$11,822
Over three months through six months	36,005
Over six months through one year	10,345
Over one year	14,762
Total	$72,934

Brokered deposits account for $20.3 million of the total from the table above and all of their maturities fall into the “Over three months through six months” category.

Return on Equity and Assets.

The following table presents various ratios for the Company:

RETURN ON EQUITY AND ASSETS

	Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Return on average assets	0.69%	0.21%	(0.52)%	0.41%
Return on average equity	10.27	5.21	(12.42)	13.51
Average equity to average assets	6.76	4.12	4.19	3.06

Liquidity

The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as brokered time deposits, securities sold under agreements to repurchase, overnight federal funds purchased from correspondent banks and the acceptance of short-term deposits from public entities, and Federal Home Loan Bank advances.

The Company monitors and manages its liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

The Company classifies all of its securities as available-for-sale, thereby maintaining significant liquidity. The Company’s liquidity position is further enhanced by structuring its loan portfolio interest payments as monthly and by the significant representation of retail credit and residential mortgage loans in the Company’s loan portfolio, resulting in a steady stream of loan repayments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.

The Company’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows provided by financing activities offset by cash flows used in operating activities and investing activities resulted in a net decrease in cash and cash equivalents of $13.4 million from December 31, 2014 to June 30, 2015.

During 2015, the Company experienced a positive net cash flow of $78.6 million in financing activities primarily due to the net proceeds received from the issuance of common stock as part of the March 31, 2015 recapitalization. In contrast, net cash outflows of $94.8 million were used by investing activities due to the purchase of available for sale securities and an overall increase in net loans. Net cash provided by operating activities was $2.7 million.

39

The Bank’s securities portfolio, federal funds sold, and cash and due from bank deposit balances serve as the primary sources of liquidity for the Company. At June 30, 2015, 13.08% of the Bank’s interest-bearing deposits were in the form of time deposits of $100,000 and over. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Bank’s liquidity could be adversely affected. Currently, the maturities of the large time deposits are spread throughout the year, with 16.21% maturing in the third quarter of 2015, 49.37% maturing in the fourth quarter of 2015, 14.18% maturing in the first and second quarter of 2016, and the remaining 20.24% maturing thereafter. The Bank monitors those maturities in an effort to minimize any adverse effect on liquidity.

At June 30, 2015, borrowings included $10.0 million each for Centrue Statutory Trust II and Centrue Statutory Trust III. The principal source of debt service payments for these obligations is from the net proceeds of the Company’s recent capital financing. Borrowings held at the Bank include $65.0 million in FHLB advances and $17.6 million in securities sold under agreements to repurchase; the debt service for the Bank’s borrowings is provided by operating cash flows from the Bank.

Stockholders’ Equity

Stockholders’ equity at June 30, 2015 was $82.8 million, an increase of $52.5 million from December 31, 2014. The change in stockholders’ equity during 2015 was largely the result of a recapitalization through the issuance of 6.3 million shares of Centrue common stock with aggregate gross proceeds of $76.0 million and net proceeds of $69.0 million after insurance costs. Average equity as a percentage of average assets was 6.76% at June 30, 2015 compared to 4.19% at December 31, 2014. Book value per common share equaled $12.37 at June 30, 2015, an increase from $(32.93) reported at the end of 2014.

Contractual Obligations

The Company has entered into contractual obligations and commitments and off-balance sheet financial instruments. The following tables summarize the Company’s contractual cash obligations and other commitments and off-balance sheet instruments as of June 30, 2015:

	Payments Due by Period
	Within 1			After
	Year	1-3 Years	4-5 Years	5 Years	Total
Contractual Obligations
Certificates of deposit	$144,579	$44,483	$7,456	$—	$196,518
Operating leases	306	144	—	—	450
Series B mandatory redeemable preferred stock	—	268	—	—	268
Subordinated debentures	—	—	—	20,620	20,620
FHLB advances	60,000	5,000	—	—	65,000
Total contractual cash obligations	$204,885	$49,895	$7,456	$20,650	$282,856

Commitments, Contingencies, and Off-Balance Sheet Financial Instruments

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, often including obtaining collateral at exercise of the commitment. At June 30, 2015, the Company had $136.5 million in outstanding loan commitments including outstanding commitments for various lines of credit and $2.8 million of standby letters of credit. See Note 18 of the Notes to the Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

40

Impact of Inflation, Changing Prices, and Monetary Policies

The financial statements and related financial data concerning the Company have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Company, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve-Chicago.

Regulatory Matters

In December 2009, the Company and the Bank entered into a written agreement (the “Agreement”) with the Federal Reserve-Chicago and the IDFPR. The Agreement is based on the findings of the Federal Reserve-Chicago and the IDFPR during an examination that commenced in June 2009 (the “Examination”). Since the completion of the Examination, the boards of directors of the Company and the Bank have aggressively taken steps to address the findings of the Examination. The Company and the Bank have taken an active role in working with the Federal Reserve Board and the IDFPR to improve the condition of the Bank and have addressed many of the items included in the Agreement.

Under the terms of the Agreement, the Bank must prepare and submit written plans and/or reports to the regulators that address the following items: strengthening the Bank’s credit risk management practices; improving loan underwriting and loan administration; improving asset quality by enhancing the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank; implementing an earnings plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. While the Agreement remains in place, the Company and the Bank may not pay dividends and the Company may not increase debt or redeem any shares of its stock without the prior written consent of the regulators. Further, the Bank will comply with applicable laws and regulations. The Company is in compliance with all the requirements specified in the agreement.

The Company and the Bank believe that the proactive steps that have been taken by the board of directors and by management will help the Company and the Bank address the Agreement and the concerns leading to the Agreement.

BUSINESS

Centrue Financial Corporation

The Company is a bank holding company incorporated in Delaware in 1982 for the purpose of becoming a holding company registered under the Bank Holding Company Act of 1956, as amended (the “Act”). The Company is a publicly traded banking company with assets of $891 million, net loans of $578 million, and equity of $83 million at June 30, 2015 and is headquartered in Ottawa, Illinois. The Company currently trades on the OTC market (CFCB; OTC Pink). The Company has filed a listing application for its common stock to trade on the Nasdaq Capital Market, also under the symbol CFCB. The Company provides a full range of banking services to individual and corporate customers extending from western and southern suburbs of the Chicago metropolitan area across Central Illinois down to metropolitan St. Louis area.

The Company operates one wholly owned subsidiary; the Bank. The Company has responsibility for the overall conduct, direction, and performance of the Bank. The Company provides various services, establishes Company-wide policies and procedures, and provides other resources as needed, including capital.

Subsidiary

At June 30, 2015, the Bank had $890 million in total assets, $702 million in total deposits, and twenty-seven offices (twenty-three full-service bank branches, two lending centers and two back-room sales support non-banking facilities) located in markets extending from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

The Bank is engaged in commercial and retail banking and offers a broad range of lending, depository, and related financial services, including accepting deposits; commercial and industrial, consumer, and real estate lending and other banking services tailored for consumer, commercial and industrial, and public or governmental customers.

41

Competition

The Company’s market area is highly competitive with numerous commercial banks, savings and loan associations and credit unions. In addition, financial institutions, based in surrounding communities and in the southern and western metro area of Chicago and the suburban metro area of St. Louis, actively compete for customers within the Company’s market area. The Company also faces competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services.

The Company competes for loans principally through the range and quality of the services it provides and through competitive interest rates and loan fees. The Company believes that its long-standing presence in the communities it serves and personal service philosophy enhance its ability to compete favorably in attracting and retaining individual and business customers. The Company actively solicits deposit-related customers and competes for deposits by offering customers personal attention, professional service and competitive interest rates.

Under the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), effective March 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act, and future action stemming from the Act, is expected to continue to significantly change the competitive environment in which the Company and the Bank conduct business. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Employees

At June 30, 2015, the Company and the Bank had a total of 215 full-time employees and 50 part time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relationships with our employees.

Properties

At August 31, 2015, the Company operated twenty-seven offices (twenty-two full-service bank branches, two lending centers, two back-room sales support nonbanking facilities in Illinois and one full-service bank branch in Missouri). The principal offices of the Company are located in Ottawa, Illinois. All of the Company’s offices are owned by the Bank and are not subject to any mortgage or material encumbrance, with the exception of four offices that are leased: one is located in LaSalle County in Illinois, one in Cook County in Illinois, one in Kane County in Illinois and one in St. Louis County in Missouri. The Company believes that its current facilities are adequate for its existing business. The net book value of our owned locations is $22.4 million in the aggregate.

42

Location	Leased or Owned	Year Acquired or Leased

Principal Office:
122 W. Madison St., Ottawa, IL*	Owned	1991

Full-service bank branches:
101 S. Page St., Avison, IL	Owned	2006
680 S. Main St., Bourbonnais, IL	Owned	2006
980 N. Kinzie Ave., Bradley, IL	Owned	2006
180 N. Front St., Coal City, IL	Owned	2006
1275 E. Division St., Diamond, IL	Owned	2006
302 W. Mazon Ave., Dwight, IL	Owned	2006
303 Fountains Parkway, Fairview Heights, IL	Owned	2006
654 N. Park Rd., Herscher, IL	Owned	2006
310 S. Schuyler Ave., Kankakee, IL	Owned	2006
310 Section Line Rd., Manteno, IL	Owned	2006
200 W. Washington St., Momence, IL	Owned	2006
721 Columbus St., Ottawa, IL	Owned	2006
400 Etna Rd., Ottawa, IL	Owned	1988
1311 Shooting Park Rd., Peru, IL	Leased	1995
15 W. South St., Plano, IL	Owned	1995
601 S. Main St., Princeton, IL	Owned	1996
1839 N. Main St., Princeton, IL	Owned	1996
202 Indian Springs Dr., Sandwich, IL	Owned	1984
18001 St. Rose Rd., St. Rose, IL	Owned	2006
201 E. Main St., Streator, IL	Owned	1969
24 Danny Dr., Streator, IL	Owned	1987
208 E. Veterans Pkwy., Yorkville, IL	Owned	2003
7700 Bonhomme Ave., St. Louis, MO	Leased	2007

Lending Centers:
8 E. Galena Blvd., Aurora, IL	Leased	2013
13500 S. Circle Dr., Orland Park, IL	Leased	2015

Sales Support Non-Banking Facilities:
122 W. Madison St., Ottawa, IL	Owned	1991
200 E. Main St., Streator, IL	Owned	1990

  *Principal Office and Sales Support Non-Banking Facility.

43

Affiliate	Markets Served	Property/Type Location
The Company		Administrative Office: Ottawa, IL

Centrue Bank	Bureau, Clinton, Cook, DeKalb, Grundy, Kane, Kankakee, Kendall, LaSalle, Livingston, St. Clair and Will Counties in Illinois St. Louis County in Missouri	Main Office: Streator, IL Twenty-three full-service banking offices, two lending centers and two non-banking offices located in markets served.

In addition to the banking locations listed above, the Bank owns twenty-one automated teller machines, most of which are housed within banking offices.

At August 31, 2015 the properties and equipment of the Company had an aggregate net book value of approximately $22.4 million.

Legal Proceedings

As of the date of this prospectus, we were not involved in any pending legal proceedings other than routine proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes are immaterial to our financial condition, our results of operations and our cash flows.

Subsidiary Activities

The Company has no direct or indirect subsidiaries other than the Bank.

SUPERVISION AND REGULATION

General

Financial institutions and their holding companies are extensively regulated under federal and state law. As a result, the growth and earnings performance of the Company can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes and regulations and the policies of various governmental regulatory authorities, including the IDFPR, the Board of Governors of the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the Internal Revenue Service, state taxing authorities, and the Securities and Exchange Commission (the “SEC”). The effect of applicable statutes, regulations and regulatory policies can be significant, and cannot be predicted with a high degree of certainty.

44

Federal and state laws and regulations generally applicable to financial institutions, such as the Company and the Bank, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds and the depositors, rather than the shareholders, of financial institutions.

The following is a summary of the material elements of the regulatory framework that applies to the Company and the Bank. It does not describe all of the statutes, regulations and regulatory policies that apply to the Company and the Bank, nor does it restate all of the requirements of the statutes, regulations and regulatory policies that are described. As such, the following is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies. Any change in applicable law, regulations or regulatory policies may have a material effect on the business of the Company and the Bank.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law on July 21, 2010. The Dodd-Frank Act constitutes one of the most significant efforts in recent history to comprehensively overhaul the financial services industry and has affected large and small financial institutions alike. While some of the provisions of the Dodd-Frank Act took effect immediately, many of the provisions have delayed effective dates and their implementation has required the issuance of numerous new regulations.

The Dodd-Frank Act deals with a wide range of regulatory issues including, but not limited to: mandating new capital requirements that would require certain bank holding companies to be subject to the same capital requirements as their depository institutions; eliminating (with certain exceptions) trust preferred securities; codifying the Federal Reserve’s Source of Strength doctrine; creating the Consumer Financial Protection Bureau (the “CFPB”) which has the power to exercise broad regulatory, supervisory and enforcement authority concerning both existing and new consumer financial protection laws; permanently increasing federal deposit insurance protection to $250,000 per depositor; increasing the ratio of reserves to deposits minimum to 1.35%; assessing premiums for deposit insurance coverage on average consolidated total assets less average tangible equity, rather than on a deposit base; authorizing the assessment of examination fees; establishing new standards and restrictions on the origination of mortgages; permitting financial institutions to pay interest on business checking accounts; limiting interchange fees payable on debit card transactions; and implementing requirements on boards, corporate governance and executive compensation for public companies.

In July 2011, the CFPB took over many of the consumer financial functions that had been assigned to the federal banking agencies and other designated agencies. The CFPB has broad rulemaking authority and there has been considerable uncertainty as to how the CFPB will continue to exercise its regulatory, supervisory, examination and enforcement authority.

The Dodd-Frank Act has had and will have significant and immediate effects on banks and bank holding companies in many areas. It is expected that the continued implementation of the Dodd-Frank Act will increase the cost of doing business in the banking industry.

The Company

General. The Company, as the sole stockholder of the Bank, is a bank holding company. As a bank holding company, the Company is registered with, and is subject to regulation by, the Federal Reserve Board under the Act. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. Under the Act, the Company is subject to periodic examination by the Federal Reserve Board and is required to file with the Federal Reserve Board periodic reports of operations and such additional information as the Federal Reserve Board may require. The Company is also subject to regulation by the IDFPR under the Illinois Bank Holding Company Act, as amended.

45

Investments and Activities. Under the Act, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the other bank or bank holding company (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank; or (iii) merging or consolidating with another bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the Act), the Federal Reserve Board may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve Board is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws which require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

The Act also generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve Board to be “so closely related to banking as to be a proper incident thereto.” Under current regulations of the Federal Reserve Board, the Company is permitted to engage in a variety of banking-related businesses, including the operation of a thrift, consumer finance or equipment leasing business, the operation of a computer service bureau (including software development), and the operation of mortgage banking and brokerage businesses. The Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

In November 1999, the Gramm-Leach-Bliley Act “GLB Act” was signed into law. Under the GLB Act, bank holding companies that meet certain standards and elect to become “financial holding companies” are permitted to engage in a wider range of activities than those permitted for bank holding companies, including securities and insurance activities. Specifically, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines is (i) financial in nature or incidental thereto, or (ii) complementary to any such financial-in-nature activity, provided that such complementary activity does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. A bank holding company may elect to become a financial holding company only if each of its depository institution subsidiaries is well-capitalized, well-managed, and has a Community Reinvestment Act rating of “satisfactory” or better at their most recent examination.

The GLB Act specifies many activities that are financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in, or making a market in securities; and those activities currently permitted for bank holding companies that are so closely related to banking or managing or controlling banks, as to be a proper incident thereto.

The GLB Act changed federal laws to facilitate affiliation between banks and entities engaged in securities and insurance activities. The law also established a system of functional regulation under which banking activities, securities activities, and insurance activities conducted by financial holding companies and their subsidiaries and affiliates will be separately regulated by banking, securities, and insurance regulators, respectively. The Company has no current plans to register as a financial holding company.

Federal law also prohibits any person or company from acquiring “control” of a bank or bank holding company without prior notice to the appropriate federal bank regulator. “Control” is defined in certain cases as the acquisition of 10% or more of the outstanding shares of a bank or bank holding company.

Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non bank businesses.

46

The following minimum regulatory capital requirements for bank holding companies were in effect as of December 31, 2014: a risk based requirement expressed as a percentage of total risk weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk based requirement consists of a minimum ratio of total capital to total risk weighted assets of 8%, of which at least 4% must be Tier I capital (which consists principally of shareholders’ equity).

In July 2013, the federal banking agencies approved a final rule implementing the Basel III regulatory capital reforms and certain changes required by the Dodd-Frank Act (the “Basel III Rule”). As discussed in more detail below, subject to a phase-in period, beginning January 1, 2015, financial institutions transitioned to the Basel III Rule and were required to report results with the first call report of 2015. The Basel III Rule applies to all banking organizations, except for bank holding companies and savings and loan holding companies with consolidated assets of less than $1.0 billion.

The Basel III Rule also exempts bank holding companies with less than $15 billion in total consolidated assets as of December 31, 2009, such as the Company, from phasing out trust preferred securities (“TruPS”) and cumulative perpetual preferred stock from Tier 1 capital. Capital instruments that were issued prior to May 19, 2010, by these institutions and that are currently in Tier 1 capital, including TruPS and cumulative perpetual preferred stock, are grandfathered in Tier 1 capital, subject to certain limits. More specifically, consistent with the current requirements, these instruments are limited to 25% of Tier 1 capital elements, excluding any non-qualifying capital instruments and after all regulatory capital deductions and adjustments have been applied to Tier 1 capital.

In addition, pursuant to its Small Bank Holding Company Policy, which was amended in 2014, the Federal Reserve Board exempts certain bank holding and savings and loan holding companies from the capital requirements discussed above. The exemption applies only to bank holding companies with less than $1 billion (formerly $500 million) in consolidated assets that: (i) are not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) do not conduct significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; and (iii) do not have a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. The Company qualifies for this exemption and, thus, is required to meet applicable capital standards on a bank-only basis. However, bank holding companies with assets of less than $1 billion are subject to various restrictions on debt including requirements that debt is retired within 25 years of being incurred, that the debt to equity ratio is .30 to 1 within 12 years of the incurrence of debt and that dividends generally cannot be paid if the debt to equity ratio exceeds 1 to 1.

Dividends. The Company is organized under the Delaware General Corporation Law (the “DGCL”). The DGCL allows the Company to pay dividends only out of its surplus (as defined and computed in accordance with the provisions of the DGCL) or if the Company has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Additionally, the Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company should not pay cash dividends which exceed its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve Board also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Our ability to declare dividends and pay these dividends to our stockholders will depend on the Company’s receipt of dividends from the Bank, as we have no other source of revenue with which to pay dividends. Under current Illinois law the Bank may only pay dividends equal to or less than its cumulative net profits then on hand, deducting from the net profits the bank’s cumulative losses and bad debts. For many banks that suffered losses as a result of the 2008 recession, including the Bank, the banks have recovered and are generating profits, but the banks may not begin paying dividends until year-to-year cumulative undivided profits exceed the earlier years’ losses. The effect of this provision in the Illinois Banking Act is that these otherwise healthy banks must wait many years before they can begin paying dividends again. Effective August 13, 2015 the Illinois Banking Act was amended to address this dividend issue by authorizing a state bank to restate its capital accounts to eliminate a deficit in its undivided profits account so long as prior to the restatement the bank receives the written approval of the Secretary of the IDFPR. The Company may now, with the permission of the IDFPR and subject to Federal Reserve Board requirements, restate its capital accounts and begin paying dividends again so long as the Bank is profitable.

47

THE BANK

Centrue Bank

The Bank is an Illinois-chartered bank, the deposit accounts of which are insured by the FDIC. The Bank is also a member of the Federal Reserve System (“member bank”). As an Illinois-chartered, FDIC-insured member bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the IDFPR, as the chartering authority for Illinois banks, the Federal Reserve Board, as the primary federal regulator of member banks, and the FDIC, as administrator of deposit insurance.

Deposit Insurance. The Bank’s deposits are insured up to applicable limitations by a deposit insurance fund administered by the FDIC. As an FDIC insured institution, the Bank is required to pay deposit insurance premium assessments to the deposit insurance fund pursuant to a risk-based assessment system. The Dodd-Frank Act permanently raised the basic limit on deposit insurance coverage from $100,000 to $250,000 per depositor.

Under the FDIC’s risk based assessment regulations there are four risk categories, and each insured institution is assigned to a risk category based on capital levels and supervisory ratings. Well-capitalized institutions with CAMELS composite ratings of 1 or 2 are placed in Risk Category I while other institutions are placed in Risk Categories II, III or IV depending on their capital levels and CAMELS composite ratings. The assessment rates may be changed by the FDIC as necessary to maintain the insurance fund at the reserve ratio designated by the FDIC.

A bank’s initial assessment rate is based upon the risk category to which it is assigned. Adjustments may be made to a bank’s initial assessment rate based certain factors including levels of long-term unsecured debt, levels of secured liabilities above a threshold amount, and, for certain institutions, brokered deposit levels. As required by the Dodd-Frank Act, in February 2011, the FDIC adopted a final rule that redefines its deposit insurance premium assessment base to be an insured depository institution’s average consolidated total assets minus average tangible equity capital, rather than on deposits. In addition, FDIC has revised its deposit insurance rate schedules as a consequence of the changes to the assessment base. On an unadjusted basis, initial base assessment rates now range between 5 basis points in the lowest risk category and 35 basis points for banks in the highest risk category.

Due to a decrease in the reserve ratio of the deposit insurance fund, in October 2008, the FDIC established a restoration plan to restore the reserve ratio to at least 1.15%. However, the Dodd-Frank Act raised the minimum reserve ratio to 1.35% and removed the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC. The Dodd-Frank Act also requires that the reserve ratio reach 1.35% by September 30, 2020. Effective January 1, 2011, the FDIC set the long term reserve ratio at 2%. The FDIC has been directed to offset the effects of increased assessments on depository institutions with less than $10 billion in assets.

To achieve these levels, the FDIC is authorized by the Dodd-Frank Act to make special assessments and charge examination fees. In 2009, the FDIC took several actions to supplement the revenues received from the deposit insurance premium assessments. Such actions included imposing a one-time special assessment of five basis points on each FDIC-insured depository institutions assets minus its Tier 1 capital and requiring insured institutions to prepay their regular quarterly assessments for the fourth quarter of 2009 through 2012.

The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution (i) has engaged or is engaging in unsafe or unsound practices, (ii) is in an unsafe or unsound condition to continue operations or (iii) has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance, if the institution has no tangible capital. Management of the Company is not aware of any activity or condition that could result in termination of the deposit insurance of the Bank.

FICO Assessments. FDIC insured institutions are also subject to assessments to cover interest payments due on the outstanding obligations of the Financing Corporation (“FICO”). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance until the final maturity of the outstanding FICO obligations in 2019. FDIC insured institutions will share the cost of the interest on the FICO bonds on a pro rata basis. During the year ended December 31, 2014, the FICO assessment rate for DIF members was approximately 0.62% of deposits. During the year ended December 31, 2014 the Bank paid FICO assessments totaling $0.1 million.

48

For the first quarter of 2015, the rate established by the FDIC for the FICO assessment was 0.60% of deposits.

Supervisory Assessments. All Illinois banks are required to pay supervisory assessments to the IDFPR to fund the operations of the IDFPR. The amount of the assessment is calculated based on the institution’s total assets, including consolidated subsidiaries, as reported to the IDFPR. During the year ended December 31, 2014, the Bank paid supervisory assessments to the IDFPR totaling $.2 million.

Capital Requirements. The Bank is required to comply with capital adequacy standards set by the FDIC. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk. Banks with capital ratios below the required minimum are subject to certain administrative actions. More than one capital adequacy standard applies, and all applicable standards must be satisfied for an institution to be considered to be in compliance. There are four basic measures of capital adequacy: a total risk-based capital measure, a Tier 1 risk-based capital ratio, a Common equity tier 1 capital ratio; and a leverage ratio.

The risk-based framework was adopted to assist in the assessment of capital adequacy of financial institutions by, (i) making regulatory capital requirements more sensitive to differences in risk profiles among organizations; (ii) introducing off-balance-sheet items into the assessment of capital adequacy; (iii) reducing the disincentive to holding liquid, low-risk assets; and (iv) achieving greater consistency in evaluation of capital adequacy of major banking organizations throughout the world. The risk-based guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to different risk categories. An institution’s risk-based capital ratios are calculated by dividing its qualifying capital by its risk-weighted assets.

Qualifying capital consists of two types of capital components: “core capital elements” (or Tier 1 capital) and “supplementary capital elements” (or Tier 2 capital). Tier 1 capital is generally defined as the sum of core capital elements less goodwill and other intangibles. Core capital elements consist of (i) common shareholders’ equity, (ii) noncumulative perpetual preferred stock (subject to certain limitations), and (iii) minority interests in the equity capital accounts of consolidated subsidiaries. Tier 2 capital consists of (i) allowance for loan and lease losses (subject to certain limitations); (ii) perpetual preferred stock which does not qualify as Tier 1 capital (subject to certain conditions); (iii) hybrid capital instruments and mandatory convertible debt securities; (iv) term subordinated debt and intermediate term preferred stock (subject to limitations); and (v) net unrealized holding gains on equity securities.

As described above, in July 2013 the federal banking regulators released the Basel III Rule relating to minimum capital requirements for U.S. banking organizations. The Basel III Rule does not apply to bank holding companies with less than $1.0 billion in consolidated assets, such as the Company; however, many of the requirements apply to the Bank. Namely, the Basel III Rule modifies standards for the risk-weighted assets calculation, sets new minimum capital requirements and refines capital quality through various eligibility restrictions. The Basel III Rule became effective as applied to the Bank on January 1, 2015, with a phase in period of the requirements that generally extends from January 1, 2015 through January 1, 2019.

Under current capital adequacy standards and the Basel III Rule, the Bank must meet a minimum ratio of qualifying total capital to risk-weighted assets of 8%. Of that ratio, at least half, or 4%, was required to be in the form of Tier 1 capital. The Basel III Rule increases the required minimum Tier 1 capital ratio from 4% to 6%. The Basel III Rule also increased the minimum Tier 1 leverage ratio from 3% to 4%. The Basel III Rule also established a Common Equity Tier 1 (“CET1”) capital ratio of 4.5% and phases in a capital conservation buffer equivalent to 2.5% of risk-weighted assets.

The capital conservation buffer as fully implemented will require a 2.5% buffer above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer may face restrictions on capital distributions or discretionary bonus payments to executive officers. The Basel III rule also revises the methodology for calculating risk-weighted assets for certain types of assets and exposures.

49

In addition, the Basel III rule provides that smaller banking organizations could make a one-time election to opt out of including most elements of accumulated other comprehensive income in regulatory capital. This opt-out excludes from regulatory capital both unrealized gains and losses on available-for-sale debt securities and accumulated net gains and losses on cash-flow hedges and amounts attributable to defined benefit post-retirement plans. The Company made this opt-out election and will exclude the change in unrealized gains and losses in these items from its regulatory capital.

Prompt Corrective Regulatory Action. The Federal Reserve Board is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a bank is considered “well capitalized” if its risk-based capital ratio is at least 10%, its Tier 1 risk-based capital ratio is at least 6%, its leverage ratio is at least 5%, and the bank is not subject to any written agreement, order, or directive by the FDIC.

A bank generally is considered “adequately capitalized” if it does not meet each of the standards for well-capitalized institutions, and its risk-based capital ratio is at least 8%, its Tier 1 risk-based capital ratio is at least 4%, and its leverage ratio is at least 4% (or 3% if the institution receives the highest rating under the Uniform Financial Institution Rating System). A bank that has a risk-based capital ratio less than 8%, or a Tier 1 risk-based capital ratio less than 4%, or a leverage ratio less than 4% (3% or less for institutions with the highest rating under the Uniform Financial Institution Rating System) is considered to be “undercapitalized.” A bank that has a risk-based capital ratio less than 6%, or a Tier 1 capital ratio less than 3%, or a leverage ratio less than 3% is considered to be “significantly undercapitalized,” and a bank is considered “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2%.

The Basel III Rule revised the current prompt corrective action requirements effective January 1, 2015 by:

•	Introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being a minimum of 6.5% for well-capitalized status;
•	Increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and
•	Eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized.

The Basel III Rule did not change the total risk-based capital requirement for any prompt corrective action category.

Subject to a narrow exception, the FDIC is required to appoint a receiver or conservator for a bank that is “critically undercapitalized.” In addition, a capital restoration plan must be filed with the FDIC within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by each company that controls a bank that submits such a plan, up to an amount equal to 5% of the bank’s assets at the time it was notified regarding its deficient capital status. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions, and expansion. The FDIC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Regulatory Agreements. On December 18, 2009, the Bank entered into a written agreement (the “Agreement”) with the Federal Reserve-Chicago and the IDFPR. The Agreement describes commitments made by the Bank to address and strengthen banking practices relating to credit risk management practices; improving loan underwriting and loan administration; improving asset quality by enhancing the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank, implementing an earnings plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. The Bank has implemented enhancements to its processes to address the matters identified by the Federal Reserve Board and the IDFPR. The Company believes it is presently in compliance with all the requirements specified in the agreement In the meantime, the Agreement results in the Bank’s ineligibility for certain actions and expedited approvals without the prior written consent and approval of the Federal Reserve Board and the IDFPR. These prohibited actions include, among other things, the Bank paying dividends to the Company, the Company paying dividends on its outstanding stock, distributions of interest or principal on subordinated debentures and Trust Preferred securities, the Company increasing its debt level and the Company redeeming or repurchasing any shares of its stock.

50

Dividends. Under the Illinois Banking Act, Illinois-chartered banks may not pay dividends in excess of their net profits then on hand, after deducting losses and bad debts. The Federal Reserve Act also imposes limitations on the amount of dividends that may be paid by state member banks, such as the Bank. Generally, a member bank may pay dividends out of its undivided profits, in such amounts and at such times as the bank’s board of directors deems prudent. Without prior Federal Reserve Board approval, however, a state member bank may not pay dividends in any calendar year which, in the aggregate, exceed such bank’s calendar year-to-date net income plus such bank’s retained net income for the two preceding calendar years, less any required transfers to additional paid-in capital or to a fund for the retirement of preferred stock.

The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. In addition, notwithstanding the availability of funds for dividends, the Federal Reserve Board may prohibit the payment of any dividends by the Bank if the Federal Reserve Board determines such payment would constitute an unsafe or unsound practice. As discussed, the Agreement requires the Bank to obtain the prior written consent of the Federal Reserve-Chicago for the payment of dividends. During 2015, the Bank does not expect to pay dividends.

The Illinois Banking Act was amended August 13, 2015 to address the dividend issue by authorizing a state bank to restate its capital accounts to eliminate a deficit in its undivided profits account so long as prior to the restatement the bank receives the written approval of the IDFPR. The Company may now, with the permission of the IDFPR and subject to Federal Reserve Board requirements, restate its capital accounts and begin paying dividends again so long as the Bank is profitable.

Insider Transactions. The Bank is subject to certain restrictions imposed by federal law on extensions of credit to the Company, on investments in the stock or other securities of the Company and the acceptance of the stock or other securities of the Company as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company, to principal stockholders of the Company, and to “related interests” of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of the Company or a principal stockholder of the Company may obtain credit from the banks with which the Bank maintains a correspondent relationship.

Safety and Soundness Standards. The federal banking agencies have adopted guidelines which establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the institution’s rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

Branching Authority. Illinois banks, such as the Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals. Additionally, the Bank has authority under Missouri law to establish branches anywhere in the State of Missouri, subject to receipt of all required regulatory approvals.

51

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), both state and national banks were allowed to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) was allowed by the Riegle-Neal Act only if specifically authorized by state law. However, as a result of the Dodd-Frank Act, interstate branching authority has been expanded. A state or national bank may open a de novo branch in another state if the law of the state where the branch is to be located would permit a state bank chartered by that state to open the branch.

State Bank Activities. Under federal law and FDIC regulations, FDIC insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member.

The GLB Act also authorizes insured state banks to engage in financial activities, through subsidiaries, similar to the activities permitted for financial holding companies. If a state bank wants to establish a subsidiary engaged in financial activities, it must meet certain criteria, including that it and all of its affiliated insured depository institutions are well-capitalized and have a Community Reinvestment Act rating of at least “satisfactory” and that it is well-managed. There are capital deduction and financial statement requirements and financial and operational safeguards that apply to subsidiaries engaged in financial activities. Such a subsidiary is considered to be an affiliate of the bank and there are limitations on certain transactions between a bank and a subsidiary engaged in financial activities of the same type that apply to transactions with a bank’s holding company and its subsidiaries.

Reserve Requirement. Federal Reserve Board regulations, as presently in effect, require depository institutions including the Bank to maintain cash reserves against their net transaction accounts (primarily NOW and regular checking accounts). Effective October 9, 2008, the Federal Reserve Banks are now authorized to pay interest on such reserves.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company. The Company qualifies as and has elected to be treated as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, the company will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. The Company has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

52

MANAGEMENT

Biographical information regarding our officers and directors is as follows:

Position with Centrue Financial Corporation and Principal Occupation

Name (Age)

Class II (term expires 2018)

Dennis O. Battles (68) Director since 2012

Director of Centrue Financial Corporation and Centrue Bank. With 30 plus years of banking experience, Mr. Battles retired from an executive position at US Bank in 2007. Prior to his retirement, he headed Corporate Banking for US Bank. In this position, he was accountable for corporate lending across the United States along with attendant corporate products including Treasury Management, International Banking, Foreign Exchange and Trading, Government Banking and Commercial Customer Service. Prior to its merger with US Bank, Mr. Battles was chief credit officer for Mercantile Bancorporation in St. Louis where he also held positions in Mergers and Acquisitions, Strategic Planning and regional/community banking. Mr. Battles’ qualifications and experience include more than 30 years of executive bank management experience, including serving as chief credit officer and head of corporate lending and managing responsibility for merger and acquisition activity and strategic planning, and allow him to provide critical insight and leadership on the Company’s highest level operating and strategic business decisions.

Derek J. Ferber (30) Director since 2015

Director of Centrue Financial Corporation since June 2015. He is a member of the Compensation Committee. Mr. Ferber joined the Board of Directors of Bank of Carolinas Corporation, Mocksville, NC in 2014. Mr. Ferber has been in the financial industry since 2007. He is currently a senior analyst with FJ Capital Management. Prior to joining FJ Capital, Mr. Ferber was an equity research associate with Stifel, Nicolaus & Company, focusing on the financial institutions Sector. His qualifications to serve as a director and a member of the Compensation Committee is based on his extensive financial expertise in the financial institutions sector and past board service.

Dennis J. McDonnell (72) Director since 2000	Director and Chairman of the Board of Centrue Financial Corporation and Centrue Bank. Retired Chairman, McDonnell Investment Management, LLC. With more than 40 years of investment industry experience, Mr. McDonnell’s qualifications and experience includes significant executive leadership in the asset management and financial services industries and allow him to provide critical insight and guidance on the company’s highest level strategic business decisions.

Class III (term expires 2016)
David J. Butler (61) Director since 2015

Director of Centrue Financial Corporation and Centrue Bank since June 2015. He is a member and chairman of the Audit Committee. In 2014 he retired from his position as Audit Partner at KPMG LLP. Mr. Butler joined KPMG LLP in 1975. While there he served as the partner in charge of the St. Louis office financial services practice, Audit Partner in the Chicago office and Regional Professional Practice Partner. His qualifications to serve as a Director of the Company and a member of the Audit Committee include his strong audit experiences at KPMG LLP. Mr. Butler specialized in audit and risk advisory services for major financial services companies as well as risk management and professional practice issues. He also served on KPMG LLP’s Issue Council and Audit Leadership Team. Mr. Butler’s professional qualifications meet the Securities and Exchange Commission’s (the SEC’s”) definition of a “financial expert.”

53

Name (Age)	Position with Centrue Financial Corporation and Principal Occupation

Kurt R. Stevenson (48) Director since 2011	Director, President and Chief Executive Officer of Centrue Financial Corporation and Centrue Bank. As the CEO of the Company, Mr. Stevenson’s qualifications and experience includes nearly 25 years of progressive experience with the company. As the liaison between the board and management, Mr. Stevenson’s leadership role within the organization allows him to provide the board with critical insight and perspective on key strategic business initiatives. Mr. Stevenson served as Chief Financial Officer of Centrue Financial Corporation and Centrue Bank from 2000 to 2011.
Scott C. Sullivan (60) Director since 1996	Director of Centrue Financial Corporation and Centrue Bank. Attorney/Partner, Williams McCarthy LLP. As a licensed attorney and partner in an Illinois law firm, Mr. Sullivan’s professional qualifications and expertise in corporate law and commercial litigation allow him to provide important insight on complex company matters and to provide valuable guidance to the board and management.

Class I (term expires 2017)
Bradley E. Cooper (48) Director since 2015

Mr. Cooper has been a director since June 2015. Management, LLC (“CZPM”) a member of the Corporate Governance and Nominating Committee. He is a founding partner of Capital Z Partners, a private equity firm focused on investing in the financial services sector. Prior to founding a predecessor of CZPM in 1990, Mr. Cooper was an investment banker in the Financial Institutions Group of Salomon Brothers. Mr. Cooper currently serves as a director of several CZPM portfolio companies including Anchor BanCorp Wisconsin Inc., CZPM where he has served as a Director since December 2013. His qualifications to serve as a Director of the Company and a member of the Corporate Governance and Nominating Committee include his extensive experience as an investor in the financial services industry. Further, Mr. Cooper has developed an extensive network of contacts throughout the industry. He regularly speaks at industry conferences as an expert on acquisitions and investments in financial services companies.

Randall E. Ganim (61) Director since 2006	Director of Centrue Financial Corporation and Centrue Bank. CPA/Partner/Principal, CliftonLarsonAllen, LLP; formerly CPA/President/ Principal, Ganim, Meder, Childers & Hoering, P.C. As a Certified Public Accountant and business owner, Mr. Ganim’s professional qualifications meet the Securities and Exchange Commission’s (the “SEC’s”) definition of a “financial expert,” while his local roots in one of the company’s key market areas provide him with a unique perspective on business development efforts.
Richard C. Peterson (64) Director since 2011	Director of Centrue Financial Corporation and Centrue Bank. Principal, RCP Consulting 1999 through present. Formerly, Chief Executive Officer, Newport Capital Bancorp, LLC from 2012 to 2013; formerly, Managing Principal and Co-Founder of Hermitage Capital Partners from 2009 to 2010; and Executive Vice President and Head of Community Banking, Banco Popular North America from 2000 to 2008. With 30 plus years of executive leadership within high profile banking organizations, Mr. Peterson’s qualifications and experience includes managing and co-founding a start-up private equity venture formed to acquire, re-capitalize and aggregate troubled community banks in the Chicago market which allows him to serve as a critical resource to the organization. In addition his leadership experience in retail banking and in increasing net income allows him to provide guidance on the company’s customer acquisition and retention strategies.
54

Name (Age)	Position with Centrue Financial Corporation and Principal Occupation

Other Executive Officers

Daniel R. Kadolph (52)	Executive Vice President and Chief Financial Officer of Centrue Financial Corporation and Centrue Bank since January 1, 2012. Interim CFO under consulting agreement from October 2011 until January 2012. From 2009 to 2012, Mr. Kadolph was a consultant to financial institutions and served as President of Arbor Consulting Corporation from 2009 to 2012 and from 2011 to 2012 as Member of Artisan Advisors LLC.
John E. Christy (56)	Executive Vice President and Chief Lending Officer of Centrue Bank since January 30, 2014. He served as VP/Senior Commercial Relationship Manager for Centrue Bank from January 6, 2014 to January 29, 2014. Prior to joining Centrue, Mr. Christy served as Executive Vice President Director of Commercial Banking for Salin Bank from 2012 to 2013, as Senior Vice President for PNC Financial Services from 2010 to 2012 and as the President of Monroe Bank Central Indiana from 2003 to 2009.

In accordance with the terms of the agreements memorializing the Company’s recapitalization, Capital Z AIV has the right to select one nominee to be slated for election to the Company’s board of directors, and the other investors in the recapitalization have the right (selecting as a single class) to select two nominees to be slated for election to the Company’s board of directors. Capital Z AIV selected Mr. Cooper, and the other investors selected Mr. Ferber. Other than these arrangements, there are no arrangements or understandings between the Company and any person pursuant to which any director has been selected. No member of the board of directors is related to any other member of the board of directors.

Separation of the Chairman and Chief Executive Officer Roles and Board Oversight of Risk

The chairman and chief executive officer roles are currently separate. While the Company’s by-laws permit the chairman and the chief executive officer to be the same person, we believe separation of these roles provides important checks and balances for the CEO role and those areas reporting to the board. The board has delegated to the audit committee the responsibility of implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly mitigating and managing risk. On a daily basis, these duties are the responsibilities of the chief risk officer. This individual has a direct reporting relationship to the chairman of the audit committee who, in turn, provides regular updates to the full board. In addition, the board receives regular updates from key business leaders in the organization on critical business issues as part of the board’s oversight function. From a leadership perspective, the board does interact periodically with key members of management through their participation in various board committee meetings. However, most routine matters are delegated to the CEO.

Executive Committee

The members of the executive committee are Messrs. McDonnell (Chairman), Cooper, Stevenson, and Sullivan. The executive committee’s charter is available on the company’s website at www.centrue.com.

The executive committee has authority for the board in all matters other than those matters which may not be delegated to a committee under Delaware law.

Compensation Committee

The members of the compensation committee are Messrs. Peterson (Chairman), Ferber, McDonnell and Stevenson. The compensation committee’s charter is available on the company’s website at www.centrue.com.

The compensation committee is organized, and its members appointed, by the board of directors to carry out the responsibilities of the board of directors relating to the effective administration of the company’s executive compensation and benefits programs, as well as the general oversight of the company’s compensation program for all company employees. The committee responsibilities include reviewing the performance of the CEO and compensation matters for our executive officers, except for those compensation matters for executive officers other than the chief executive officer delegated to the chief executive officer. The committee is responsible for providing oversight to ensure that the company’s compensation, incentives and benefits are competitive and are aligned with company goals so that such goals can be successfully achieved.

55

Items of daily management and decisions relating to company-wide compensation and benefits are delegated to company management to the extent that it does not result in decisions that may materially benefit named executive officers in comparison with the overall employee population. The company’s chief executive officer may implement salary changes for named executive officers within budgetary parameters, as delegated by the committee. The committee periodically reviews such information to ensure levels are reasonable and not excessive. The compensation committee also periodically reviews director compensation.

Audit Committee

The audit committee is responsible for assisting the board of directors with oversight of:

•	The Company’s accounting and financial reporting principles and policies and internal accounting and disclosure controls and procedures;
•	Supervision of the Company’s internal audit function;
•	Certification of the Company’s annual financial statements and assessment of internal disclosure controls by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO);
•	The Company’s consolidated financial statements and the independent registered public accounting firm thereof, including the appointing, compensating, overseeing, evaluating and, where deemed appropriate, replacing the independent registered public accounting firm (or appointing the independent registered public accounting firm to be proposed for stockholder ratifications in any proxy statement);
•	Evaluating the independence of the independent registered public accounting firm

The audit committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The members of the audit committee are Messrs. Butler (Chairman), Ganim and Peterson. Messrs. Butler and Ganim are qualified for designation as “audit committee financial experts.”

Corporate Governance and Nominating Committee

Our board of directors has a corporate governance and nominating committee which consists of four directors. Messrs. McDonnell (Chairman), Battles, Cooper and Sullivan are the current members of this committee. The corporate governance and nominating committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies.

Our board of directors has adopted a written charter for the corporate governance and nominating committee. The charter and principles are available on the company’s website at www.centrue.com.

The corporate governance and nominating committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice by mail, c/o corporate governance and nominating committee, Centrue Financial Corporation, 122 West Madison Street, Ottawa, Illinois 61350 that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; and (2) the number of shares of the common stock beneficially owned by the proposed nominee and the stockholder making the recommendation.

While the corporate governance and nominating committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, the company does not have a formal written diversity policy for director nominations. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the board in performing its oversight responsibilities. The corporate governance and nominating committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the corporate governance and nominating committee and our then current needs. We do not believe there would be any difference in the manner in which the committee evaluates nominees based on whether the nominee is recommended by a stockholder or not.

56

Code of Ethics

The company has adopted a code of ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, any regulatory authority and in other public communications we make;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and
•	Accountability for adherence to the code.

Stockholder Communications with the Board

Our board of directors has a process for stockholders to send communications to the board of directors, its executive committee, its compensation committee, its corporate governance and nominating committee or its audit committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its executive committee, its compensation committee, its corporate governance and nominating committee or its audit committee or specific directors either by regular mail to the attention of the board of directors, its executive committee, its compensation committee, its corporate governance and nominating committee, its audit committee or specific directors, at our principal executive offices at 122 West Madison Street, Ottawa, Illinois 61350. All of these communications will be reviewed by our secretary (1) to filter out communications that our secretary deems, in his or her reasonable judgment, are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate committee or directors.

Compensation of Directors

Each non-employee Centrue Financial Corporation director earned a fee of $750 for each quarterly board meeting attended and $500 for each committee meeting attended. Additionally, the audit committee chairman received an annual retainer of $15,000. Each non-employee Centrue Bank director received an annual retainer of $5,000; $750 for each quarterly board meeting attended; $500 for each monthly board meeting attended; and $500 for each committee meeting attended. Additionally, the credit committee chairman received an annual retainer of $15,000. Non-employee directors may also receive an annual grant of options to purchase shares of common stock under the company’s 2003 Stock Option Plan. The 2003 Stock Option Plan provides for annual formula grants to each of our directors of options to purchase shares of common stock with an exercise price of not less than 100% of the then current market price of the common stock on the date of the grant. Such previously issued options were exercisable over five years. During 2014, non-employee directors were not granted stock options.

57

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dennis O. Battles	$42,000	—	—	—	—	—	$42,000
Walter E. Breipohl(3)	$27,750	—	—	—	—	—	$27,750
Randall E. Ganim	$29,500	—	—	—	—	—	$29,500
Dennis J. McDonnell	$19,250	—	—	—	—	—	$19,250
Richard C. Peterson	$20,750	—	—	—	—	—	$20,750
John A. Shinkle(3)	$32,500	—	—	—	—	—	$32,500
Mark L. Smith(3)	$35,250	—	—	—	—	—	$35,250
Scott C. Sullivan	$17,500	—	—	—	—	—	$17,500
(1)	Includes deferrals of director fees earned in 2014 pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Compensation Plan, which became effective January 1, 2007. The Plan allows participants to defer up to 100% of director fees earned. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. As of December 31, 2014 participants in the Plan held the following shares in their accounts: Mr. Ganim-1,487 shares; Mr. Smith-530 shares; and Mr. Sullivan-650 shares. Also includes fees related to bank committees including the asset liability management committee and credit committee.
(2)	Stock options were not granted to directors in 2014. As of December 31, 2014, the directors listed in the table above have the following number of option awards outstanding: Mr. Breipohl-583 shares; Mr. Ganim-500 shares; Mr. McDonnell-583 shares; Mr. Shinkle-583 shares; Mr. Smith-500 shares and Mr. Sullivan-583 shares.
(3)	Mr. Breipohl, Mr. Shinkle and Mr. Smith resigned as directors on June 29, 2015.
58

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at August 31, 2015, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all of our directors and executive officers as a group.

The following table is based on information supplied to us by the directors, officers and stockholders described above. The company has determined beneficial ownership on the same basis used to calculate beneficial ownership under SEC rules. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 31, 2015 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 6,485,218 shares outstanding as of August 31, 2015 (as adjusted for the reverse stock split effective May 29, 2015). Unless otherwise indicated, the address for each person listed below is 122 West Madison Street, Ottawa, Illinois 61350.

Name of Individual or	Amount and Nature of		Percent
Number of Individuals in Group	Beneficial Ownership(1)(2)(3)		of Class

5% Stockholders

Capital Z Partners Centrue AIV, L.P.(a)	1,533,333		23.64%
142 West 57th Street, 3rd Floor
New York, NY 10019

FJ Capital Management, LLC(b)	636,911		9.82%
1313 Dolley Madison Boulevard, Suite 306
McLean, VA 22101

Stieven Capital Advisors, L.P.
12412 Powerscourt Drive, Suite 250
St. Louis, MO 63131	636,910		9.82%

Directors

Bradley E. Cooper(a)	1,533,333		23.64%
David J. Butler	4,166		*
Dennis O. Battles	6,250		*
Derek J. Ferber(b)	636,911		9.82%
Dennis J. McDonnell	415	(5)	*
Kurt R. Stevenson	21,901	(8)	*
Randall E. Ganim	9,308	(4)	*
Richard C. Peterson	8,333		*
Scott C. Sullivan	5,762	(9)	*

Other Named Executive Officers

John E. Christy	41,666		*
Daniel R. Kadolph	8,333		*

All directors and all executive officers as a group	2,318,234		35.75%
(14 persons)

* Less than 1%.

(a) Capital Z Partners Centrue AIV, L.P.

59

Capital Z Partners Centrue AIV, L.P., (“Capital Z AIV”) is the record holder of 1,533,333 shares of the Company’s common stock. Capital Z Partners Management, LLC (“CZPM”) is the investment manager of Capital Z AIV. Capital Z Partners III GP, L.P. (“Cap Z GP LP”) is the sole general partner of Capital Z AIV. Capital Z Partners III GP, Ltd. (“Cap Z GP Ltd.”) is the sole general partner of Cap Z GP LP. Each of CZPM, Cap Z GP LP and Cap Z GP Ltd. may be deemed to beneficially own the shares of the Company’s common stock held by Capital Z AIV. Bradley E. Cooper and Robert A. Spass are founding partners of CZPM and shareholders of Cap Z GP Ltd. and may be deemed to beneficially own the shares of the Company’s common stock held by CZPM. Each of Messrs. Cooper and Spass disclaims beneficial ownership of the shares of the Company’s common stock held by Cap Z AIV.

(b) FJ Capital Management, LLC

Martin S. Friedman as managing member of FJ Capital Management, LLC holds voting power over the shares held by it. As an affiliate of FJ Capital Management, LLC, Mr. Ferber may be deemed to beneficially own the shares of the Company’s common stock held by FJ Capital Management, LLC. Each of Messrs. Friedman and Ferber disclaims beneficial ownership of the shares of the Company’s common stock held by FJ Capital Management, LLC.

(1)	The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individual may be deemed to have sole or shared voting and/or investment power. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.
(2)	Amounts shown include shares obtainable as of April 6, 2015 (or obtainable within 60 days of April 6, 2015) through the exercise of options to purchase shares of common stock granted under the company’s stock option plans as follows: Mr. Ganim-332 shares; Mr. McDonnell-415 shares; Mr. Stevenson-333 shares; and Mr. Sullivan-415 shares. Option holders have the sole power to exercise their respective options and would also be entitled to exercise sole voting and investment power over the shares issued upon the exercise of such options.
(3)	Amounts shown also include phantom shares obtainable as of April 6, 2015 (or obtainable within 60 days of April 6, 2015) in accordance with the terms of the company’s non-employee directors’ deferred compensation plan and the executive deferred compensation plan to participants as follows: Mr. Ganim- 81 shares; Mr. Stevenson-392 shares; and Mr. Sullivan- 579 shares.
(4)	Includes 533 shares held by Mr. Ganim’s spouse, over which Mr. Ganim has no voting or investment power.
(5)	Excludes 1,179.813 shares of Centrue Financial Corporation Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock Series D held either jointly by Mr. McDonnell and his spouse or for the benefit of Mr. McDonnell.
(6)	Includes 20,847 shares held by Mr. Stevenson jointly with his spouse, over which shares Mr. Stevenson has shared voting and investment power. Also includes 299 shares held by Mr. Stevenson in his 401(k) retirement plan.
(7)	Includes 56 shares held by Mr. Sullivan’s spouse and 32 shares held by members of Mr. Sullivan’s family, over which shares Mr. Sullivan has shared voting and investment power.
(8)	Footnotes (2) through (8) are incorporated herein.
(9)	For purposes of this table, the Company has assumed all of the registered shares are being disposed of by the selling stockholders. The offering is not underwritten and the Company is not aware of any specific plans of any selling stockholders to dispose of shares.

RELATED PARTY TRANSACTIONS

In connection with the Company’s recapitalization during March 2015, by virtue of their investment in the Company each of the following five percent (5%) stockholders of the Company became related parties of the Company, and with respect to these stockholders the recapitalization was a related party transaction.

Name of Related Party	Number of Shares	Percent of Class	Transaction Value

Capital Z Partners Centrue AIV, L.P.	1,533,333	23.64%	$18,399,996
142 West 57th Street, 3rd Floor
New York, NY 10019

FJ Capital Management, LLC	636,911	9.82%	$7,642,932
1313 Dolley Madison Boulevard, Suite 306
McLean, VA 22101

Stieven Capital Advisors, L.P.
12412 Powerscourt Drive, Suite 250	636,910	9.82%	$7,642,920
St. Louis, MO 63131
60

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of our shares set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in our shares other than through a public sale. All of the shares to which this prospectus relates were issued in connection with the issuance of 6,333,333 shares of the Company’s common stock at a price of $12.00 per share as part of the Company’s recapitalization that closed on March 31, 2015.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that each selling stockholder may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the shares from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of date of calculation through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentages of ownership are based on 6,484,286 shares of common stock outstanding as of June 18, 2015.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering	Maximum Number of Common Shares to be Offered	Number of Shares of Common Stock Beneficially Owned After the Offering(18)	Percentage Ownership After Offering
Capital Z Partners Centrue AIV, L.P.(1)	1,533,333	23.65%	1,533,333	—	—
Stieven Financial Investors LP(2)	522,067	8.05%	522,067	—	—
Bridge Equities III LLC(3)	511,911	7.89%	511,911	—	—
TNH Financials Fund LP(4)	316,855	4.89%	316,855	—	—
Sutherland Asset I LLC(5)	313,654	4.84%	313,654	—	—
Mendon Capital Master Fund Ltd(6)	245,043	3.78%	245,043	—	—
Allstate Insurance Company(7)	192,993	2.98%	192,993	—	—
Investure Global Equity (Jam) LLC(8)-159,707	159,707	2.46%	159,707	—	—
Jam Special Opportunities Fund(8)	159,707	2.46%	159,707	—	—
Financial Opportunity Fund LLC(9)	125,000	1.93%	125,000	—	—
Banc Fund VIII LP(10)	123,445	1.90%	123,445	—	—
Stieven Capital Advisors, LP(2)	114,843	1.77%	114,843	—	—
Allstate Life Insurance Company(7)	95,056	1.47%	95,056	—	—
Deerhill Pond, Investment Partners LP(11)	90,833	1.40%	90,833	—	—
Tiburon Opportunity Fund LP(12)	56,136	0.87%	56,136	—	—
Banc Fund VII LP(10)	52,873	0.82%	52,873	—	—
Banc Fund IX LP(10)	47,720	0.74%	47,720	—	—
Mendon Capital QP LP(6)	36,756	0.57%	36,756	—	—
RMB Capital Management(13)	36,756	0.57%	36,756	—	—
Reiss Capital Management LLC(14)	33,333	0.51%	33,333	—	—
Iron Road Multi-Strategy Fund LP(15)	31,855	0.49%	31,855	—	—
Cold Spring Investing LLC, COR Clearing(16)	20,833	0.32%	20,833	—	—
Rachel Eidelman TR, UA DTD. 12-05-2012(17)	12,500	0.19%	12,500	—	—
Total	4,833,209	74.55%	4,833,209	—	—
61

Capital Z Partners Centrue AIV, L.P., (“Capital Z AIV”)

(1) Capital Z AIV is the record holder of 1,533,333 shares of the Company’s common stock. Capital Z Partners Management, LLC (“CZPM”) is the investment manager of Capital Z AIV. Capital Z Partners III GP, L.P. (“Cap Z GP LP”) is the sole general partner of Capital Z AIV. Capital Z Partners III GP, Ltd. (“Cap Z GP Ltd.”) is the sole general partner of Cap Z GP LP. Each of CZPM, Cap Z GP LP and Cap Z GP Ltd. may be deemed to beneficially own the shares of the Company’s common stock held by Capital Z AIV. Bradley E. Cooper and Robert A. Spass are founding partners of CZPM and shareholders of Cap Z GP Ltd. and may be deemed to beneficially own the shares of the Company’s common stock held by Cap Z III. Each of Messrs. Cooper and Spass disclaims beneficial ownership of the shares of the Company’s common stock held by Cap Z AIV. The address of each of Capital Z AIV, Cap Z Partners Management, Cap Z GP LP and Cap Z GP Ltd. is 142 West 57th Street, 3rd Floor, New York, NY 10019.

Stieven Capital Advisors, LP
Stieven Financial Investors LP

(2) Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling stockholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling stockholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling stockholders.

Bridge Equities III, LLC (“Bridge”)

(3) Bridge Equities III, LLC (“Bridge”) is the record owner of 511,911 shares of the Company’s common stock. Martin S. Friedman as the managing member of FJ Capital Management, LLC (“FJ Management”), Bridge and FJ Management may be deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder. Bridge shares voting power over the shares held by it with FJ Management, as sub-investment advisor of Bridge; and Mr. Friedman, as managing member of FJ Management. Mr. Friedman, as managing member of FJ Management, may each be deemed to be the individual with voting and investment control over shares held by Bridge. The address of Bridge, Mr. Friedman and FJ Management is 1313 Dolly Madison Blvd., Suite 306, McLean, VA 22101.

TNH Financials Fund, L.P.

(4) The natural persons with voting and dispositive power for TNH Financials Fund, L.P., are Michael Barnes and Arif Inayatullah. TNH Financials Fund, L.P., is affiliated with a broker-dealer. TNH Financials Fund, L.P., purchased the shares being registered in the ordinary course of business and did not have any agreement or understanding, at the time of purchase, directly or indirectly, with any person to distribute the shares.

Sutherland Asset I LLC

(5) Sutherland Asset I LLC is managed by Waterfall Asset Management, LLC pursuant to a Management Agreement, dated as of November 26, 2013, by and among Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC, Sutherland Asset II, LLC, Sutherland OP Holdings I, Ltd., Sutherland REIT Holdings, L.P., Sutherland ERISA Holdings, Ltd., Sutherland OP Holdings II, Ltd. and Waterfall Asset Management, LLC. Tom Capasse and Jack Ross, as the founders and managing members of Waterfall Asset Management, LLC, may each be deemed to have voting and investment control over shares held by Sutherland Asset I LLC. The address of Waterfall Asset Management, LLC, Mr. Capasse and Mr. Ross is 1140 Avenue of Americas, 7th Floor, New York, New York 10036.

Mendon Capital Master Fund Ltd.
Mendon Capital QP LP

(6) The natural person with voting and dispositive power for Mendon Capital Master Fund Ltd. And Mendon Capital QP LP is Anton Schutz. The address for each entity and for Mr. Schutz is 115 South LaSalle Street, 34th Floor, Chicago, Illinois 60603.

62

Allstate Insurance Company
Allstate Life Insurance Company

(7) The natural persons with voting and dispositive power for Allstate Insurance Company and Allstate Life Insurance Company include Peruvemba Satish. Allstate Insurance Company and Allstate Life Insurance Company are each affiliated with a broker-dealer. Each of Allstate Insurance Company and Allstate Life Insurance Company purchased the shares being registered in the ordinary course of business and did not have any agreement or understanding, at the time of purchase, directly or indirectly, with any person to distribute the shares.

Investure Global Equity (JAM) LLC
JAM Special Opportunities Fund III, L.P.

(8) JAM Partners, L.P., JAM Consolidation Fund, L.P., JAM Special Opportunities Fund III, L.P. and Investure Global Equity (JAM), LLC (the “JAM Entities”) are directly or indirectly controlled by Jacobs Asset Management, LLC. Sy Jacobs, Managing Member of Jacobs Asset Management, LLC, has voting and investment power over all shares beneficially owned by the JAM Entities.

Financial Opportunities Fund LLC

(9) Martin S. Friedman as the managing member of FJ Capital Management, LLC (“FJ Management”). FJ Management is the managing member of Financial Opportunities Fund LLC. Mr. Friedman, as managing member of FJ Management, may be deemed to be the individual with voting and investment control over shares held by Financial Opportunities Fund LLC. The address of Financial Opportunities Fund LLC, Mr. Friedman and FJ Management is 1313 Dolly Madison Blvd., Suite 306, McLean, VA 22101.

Banc Fund VII L.P.
Banc Fund VIII L.P.
Banc Fund IX L.P.

(10) Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.

Deerhill Pond Investments Partners LP

(11) Michael T. O’Brien is the Managing Member of Deerhill Pond Investments Partners LP (“Deerhill”) and has voting and investment power over the shares that beneficially owned by Deerhill.

Tiburon Opportunity Fund, LP

(12) Bortel Investment Management, LLC is the general partner of Tiburon Opportunity Fund, L.P., and Peter Bortel is the managing member of Bortel Investment Management, LLC. As such, Peter Bortel exercises sole voting and dispositive power with respect to these shares. Each of Bortel Investment Management, LLC and Peter Bortel disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein. The address for Tiburon Opportunity Fund, L.P. is c/o Bortel Investment Management LLC, 13313 Point Richmond Beach Road N.W., Gig Harbor, WA 98332.

RMB Capital Management LLC

(13) RMB Capital Management is wholly-owned by RMB Capital Holdings LLC. The natural person with voting and dispositive power for RMB Capital Management is Anton Schutz. The address for RMB Capital Management and for Mr. Schutz is 115 South LaSalle Street, 34th Floor, Chicago, Illinois 60603.

Reiss Capital Management LLC

(14) Richard Reiss Jr., as managing member of Reiss Capital Management LLC, has voting and investment power over the shares owned by Reiss Capital Management LLC.

63

Iron Road Multi-Strategy Fund LP

(15) The general partner of Iron Road Multi-Strategy Fund LP is Iron Road Capital Partners LLC and its investment adviser is RMB Capital Management. Iron Road Capital Partners LLC is owned by RMB Capital Management. RMB Capital Management is wholly-owned by RMB Capital Holdings, LLC. The natural person with voting and dispositive power for RMB Capital Management and Iron Road Multi-Strategy Fund LP is Anton Schutz. The address for RMB Capital Management, Iron Road Multi-Strategy Fund LP and for Mr. Schutz is 115 South LaSalle Street, 34th Floor, Chicago, Illinois 60603.

Cold Spring Investing LLC

(16) Doug A. George, the President of Cold Spring Investing LLC, has voting and dispositive power over the securities beneficially owned by Cold Spring Investing LLC.

Rachel Eidelman TR, UA DTD 12-05-2012

(17) Rachel Eidelman, the Trustee of Rachel Eidelman TR, UA DTD 12-05-2012, has voting and dispositive power over the securities beneficially owned by the trust.

(18) For purposes of this table, the Company has assumed all of the registered shares are being disposed of by the selling stockholders. The offering is not underwritten and the Company is not aware of any specific plans of any selling stockholders to dispose of shares.

EXECUTIVE COMPENSATION

Philosophy

The compensation committee’s principal responsibilities include acting upon matters delegated to the committee by the full board and ensuring the alignment of compensation with the strategic objectives of the organization.

The compensation committee recognizes that the company’s success is largely dependent on the selection, training and development of top caliber executive, managerial and professional talent. The committee has established an objective that the company’s executives be among the most highly qualified and talented professionals available in their respective areas of expertise, when compared to a peer group that represents competition for business and talent.

The Company believes successful compensation programs link business and compensation strategies with thought processes that address a broad array of program influences. This approach to strategy is a core value as it relates to how the company competes with other organizations while meeting the needs of its customers.

Elements of Compensation and Determination of Payments

The compensation committee generally annually reviews and approves goals and objectives relevant to the incentive compensation plans of the chief executive officer and other executive officers of the organization. For the purposes of the committee’s oversight, executive officers include those individuals who are the annually named executive officers of the company.

In determining the compensation and benefits of our executive officers, the following factors are generally taken into consideration: the performance of the executive officers in achieving short and long-term goals; payment of compensation commensurate with the ability and expertise of the executive officers; and payment of compensation that is competitive with similar companies. The foregoing factors, as well as others, are considered in determining the compensation and benefits plans of our executive officers.

The following elements include factors that will be considered when reviewing executive officer compensation and benefits: base salary, short-term incentives (bonuses), long-term incentives, officer benefits, retirement plan funding, perquisites and group insurance benefits.

The following is a general description of how each of these elements applies to our executive officers.

64

Base Salary – In determining the base salary of executive officers, the compensation committee defines base salary as the annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefits plans, or other compensation not designated as salary. The compensation committee considers the individual job performance of the executive officers, as well as overall corporate performance, and the median salaries as published by our peers and other third party consultants. Base salaries are generally reviewed and considered for adjustment on an annual basis, unless circumstances exist in which the executive is assuming a scope and degree of responsibilities materially greater or lesser than the executive’s present duties, or it is deemed that an adjustment is needed to meet marketplace demands. The committee may delegate base salary matters for executive officers, other than that of the chief executive officer, to the chief executive officer.

Short-Term Incentive Compensation (Cash Bonus) – The short-term incentive compensation program is intended to sustain management’s focus on the company’s requirement for strategic long-range planning by encouraging attainment of annual goals. In the second quarter of 2014, after TARP-related restrictions were lifted, a short-term incentive compensation program was rolled out. The Plan was designed by McLagan, a financial services compensation consultant. The Plan’s objective is to cover top officers (senior vice presidents and higher), as well as commercial producers, and be market competitive, regulatory compliant and aligned with the company’s and bank’s strategic goals. Since the chief executive officer and the chief financial officer are officers of both the holding company and the bank, they were included in both the Centrue Financial Corporation and Centrue Bank plans with their dollar pool being split 50/50 between the plans. Award opportunities for participants are defined as a percentage of base salary, determined based on market competitive practices. The program was designed with a three-year transition to phase-in award opportunities beginning in 2014 with the goal of being fully market competitive after the 2015 plan year.

For 2014, the plan was tied exclusively to company-wide goals and performance for the named executive officers to reflect the fact that these individuals perform company-wide roles and are accountable for company performance. The targeted bonus goals for the named executive officers were 10-15% for the Chief Executive Officer and 8-12% for the Chief Financial Officer and Chief Lending Officer. The Chief Lending Officer had an individual loan growth goal. In light of the successful restructuring that was put in place in 2014 and consummated in the first quarter of 2015 as well as the company’s operational improvements and progress towards resolving its issues with regulatory authorities, the Compensation Committee awarded cash bonuses at the high end of the range for each of the named executive officers. These bonuses are included in the “Bonus” column of the Summary Compensation Table.

The Company maintains a retail-focused incentive plan primarily for the benefit of retail division employees.

Long-Term Incentive Compensation – Inclusion in the Company’s long-term incentive program is based on the recommendation of the chief executive officer and the compensation committee and is approved by the board of directors. No long-term equity awards were granted for 2014 due to the company’s financial performance projections.

Officer Benefit Programs – Officer benefits programs focus on two general types of officer benefits: nonqualified retirement benefits and officer life insurance. Officer benefits are considered to be a critical component in attracting, retaining and motivating key talent.

On January 1, 2008, the Centrue Financial Corporation Executive Deferred Compensation Plan took effect. Participants may defer up to 50% of salary and up to 100% of bonus. The plan is available to certain members of the senior management team. Prior to 2013, participant deferrals were required to be invested in a phantom account representing units of Centrue Financial Corporation common stock. The Company may make discretionary matching contributions with respect to a portion of the participant’s deferral and discretionary contributions that are not related to the participant’s deferrals. The Company match, and any discretionary employer contributions, are credited quarterly (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) and invested per the participant’s direction into one or more funds available to participants. Participants are always 100% vested in their own deferrals. Company contributions (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) vest after five years (e.g. 2008 company contributions became vested on December 31, 2013 and 2009 contributions become vested on December 31, 2014). In 2014, the company made no matching contributions to this plan.

65

No trust was established for the plan. However, the plan is structured to allow for a rabbi trust. Participants may elect to receive distributions upon separation of service or upon normal retirement age (65) in a lump sum, over a five-year period or over a 10-year period. Participants have the option to take a distribution upon a change of control. Participants may elect to receive plan payments in cash, shares of Company stock or a combination of both.

A small group of officers, including our chief executive officer, are covered by a split dollar plan which, subject to the achievement of certain conditions, pays out a portion of death benefits to the executives’ named beneficiaries.

Retirement Benefits – The compensation committee considers various benefits, including retirement benefits, in determining compensation. The primary retirement vehicle is the company’s 401(k) plan which allows eligible participants to defer compensation up to annual IRS limits subject to non-discrimination testing. Employees who met certain eligibility requirements as of December 31, 2014 received an employer contribution in February 2015 of 1% of eligible compensation. The Plan was considered to be a non-safe harbor plan.

Company executives participate in retirement plan programs in a manner consistent with plan provisions covering other employees. Currently, the company does not provide executives with any supplemental executive retirement plan benefits.

Perquisites – Executive officers may have a limited number of perquisites made available to them. The main perquisites that may be offered are reimbursement of business expenses and employment agreements or change-in-control agreements.

Group Insurance Benefits – The Company offers a comprehensive employee benefits package for all eligible employees which includes group health, dental, vision, life, dependent life, short and long-term disability insurance and a flexible spending account plan. Executive officers are afforded the same participation and rewards terms as all other eligible staff.

Total Rewards – The Company considers compensation a single package consisting of the parts described in this statement. When viewed in this manner, the organization is positioned to: 1) establish specific goals for each form of compensation, 2) project funding requirements consistent with the Company’s business strategies, and 3) administer the program with predetermined goals as a guide. Assuming strategic goals are met, the combined total rewards would be expected to be comparable to similarly sized banks within the company’s market area. The approach to total rewards for 2014 continued to be on a scaled down level due to the company’s financial performance.

Written Agreement Related Compensation Matters

In accordance with the Centrue Financial Corporation and Centrue Bank joint Written Agreement with the Federal Reserve -Chicago and the IDFPR, dated December 18, 2009, the company is subject to certain restrictions on indemnification and severance payments of section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Executive Compensation

The following table shows the compensation earned by the chief executive officer and the two other most highly compensated executive officers in 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kurt R. Stevenson	2014	$288,750	$43,000	—	$—	—	—	$516	$332,266
President & Chief	2013	$288,750	$—	—	$—	—	—	$480	$289,230
Executive Officer (1)	2012	$275,000	$—	—	$—	—	—	$456	$275,456

Daniel R. Kadolph	2014	$196,243	$23,000	—	$—	—	—	$—	$219,243
EVP/Chief Financial Officer (2)	2013	$194,300	$—	—	$—	—	—	$—	$194,300
	2012	$170,500	$—	—	$—	—	—	$1,000	$171,500

John E. Christy	2014	$180,013	$17,100	—	$—	—	—	$22,666	$219,779
EVP/Chief Lending Officer (3)

(1)	Mr. Stevenson’s All Other Compensation figures for 2014, 2013 and 2012 represent imputed income related to Mr. Stevenson’s split dollar bank-owned life insurance (BOLI) policy.
66

(2)	Mr. Kadolph was a consultant for Centrue Bank from October of 2011 through his employment start date in January of 2012. Mr. Kadolph’s 2012 All Other Compensation figure of $1,000 represents compensation paid to him to help defray the costs of health insurance during his waiting period.
(3)	Mr. Christy began employment in January 2014. His All Other Compensation figure includes $8,975 in reimbursable moving expenses, $10,000 in taxable temporary housing reimbursements and $3,691 of taxes the Company paid on Mr. Christy’s behalf related to his temporary housing.

Compensation of the Chief Executive Officer

Kurt R. Stevenson

During 2014, Kurt R. Stevenson served as the president and chief executive officer of Centrue Financial Corporation at an annual salary of $288,750.

Mr. Stevenson received a bonus in February of 2015 for year 2014 performance in the amount of $43,000.

Mr. Stevenson was eligible for participation in Company-sponsored benefits programs in 2014, including the Company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan. Mr. Stevenson also holds a split-dollar BOLI policy which pays out a portion of death benefits to his named beneficiaries.

Mr. Stevenson did not receive any stock options or compensation associated with a car allowance or country club dues in 2014.

The compensation and benefits package for 2014 for Mr. Stevenson was approved by the Company’s board of directors and was commensurate with his knowledge, skills and abilities, as supported by his professional experience and accomplishments, as well as the board’s belief in his ability to successfully lead the organization. The compensation committee has reviewed all components of the total compensation package of the chief executive officer and the other named executive officers in this proxy statement and believes them to be reasonable and not excessive.

Compensation of Other Executive Officers

Daniel R. Kadolph

During 2014, Daniel R. Kadolph served as the executive vice president and chief financial officer of Centrue Financial Corporation. Mr. Kadolph received a 2% salary increase to $198,186 from $194,300 effective with the payroll of July 1, 2014.

Mr. Kadolph received a bonus in February of 2015 for year 2014 performance in the amount of $23,000.

Mr. Kadolph was eligible for participation in Company-sponsored benefits programs in 2014, including the Company’s group health, dental and vision coverage, group-term life insurance coverage and the 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Kadolph did not receive any stock options or compensation associated with a car allowance or country club dues in 2014.

John E. Christy

In January 2014, John E. Christy was appointed as the executive vice president and chief lending officer at an annualized salary of $190,000 which remained in effect for all of 2014. In addition, Mr. Christy was given a moving allowance of up to $10,000 and up to six months of temporary housing which resulted in payments of $8,975 and $10,000, respectively. The Company paid Mr. Christy’s portion of taxes, a total of $3,691, on the $10,000 payment associated with temporary housing.

Mr. Christy received a bonus in February of 2015 for year 2014 performance in the amount of $17,100.

67

Mr. Christy was eligible for participation in company-sponsored benefits programs in 2014, including the Company’s group health, dental and vision coverage, group-term life insurance coverage and the 401(k) and Profit Sharing Plan.

Mr. Christy did not receive any stock options or compensation associated with a car allowance or country club dues in 2014.

Transactions with Management

The Company’s audit committee charter requires the review of all related party transactions, other than Regulation O transactions.

Several of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) were loan customers of, and had other transactions with, us and our subsidiary in the ordinary course of business. These loans and lines of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 215,000,000 shares of common stock, par value $0.01 per share, and 200,000 shares of preferred stock, par value $0.01 per share. At August 31, 2015, we had 6,581,544 shares of common stock issued and 6,485,218 outstanding and 2,904 shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. A one for thirty share reverse stock split took effect on May 29, 2015 following approval previously obtained from stockholders.

In connection with the closing of the March 31, 2015 recapitalization, we entered into stock purchase agreements with certain purchasers that provide each such purchaser with a preemptive right to purchase our equity securities in any subsequent offer or sale of our securities, subject to limited exceptions.

Holders of common stock have no other preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, designees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

68

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	In the over-the-counter market or any other market or exchange upon which the Company’s common stock is traded;
•	In privately negotiated transactions;
•	Through broker-dealers, who may act as agents or principals;
•	Through one or more underwriters on a firm commitment or best-efforts basis;
•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Directly to one or more purchasers;
•	Through agents; or
•	In any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Broker-dealer transactions may include:

•	Purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;
•	Ordinary brokerage transactions; or
•	Transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

TRANSFER AGENT

The transfer agent and registrar for the company’s common stock is Computershare Investor Services, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Centrue Financial Corporation as of December 31, 2014 and 2013, and for the years then ended have been included herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, which are included herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Howard & Howard Attorneys PLLC, counsel to Centrue Financial Corporation, issued to Centrue its opinion regarding the legality of the common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Centrue has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Centrue. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In connection with the offering, Centrue will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Centrue and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, and the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.

69

Centrue Financial Corporation

Consolidated Financial Statements

Financial Statements and Notes

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Centrue Financial Corporation
Ottawa, Illinois

We have audited the accompanying consolidated balance sheets of Centrue Financial Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income (loss) and comprehensive income (loss), of stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Oak Brook, Illinois	Crowe Horwath LLP
April 13, 2015
F-2

Centrue Financial Corporation
Consolidated Balance Sheets
(In Thousands, Except for par value and share data)

	June 30,	December 31,	December 31,
	2015	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$35,732	$49,167	$70,748
Securities available-for-sale	191,423	135,371	157,828
Restricted securities	7,040	6,102	6,041
Loans held for sale	169	364	653
Loans, net of allowance for loan loss: 2015 - $8,645 (Unaudited); 2014 - $7,981; 2013 - $11,637	578,164	545,219	553,881
Bank-owned life insurance	34,645	34,194	33,295
Mortgage servicing rights	2,199	2,240	2,301
Premises and equipment, net	22,433	22,626	23,135
Intangible assets, net	1,355	1,831	2,782
Other real estate owned, net	9,777	10,256	23,318
Other assets	8,078	9,719	8,896
Total assets	$891,015	$817,089	$882,878
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest-bearing	$142,723	$144,633	$139,185
Interest-bearing	557,395	554,191	615,160
Total deposits	700,118	698,824	754,345
Federal funds purchased and securities sold under agreements to repurchase	17,566	26,691	22,271
Federal Home Loan Bank advances	65,000	20,000	30,000
Notes payable	—	10,250	10,250
Series B mandatory redeemable preferred stock	268	268	268
Subordinated debentures	20,620	20,620	20,620
Other liabilities	4,615	10,108	9,253
Total liabilities	808,187	786,761	847,007
Commitments and contingent liabilities	—	—	—
Stockholders’ equity
Series A Convertible Preferred Stock, no shares authorized 2015 (Unaudited) and 2014; 2,765 shares authorized and 2,762 shares issued 2013; aggregate liquidation preference $2,762 at 2013	—	—	500
Series C Fixed Rate, Cumulative Perpetual Preferred Stock, no shares authorized in 2015 (Unaudited); 32,668 shares authorized and issued 2014 and 2013; aggregate liquidation preference of $32,668	—	32,668	32,668
Series D Fixed Rate, Non-Cumulative Perpetual Preferred Stock, 2,363 shares authorized and issued 2015 (Unaudited) and 2014; aggregate liquidation preference of $2,636	2,636	2,636	—
Common stock, $0.01 par value; 215,000,000 shares authorized; 6,581,544 shares issued at 2015 (Unaudited); 215,000,000 shares authorized; 248,452 shares issued at 2014 and 500,000 shares authorized; 248,452 shares issued at 2013	66	2	2
Surplus	147,627	78,955	82,051
Accumulated deficit	(42,162)	(58,750)	(56,452)
Accumulated other comprehensive loss	(2,446)	(2,051)	(1,021)
	105,721	53,460	57,748
Treasury stock, at cost, 96,326 shares at 2015 (Unaudited); 97,330 at 2014; 46,337 shares at 2013	(22,893)	(23,132)	(21,877)
Total stockholders’ equity	82,828	30,328	35,871
Total liabilities and stockholders’ equity	$891,015	$817,089	$882,878

See Accompanying Notes to Consolidated Financial Statements

F-3

Centrue Financial Corporation
Consolidated Statements of Income (Loss) and comprehensive income (Loss)
(In Thousands)

	Six Months Ended		Year End
	June 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)
Interest income
Loans	$12,392	$12,492	$24,969	$25,625
Securities
Taxable	1,226	1,223	2,272	2,120
Exempt from federal income taxes	76	126	233	319
Federal funds sold and other	47	60	121	117
Total interest income	13,741	13,901	27,595	28,181

Interest expense
Deposits	624	1,139	2,040	2,757
Federal funds purchased and securities sold under agreements to repurchase	24	25	55	51
Federal Home Loan Bank advances	230	223	450	496
Series B mandatory redeemable preferred stock	8	8	16	16
Subordinated debentures	285	295	600	595
Notes payable	84	168	339	344
Total interest expense	1,255	1,858	3,500	4,259

Net interest income	12,486	12,043	24,095	23,922
Provision for loan losses	—	1,600	7,202	3,425
Net interest income after provision for loan losses	12,486	10,443	16,893	20,497

Noninterest income
Service charges	1,935	2,135	4,348	4,255
Mortgage banking income	657	787	1,485	2,075
Electronic banking services	1,244	1,224	2,499	2,370
Bank-owned life insurance	451	439	899	907
Securities gains, net	101	378	929	5,261
Income from real estate	320	321	621	758
Gain on sale of OREO	3	422	896	497
Gain on sale of other assets	—	750	750	—
Gain on extinguishment of debt	1,750	—	—	—
Other income	142	160	383	576
	6,603	6,616	12,810	16,699
F-4

Centrue Financial Corporation
Consolidated Statements of Income (Loss) and comprehensive income (Loss)
(In Thousands)

(Continued)

	Six Months Ended		Year End
	June 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)
Noninterest expense
Salaries and employee benefits	8,308	7,694	15,383	15,648
Occupancy, net	1,436	1,462	3,049	2,771
Furniture and equipment	487	490	984	880
Marketing	158	113	247	381
Supplies and printing	120	121	242	265
Telephone	388	399	732	759
Data processing	816	806	1,734	1,536
FDIC insurance	644	955	1,891	1,934
Loan processing and collection costs	413	401	645	1,044
OREO carrying costs	468	524	996	1,318
OREO valuation adjustment	148	396	2,082	1,442
Amortization of intangible assets	476	476	951	950
Other expenses	2,274	2,290	5,278	4,588
	16,136	16,127	34,214	33,516

Income (loss) before income taxes	$2,953	$932	$(4,511)	$3,680
Income tax expense	33	—	—	—
Net income (loss)	$2,920	$932	$(4,511)	$3,680

Preferred stock dividends	1,006	1,777	3,569	2,200
Discount on redemption of preferred stock	(13,668)	—	—	—
Net income (loss) for common stockholders	$15,582	$(845)	$(8,080)	$1,480

Basic earnings (loss) per common share	$4.62	$(4.18)	$(44.81)	$7.32
Diluted earnings (loss) per common share	$4.62	$(4.18)	$(44.81)	$7.32

Total comprehensive income (loss):
Net income (loss)	$2,920	$932	$(4,511)	$3,680

Change in unrealized gains (losses) on securities available for sale	(295)	(58)	(101)	2,359
Reclassification adjustment for losses (gains) recognized in income	(101)	(378)	(929)	(5,261)
Net unrealized gains (loss)	(396)	(436)	(1,030)	(2,902)
Tax effect	(1)	—	—	(1)
Other comprehensive income (loss)	(395)	(436)	(1,030)	(2,901)
Total comprehensive income (loss)	$2,525	$496	$(5,541)	$779

See Accompanying Notes to Consolidated Financial Statements

F-5

Centrue Financial Corporation
Consolidated Statements of Stockholders’ Equity
(In Thousands)

	Series A						Accumulated
	Convertible	Series C	Series D				Other
	Preferred	Preferred	Preferred	Common		(Accumulated	Comprehensive	Treasury
	Stock	Stock	Stock	Stock	Surplus	Deficit)	Income (Loss)	Stock	Total
Balance, January 1, 2013	$500	$32,049	$—	$2	$82,037	$(66,675)	$1,880	$(21,877)	$27,916

Preferred stock dividends	—	—	—	—	—	(2,200)	—	—	(2,200)
Reversal of preferred stock dividends - see Note 7	—	—	—	—	—	9,362	—	—	9,362
Share-based compensation	—	—	—	—	14	—	—	—	14
Series C preferred stock discount accretion	—	619	—	—	—	(619)	—	—	—
Net income	—	—	—	—	—	3,680	—	—	3,680
Total comprehensive income (loss)	—	—	—	—	—	—	(2,901)	—	(2,901)
Balance, December 31, 2013	500	32,668	—	2	82,051	(56,452)	(1,021)	(21,877)	35,871

Preferred stock dividends	—	—		—	—	(881)	—	—	(881)
Common and preferred stock conversion to Series D preferred stock	(500)		2,636					(1,255)	881
Repurchase of TARP warrants - see Note 7	—	—		—	(3,096)	3,094	—	—	(2)
Net loss	—	—		—	—	(4,511)	—	—	(4,511)
Total comprehensive income (loss)	—	—		—	—	—	(1,030)	—	(1,030)
Balance, December 31, 2014	$—	$32,668	$2,636	$2	$78,955	$(58,750)	$(2,051)	$(23,132)	$30,328
F-6

Centrue Financial Corporation
Consolidated Statements of Stockholders’ Equity
(In Thousands)

(Continued)

	Series A						Accumulated
	Convertible	Series C	Series D				Other
	Preferred	Preferred	Preferred	Common		(Accumulated	Comprehensive	Treasury
	Stock	Stock	Stock	Stock	Surplus	Deficit)	Income (Loss)	Stock	Total
Balance, January 1, 2015	$—	$32,668	$2,636	$2	$78,955	$(58,750)	$(2,051)	$(23,132)	$30,328

Net proceeds from common stock offering (Unaudited) - see Note 1	—	—	—	64	68,896	—	—	—	68,960
Deferred compensation distribution (1,003 shares) (Unaudited)	—	—	—	—	(224)	—	—	239	15
Redemption of preferred stock (Unaudited) - see Note 1 & 7	—	(32,668)	—	—	—	13,668	—	—	(19,000)
Net income (Unaudited)	—	—	—	—	—	2,920	—	—	2,920
Total comprehensive income (Unaudited)	—	—	—	—	—	—	(395)	—	(395)
Balance (Unaudited), June 30, 2015	$—	$—	2,636	$66	$147,627	$(42,162)	$(2,446)	$(22,893)	$82,828

Balance, January 1, 2014	$500	$32,668	$—	$2	$82,051	$(56,452)	$(1,021)	$(21,877)	$35,871
Net income (Unaudited)	—	—	—	—	—	932	—	—	932
Total comprehensive income (Unaudited)	—	—	—	—	—	—	(436)	—	(436)
Balance (Unaudited), June 30, 2014	$500	$32,668	$—	$2	$82,051	$(55,520)	$(1,457)	$(21,877)	$36,367

See Accompanying Notes to Consolidated Financial Statements.

F-7

Centrue Financial Corporation
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$2,920	$932	$(4,511)	$3,680
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	577	589	1,385	1,117
Amortization of intangible assets	476	476	951	950
Amortization of mortgage servicing rights, net	176	141	293	399
Amortization of bond premiums, net	665	697	1,338	2,491
Mortgage servicing rights valuation adjustment	—	—	—	(314)
Share based compensation	—	—	—	14
Provision for loan losses	—	1,600	7,202	3,425
Earnings on bank-owned life insurance	(451)	(439)	(899)	(907)
OREO valuation allowance	148	396	2,082	1,442
Securities gains, net	(101)	(378)	(929)	(5,261)
Gain on sale of OREO	(3)	(422)	(896)	(497)
Gain on extinguishment of debt	(1,750)	—	—	—
Gain on sale of loans	(460)	(524)	(968)	(1,334)
Proceeds from sales of loans held for sale	19,474	19,137	37,061	58,598
Origination of loans held for sale	(14,972)	(18,649)	(35,803)	(56,447)
Change in assets and liabilities
(Increase) decrease in other assets	1,480	109	(1,108)	(959)
Increase (decrease) in other liabilities	(5,469)	107	1,138	359
Net cash (used in) provided by operating activities	2,710	3,772	6,336	6,756
Cash flows from investing activities
Proceeds from paydowns of securities available for sale	16,034	13,809	26,277	46,558
Proceeds from calls and maturities of securities available for sale	1,530	280	2,165	9,675
Proceeds from sales of securities available for sale	14,625	11,455	60,161	95,751
Purchases of securities available for sale	(89,174)	(11,278)	(67,532)	(115,430)
Redemption of Federal Home Loan Bank stock	—	—	—	934
Redemption of Federal Reserve Bank stock	179	13	13	50
Purchase of Federal Reserve Bank stock	(1,117)	(30)	(74)	(91)
Bulk Asset Sale	—	—	31,330	—
Net increase in loans	(36,890)	(14,293)	(23,766)	(22,162)
Purchase of premises and equipment	(384)	(462)	(876)	(1,117)
Proceeds from sale of OREO	424	2,033	5,488	8,445
Net cash (used in) provided by investing activities	(94,773)	1,527	33,186	22,613
F-8

Centrue Financial Corporation
Consolidated Statements of Cash Flows
(In Thousands)

(Continued)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from financing activities
Net increase (decrease) in deposits	1,294	(11,668)	(55,521)	(30,992)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(9,126)	(7,325)	4,420	(844)
Net proceeds of advances from the Federal Home Loan Bank	45,000	5,000	(10,000)	9,944
Repayment of Notes Payable	(8,500)	—	—	—
Purchase of Tarp Warrants	—	—	(2)	—
Net proceeds from the issuance of Common Stock	68,960	—	—	—
Purchase of Treasury Stock	—	—	(1,255)	—
Redemption of Series A Convertible Preferred Stock	—	—	(500)	—
Redemption of Series C Cumulative Perpetual Preferred Stock	(19,000)
Issuance of Series D Non-Cumulative Perpetual Preferred Stock	—	—	2,636	—
Dividends paid on preferred stock	—	—	(881)	—
Net cash provided by (used in) financing activities	78,628	(13,993)	(61,103)	(21,892)
Net increase (decrease) in cash and cash equivalents	(13,435)	(8,694)	(21,581)	7,477
Cash and cash equivalents
Beginning of period	49,167	70,748	70,748	63,271
End of period	$35,732	$62,054	$49,167	$70,748
Supplemental disclosures of cash flow information
Cash payments for
Interest	$6,117	$1,639	$3,155	$3,784
Income taxes	2	5	5	8
Transfers from loans to other real estate owned	98	112	617	3,452
Reversal of preferred stock dividend liabilities to reduce accumulated deficit (See Note 7)	—	—	—	9,362

See Accompanying Notes to Consolidated Financial Statements.

F-9

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Centrue Financial Corporation is a bank holding company organized under the laws of the State of Delaware.  When we use the terms “Centrue,” the “Company,” “we,” “us,” and “our,” we mean Centrue Financial Corporation, a Delaware Corporation, and its consolidated subsidiary. When we use the term the “Bank,” we are referring to our wholly owned banking subsidiary, Centrue Bank. The Company and the Bank provide a full range of banking services to individual and corporate customers located in markets extending from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.  These services include demand, time, and savings deposits; business and consumer lending; and mortgage banking. The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial services.  Additionally, the Company and the Bank are subject to regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

Principles of Consolidation

The consolidated financial statements include the accounts and results of operations of the Company and its subsidiary after elimination of all significant intercompany accounts and transactions.

Use of Estimates

The accounting and reporting policies of the Company and its subsidiaries conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Presentation of Interim Financial Statements

The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States of America. The Company’s June 30, 2015 (Unaudited) and 2014 (Unaudited) financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the periods presented. All such adjustments are of a normal and recurring nature. The interim operating results presented in these financial statements are not necessarily indicative of operating results for the full year.

Reverse Stock Split

Common shares and per share amounts for all periods shown have been restated to reflect the impact of the 1:30 reverse stock split the Company completed effective May 29, 2015.

Cash flows

Cash and cash equivalents includes cash, deposits with other financial institutions with maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, repurchase agreements, and federal funds purchased.

Securities

Available-for-sale. Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of related deferred income taxes, recorded in stockholders’ equity as a separate component of other comprehensive income. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

F-10

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Purchases and sales of securities are recognized on a trade date basis. Realized securities gains or losses are reported in securities gains (losses), net in the Consolidated Statement of Income (Loss). The cost of securities sold is based on the specific identification method. On a quarterly basis, the Company makes an assessment to determine whether there have been any events or circumstances to indicate that a security for which there is an unrealized loss is impaired on an other-than-temporary (“OTTI”) basis. In evaluating other-than-temporary impairment, the Company considers many factors including the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Securities for which there is an unrealized loss that is deemed to be OTTI are written down to fair value with the write-down recorded as a realized loss and included in net impairment on securities, but only to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income unless management intends to sell the security or believes it is more likely than not that it will be required to sell the security prior to full recovery.

For trust preferred collateralized debt obligations (“CDOs”), the issuer’s financial condition, payment history, and ability to pay interest and repay principal according to the terms of the financial instrument, are analyzed. For multi-issuer securities, the analysis is conducted for each issuer. In analyzing an issuer’s financial condition, the Company reviews relevant balance sheet, income statement and ratio information. Industry and market information are also considered. The Company considers whether the securities were issued by or have principal and interest payments guaranteed by the federal government or its agencies. The Company conducts regular reviews of the bond agency ratings of securities.

Interest income is reported net of amortization of premiums and accretion of discounts. Amortization of purchase premium or discount is included in interest income. Premiums and discounts on securities are amortized over the level-yield method without anticipating prepayments except for mortgage backed securities where prepayments are anticipated.

Restricted Securities. Federal Home Loan Bank stock and Federal Reserve Bank stock are carried at cost and are included in restricted stock. The Corporation is required to maintain these equity securities as a member of both the Federal Home Loan Bank and the Federal Reserve System, and in amounts as required by these institutions. These equity securities are “restricted” in that they can only be sold back to the respective institutions or another member institution at par. Therefore, they are less liquid than other tradable equity securities and no impairment has been recorded during 2015 (Unaudited), 2014 or 2013. Both cash and stock dividends are reported as income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are sold with either servicing rights retained or servicing rights released. When retaining the servicing rights, the carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold. When selling service released, the gain or loss is determined by comparing the selling price to the value of the mortgage sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding; net of [purchase premiums and discounts] deferred loan fees and costs, and an allowance for loan losses. Interest income on loans is accrued based on principal amounts outstanding. Loan and lease origination fees, fees for commitments that are expected to be exercised and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment. Other credit-related fees are recognized as fee income when earned.

F-11

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Nonaccrual Loans. Generally, commercial loans and loans secured by real estate are designated as nonaccrual: (a) when either principal or interest payments are 90 days or more past due based on contractual terms unless the loan is sufficiently collateralized such that full repayment of both principal and interest is expected and is in the process of collection; or (b) when an individual analysis of a borrower’s creditworthiness indicates a credit should be placed on nonaccrual status. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Future interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when the financial position of the borrower and other relevant factors indicate there is no longer doubt as to such collectability.

Charged-Off Loans. Commercial loans and loans secured by real estate are generally charged-off when deemed uncollectible. A loss is recorded at that time if the net realizable value can be quantified and it is less than the associated principal and interest. Consumer loans that are not secured by real estate are subject to mandatory charge-off at a specified delinquency date and are usually not classified as non-accrual prior to being charged-off. Consumer loans, which include installment, automobile, and single payment loans are generally charged-off in full no later than the end of the month in which the loan becomes 120 days past due.

90-Day Past Due Loans. 90 days or more past due loans are loans for which principal or interest payments become 90 days or more past due but that still accrue interest since they are loans that are well secured and in the process of collection.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Credit exposures deemed to be uncollectible are charged-off against the allowance, while recoveries of amounts previously charged-off are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Additions to the allowance for loan losses are charged to operating expense through the provision for loan losses. The amount charged to operating expense in any given year is dependent upon a number of factors including historic loan growth and changes in the composition of the loan portfolio, net charge-off levels, and the Company’s assessment of the allowance for loan losses.

The allowance for loan losses consists of specific and general components. The specific component is established for expected losses on individual loans classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual principal and interest due according to the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the value of the underlying collateral. The Company evaluates the collectability of both principal and interest when assessing the need for loss accrual.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The specific reserves component of the allowance for loan losses is based on a regular analysis of impaired loans exceeding a fixed dollar amount where the internal credit rating is at or below a predetermined classification. If the estimated fair value of the loan is less than the recorded book value, a valuation allowance is established as a component of the allowance for loan losses.

F-12

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructured loan. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from restructured loans in the calendar years subsequent to the restructuring if they are in compliance with modified terms. Generally, a nonaccrual loan that is a troubled debt restructuring remains on nonaccrual until such time that repayment of the remaining principal and interest is not in doubt, and the borrower has a period of satisfactory repayment performance. Troubled debt restructurings (TDRs) are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.

For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.

The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The general allowance component also includes loans that are not individually identified for impairment evaluation, as well as those loans that are individually evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

The establishment of the allowance for loan losses involves a high degree of judgment and includes a level of imprecision given the difficulty of identifying all of the factors impacting loan repayment and the timing of when losses actually occur.

Management considers the following when assessing the risk in the loan portfolio:

•	Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advances for equipment purchases or to provide working capital or meet other financing needs of business enterprises. These loans may be secured by accounts receivable, inventory, equipment or other business assets. At the time of origination, financial information is obtained from the borrower to evaluate ability to repay the loans and periodically obtained during the life of the loan.
•	Agriculture and Agriculture Real Estate are subject to adverse market conditions including changes in local or foreign demand, weather related reduction in output, impact on storage, distribution or use. Increasing commodity prices leading to higher production costs, distribution or exporting.
•	Commercial real estate loans and Construction loans are dependent on the industries tied to these loans as well as the local commercial real estate market. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan.
F-13

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

•	1-4 family residential real estate and home equity loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination the Bank evaluates the borrower’s repayment ability through a review of credit scores and debt to income ratios. Appraisals are obtained to support the loan amount.
•	Consumer loans are subject to adverse employment conditions in the local economy which may lead to higher default rates. Decreases in the value of underlying collateral effect the amount collected if a borrower defaults.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Concentration of Credit Risk

The Bank generates loans throughout its foot print, with lending activities primarily focused on LaSalle, Kankakee and Will Counties in Illinois and St. Louis County in Missouri.  The Bank engages in all traditional aspects of community lending with focuses on: (i) owner occupied commercial real estate, (ii) investor commercial real estate, (iii) residential lending, (iv) commercial lending, (v) multifamily real estate, and (vi) agricultural lending.

Mortgage Servicing Rights

Servicing rights are recognized separately when they are acquired through sales of loans. When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with noninterest expense in the other expense line on the income (loss) statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income (loss) statement as mortgage banking income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Service fees totaled $235 and $310 for the six months ended June 30, 2015 (Unaudited) and 2014 (Unaudited), respectively. Service fees totaled $616 and $576 for years ended December 31, 2014 and 2013, respectively.

F-14

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises, furniture and equipment, and leasehold improvements are stated at cost less accumulated depreciation and land is carried at cost. Depreciation expense is determined by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the asset or the lease term. Rates of depreciation are generally based on the following useful lives: buildings, 25 to 40 years; building improvements, typically 3 to 15 years but longer under limited circumstances; and furniture and equipment, 3 to 10 years. Gains and losses on dispositions are included in gains on sale of other assets in noninterest income on the Consolidated Statement of Income (Loss). Maintenance and repairs are charged to operating expenses as incurred, while improvements that extend the useful life of assets are capitalized and depreciated over the estimated remaining life.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis. Impairment losses are recorded in other noninterest expense on the Consolidated Statement of Income (Loss).

Other Real Estate Owned

Other real estate owned includes properties acquired in partial or total satisfaction of certain loans. Properties are initially recorded at fair value, which represents the estimated sales price of the properties on the date acquired less estimated selling costs, establishing a new cost basis. Any write-downs in the carrying value of a property at the time of acquisition are charged against the allowance for loan losses. Management periodically reviews the carrying value of other real estate owned. Any write-downs of the properties subsequent to acquisition, as well as gains or losses on disposition and income or expense from the operations of other real estate owned, are recognized in operating results in the period they are realized.

Earnings Per Share

Basic earnings per common share is net income for common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options using the treasury stock method. Earnings and dividends per share are restated for all stock splits through the date of issuance of the financial statements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank-Owned Life Insurance (“BOLI”)

BOLI represents life insurance policies on the lives of certain current and former Company officers and directors for which the Company is the sole beneficiary. These policies are recorded as an asset on the Consolidated Balance Sheets at their cash surrender value adjusted for other charges or other amounts due that are probable at settlement. The change in cash surrender value and insurance proceeds received are recorded as bank-owned life insurance income on the Consolidated Statement of Income (Loss) in noninterest income. Management performs a monthly analysis to determine the current cash surrender value and adjusts the value accordingly.

F-15

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and, when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on the sale of the disposed assets.

Intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch company acquisitions. They are initially measured at fair value and then are amortized over ten years using an accelerated method. Management reviews intangible assets at least annually for impairment and any such impairment will be recognized in the period identified.

Repurchase agreements

Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Mortgage Banking Derivatives

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.

Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sales of loans.

Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and in Illinois and Missouri. The provision for income taxes is based on income in the financial statements, rather than amounts reported on the Company’s income tax return. Changes in enacted tax rates and laws are reflected in the financial statements in the periods they occur. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other expense.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established for any deferred tax asset for which recovery or settlement is unlikely. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

F-16

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of the stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. See Note 4 for additional information.

Stockholders’ Equity

Capital Event

On March 31, 2015, the Company completed the issuance of $76.0 million of new common stock in a private placement offering. A total of 6.3 million shares were sold in the offering at a price of $12.00 per share. In conjunction with the stock offering the Company used the proceeds in part to pay $4.9 million in accrued but unpaid interest on its subordinated debentures, redeemed all $32.7 million of Series C Preferred Stock for $19.0 million, settled $10.3 million in notes payable with MB Financial for $8.5 million and made a $36.0 million capital contribution into Centrue Bank. The remaining proceeds will be used for general corporate purposes.

Preferred Stock

The Company’s Certificate of Incorporation authorizes its board of directors to fix or alter the rights, preferences, privileges, and restrictions of 200,000 shares of preferred stock.

The Company has the following classes of preferred stock issued or authorized:

Series A Convertible Preferred Stock: The Company has no Series A Convertible Preferred Stock shares authorized, issued and outstanding or dividends in arrears as of June 30, 2015 (Unaudited) and December 31, 2014. The Company had authorized 2,765 shares of Series A Convertible Preferred Stock with 2,762.24 shares issued and outstanding at December 31, 2013. At December 31, 2013, there were dividends in arrears of $0.9 million. See Note 7 for additional disclosure on preferred stock activity.

Series B Mandatory Redeemable Preferred Stock: The Company has authorized 1,092 shares of Series B Mandatory Redeemable Preferred Stock. There were 268 shares of Series B Mandatory Redeemable Preferred Stock issued and outstanding at June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013 which are shown in other liabilities in accordance with accounting guidance. Preferential cumulative cash dividends are payable quarterly at an annual rate of $60.00 per share. Dividends accrue on each share of Series B Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared.

Each original holder of Series B Preferred Stock (or upon such holder’s death, their executor or personal representatives) will have the option, exercisable at their sole discretion, to sell, and the Company be obligated to redeem such holder’s shares of Series B Preferred Stock. The per share price payable by the Company for such shares of Series B Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends. Upon dissolution, wind up, or liquidation of the Company, voluntary or otherwise, holders of Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus dividends in arrears of $360 per share as of June 30, 2015 (Unaudited), before any payment or distribution may be made on shares of common stock or any other securities issued by the Company that rank junior to the Series B Preferred Stock. There were dividends in arrears of $0.10 million at June 30, 2015 (Unaudited), $0.09 million at December 31, 2014 and $0.07 million at December 31, 2013.

F-17

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Series C Fixed Rate Cumulative Perpetual Preferred Stock: The Company has no Series C Fixed Rate Cumulative Perpetual Preferred Stock authorized, issued and outstanding or dividend in arrears at June 30, 2015 (Unaudited). The Company had authorized 32,668 shares of Series C Fixed Rate Cumulative Perpetual Preferred Stock with a $1,000 per share liquidation preference at December 31, 2014 and 2013. There were 32,668 shares of Series C Fixed Rate Cumulative Perpetual Preferred Stock issued and outstanding at December 31, 2014 and 2013. Management was accreting the discount on the preferred stock over a five year life using an effective yield.

The Series C Fixed Rate Cumulative Perpetual Preferred Stock issued by the Company pays cumulative dividends of 5% a year for the first five years and 9% a year effective beginning February 15, 2014 and thereafter. The Company may, at its option, redeem the preferred securities at their liquidation preference of $1,000 per share, plus dividends in arrears of $369 per share as of December 31, 2014. The preferred securities are accounted for as a component of regulatory Tier 1 capital. The securities purchase agreement limits the payment of dividends on the Common Stock to a quarterly cash dividend of $0.14 per share, limits the Company’s ability to repurchase its Common Stock, and subjects the Company to certain executive compensation limitations. There were $12.0 million and $8.4 million of dividends in arrears at December 31, 2014 and 2013, respectively.

Series D Fixed Rate Non-Voting Non-Cumulative Preferred Stock (“Series D”): The Company has authorized and issued 2,636 shares of Series D preferred stock with a liquidation preference of $1,000 per share during 2014. The stock will pay non-cumulative dividends of 12.5% per annum. At June 30, 2015 (Unaudited), there were no dividends in arrears and no dividends have been declared. See Note 7 for additional disclosure on preferred stock activity.

Dividend Restrictions

Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the subsidiary bank to the holding company or by the holding company to stockholders. As discussed in Note 17, the Company and the Bank are prohibited from declaring dividends.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Comprehensive Income

Comprehensive income is the total of reported net income and all other revenues, expenses, gains, and losses that bypass reported net income under GAAP. As of June 30, 2015 (Unaudited), the Company included unrealized gains or losses on securities available-for-sale in other comprehensive income.

Treasury Stock

Treasury stock acquired is recorded at cost and is carried as a reduction of stockholders’ equity in the Consolidated Balance Sheets. Treasury stock issued is valued based on the “last in, first out” inventory method. The difference between the consideration received upon issuance and the carrying value is charged or credited to surplus.

Reclassifications

Certain prior year account balances, with no effect on net income (loss) or stockholders’ equity, have been reclassified to be consistent with the classifications adopted as of and for the period ended June 30, 2015.

F-18

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards

In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve the core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update will become effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

F-19

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 2. Securities

The following table summarizes the fair value of available-for-sale securities, the related gross unrealized gains and losses recognized in accumulated other comprehensive income, and the amortized cost as follows:

	June 30, 2015 (Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government agencies	$45,735	$—	$(195)	$45,540
States and political subdivisions	14,910	52	(90)	14,872
U.S. government agency residential mortgage-backed securities	114,169	521	(385)	114,305
Collateralized residential mortgage obligations:
Agency	11,973	11	(36)	11,948
Equity securities	2,606	154	—	2,760
Corporate	2,000	—	(2)	1,998
	$191,393	$738	$(708)	$191,423

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government agencies	$21,274	$6	$(171)	$21,109
States and political subdivisions	8,951	78	(1)	9,028
U.S. government agency residential mortgage-backed securities	99,338	551	(221)	99,668
Collateralized residential mortgage obligations:
Agency	38	—	—	38
Equity securities	2,579	157	—	2,736
Collateralized debt obligations:
Single issue	765	—	(3)	762
Corporate	2,000	30	—	2,030
	$134,945	$822	$(396)	$135,371

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government agencies	$3,155	$24	$(36)	$3,143
States and political subdivisions	10,740	441	(2)	11,179
U.S. government agency residential mortgage-backed securities	133,237	1,596	(804)	134,029
Collateralized residential mortgage obligations:
Agency	3,912	15	(88)	3,839
Equity securities	2,526	157	(24)	2,659
Collateralized debt obligations:
Single issue	765	—	—	765
Pooled	38	131	—	169
Corporate	2,000	45	—	2,045
	$156,373	$2,409	$(954)	$157,828
F-20

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 2. Securities (Continued)

The amounts below include the activity for available-for-sale securities related to sales, maturities and calls:

	Six Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Proceeds from calls and maturities	$1,530	$280	$2,165	$9,675
Proceeds from sales	14,625	11,455	60,161	95,751
Realized gains	125	430	1,258	6,601
Realized losses	(24)	(52)	(329)	(1,340)
Net impairment loss recognized in earnings	—	—	—	—

The amortized cost and fair value of the investment securities portfolio are shown below by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2015 (Unaudited)
	Amortized	Fair
	Cost	Value
Due in one year or less	$4,113	$4,120
Due after one year through five years	30,011	29,959
Due after five years through ten years	28,337	28,147
Due after ten years	184	184
U.S. government agency residential mortgage-backed securities	114,169	114,305
Collateralized residential mortgage obligations	11,973	11,948
Equity	2,606	2,760
	$191,393	$191,423

Securities with carrying values of approximately $145.8 million at June 30, 2015 (Unaudited), $115.9 million at December 31, 2014 and $132.2 million at December 31, 2013, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required or permitted by law. At June 30, 2015 (Unaudited) and at year end 2013, there were no holdings of securities of any one issuer, other than the U.S. Government agencies, in an amount greater than 10% of stockholders’ equity. At year-end 2014, holdings of securities of any issuer other than U.S. government or its agencies in excess of 10% of stockholders’ equity were: $5.3 million in securities issued by Federal Home Loan Mortgage Corp, $4.8 million in securities issued by Ottawa High School and $10.0 million in securities issued by Federal Farm Credit Bank.

The Company does not have any securities classified as trading or held-to-maturity.

Securities with unrealized losses not recognized in income are as follows presented by length of time individual securities have been in a continuous unrealized loss position:

	June 30, 2015 (Unaudited)
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government agencies	$40,522	$(195)	$—	$—	$40,522	$(195)
States and political subdivisions	4,785	(90)	—	—	4,785	(90)
U.S. government agency residential mortgage-backed securities	56,994	(385)	—	—	56,994	(385)
Collateralized residential mortgage obligations: Agency	9,298	(36)	—	—	9,298	(36)
Corporate	1,998	(2)	—	—	1,998	(2)
Total temporarily impaired	$113,597	$(708)	$—	$—	$113,597	$(708)
F-21

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 2. Securities (Continued)

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government agencies	$18,212	$(157)	$1,986	$(14)	$20,198	$(171)
States and political subdivisions	386	(1)	—	—	386	(1)
U.S. government agency residential mortgage-backed securities	34,809	(211)	2,148	(10)	36,957	(221)
Collateralized debt obligations: Single issue	—	—	762	(3)	762	(3)
Total temporarily impaired	$53,407	$(369)	$4,896	$(27)	$58,303	$(396)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government agencies	$1,964	$(36)	$—	$—	$1,964	$(36)
States and political subdivisions	387	(2)	—	—	387	(2)
U.S. government agency residential mortgage-backed securities	43,948	(804)	—	—	43,948	(804)
Collateralized residential mortgage obligations: agency	2,123	(88)	—	—	2,123	(88)
Corporate	2,405	(24)	—	—	2,405	(24)
Total temporarily impaired	$50,827	$(954)	$—	$—	$50,827	$(954)

Unrealized losses on agency bonds have not been recognized into income because the issuer(s) bonds are of high credit quality (rated AA or higher at the time of purchase), management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds(s) approach maturity.

As of June 30, 2015 (Unaudited), the Company’s security portfolio consisted of 86 securities, 38 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed and other securities, as discussed below:

At June 30, 2015 (Unaudited), approximately 90.54% of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored enterprises and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not intend to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2015.

F-22

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 2. Securities (Continued)

At December 31, 2014, the Company’s security portfolio consisted of 67 securities, 16 of which were in an unrealized loss position. The approximately 99.96% of unrealized losses are related to the Company’s mortgage-backed securities and were issued by U.S. government-sponsored enterprises and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not intend to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

At December 31, 2013, the Company had sold all but one of the CDOs which only had a remaining book value of $0.04 million. This last CDO was sold in early January of 2014. The Company performed an analysis including evaluation for OTTI for each of the CDOs during the first half of 2013 before substantially all of the Company’s CDOs were sold. During 2013 our model indicated no OTTI on any of the CDOs.

During 2013 Company sold one of its CMOs and the other was fully repaid during the period. The Company did not own any CMOs during 2014 and 2015. Private label CMOs were evaluated using management’s internal analysis process during 2013. These securities were rated high quality (A3 and above) at inception and are primarily supported by prime collateral, although the RAST Series security has some alt-a collateral support. During the partial year owned in 2013, our model indicated no OTTI on any of the CMOs.

Note 3. Loans

The major classifications of loans follow:

	Aggregate Principal Amount
	June 30, 2015	December 31, 2014	December 31, 2013
	(Unaudited)
Commercial	$74,401	61,561	$65,534
Agricultural & AGRE	46,013	53,193	53,278
Construction, land & development	16,086	13,860	18,032
Commercial RE	347,204	315,213	310,158
1-4 family mortgages	99,721	106,472	115,888
Consumer	3,384	2,901	2,628
Total Loans	$586,809	553,200	$565,518
Allowance for loan losses	(8,645)	(7,981)	(11,637)
Loans, net	$578,164	545,219	$553,881

The credit quality indicator utilized by the Company to internally analyze the loan portfolio is the internal risk rating. Internal risk ratings of 0 to 5 are considered pass credits, a risk rating of a 6 is special mention, a risk rating of a 7 is substandard, and a risk rating of an 8 is doubtful. Loans classified as pass credits have no material weaknesses and are performing as agreed. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

F-23

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

The following table presents the commercial loan portfolio by internal risk rating:

June 30, 2015 (Unaudited)

	Commercial				Commercial Real Estate
			Agriculture	Construction,
Internal Risk		Lines of	&	Land &	Owner-	Non-Owner
Rating	Closed-end	Credit	AG RE	Development	Occupied	Occupied	Total
Pass	$26,105	$47,582	$46,013	$15,571	$146,026	$176,582	$457,879
Special Mention	354	250	—	—	7,777	8,298	16,679
Substandard	110	—	—	515	836	7,685	9,146
Doubtful	—	—	—	—	—	—	—
Total	$26,569	$47,832	$46,013	$16,086	$154,639	$192,565	$483,704

December 31, 2014

	Commercial				Commercial Real Estate
			Agriculture	Construction,
Internal Risk		Lines of	&	Land &	Owner-	Non-Owner
Rating	Closed-end	Credit	AG RE	Development	Occupied	Occupied	Total
Pass	$18,379	$42,076	$53,193	$13,038	$139,617	$157,340	$423,643
Special Mention	392	250	—	—	1,225	6,620	8,487
Substandard	464	—	—	822	1,480	8,931	11,697
Doubtful	—	—	—	—	—	—	—
Total	$19,235	$42,326	$53,193	$13,860	$142,322	$172,891	$443,827

December 31, 2013

	Commercial				Commercial Real Estate
			Agriculture	Construction,
Internal Risk		Lines of	&	Land &	Owner-	Non-Owner
Rating	Closed-end	Credit	AG RE	Development	Occupied	Occupied	Total
Pass	$18,907	$37,752	$53,278	$10,509	$125,704	$137,692	$383,842
Special Mention	1,394	3,056	—	91	6,706	10,473	21,720
Substandard	2,639	1,786	—	7,432	11,979	17,604	41,440
Doubtful	—	—	—	—	—	—	—
Total	$22,940	$42,594	$53,278	$18,032	$144,389	$165,769	$447,002

The following table presents the Retail Residential Loan Portfolio by Internal Risk Rating:

	Residential -- 1-4 family
	Jr. Lien & Lines of
	Senior Lien	Credit	Total
June 30, 2015 (Unaudited)
Unrated	$50,005	$44,011	$94,016
Special mention	4,000	162	4,162
Substandard	1,234	309	1,543
Doubtful	—	—	—
Total	$55,239	$44,482	$99,721
F-24

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

	Residential -- 1-4 family
	Jr. Lien & Lines of
	Senior Lien	Credit	Total
December 31, 2014
Unrated	$55,142	$45,299	$100,441
Special mention	3,807	120	3,927
Substandard	1,719	385	2,104
Doubtful	—	—	—
Total	$60,668	$45,804	$106,472

	Residential -- 1-4 family
	Jr. Lien & Lines of
	Senior Lien	Credit	Total
December 31, 2013
Unrated	$61,184	$46,397	$107,581
Special mention	242	733	975
Substandard	6,990	342	7,332
Doubtful	—	—	—
Total	$68,416	$47,472	$115,888

The retail residential loan portfolio is generally unrated. Delinquency is a typical factor in adversely risk rating a credit to a special mention or substandard.

An analysis of activity in the allowance for loan losses follows:

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
June 30, 2015
(Unaudited)
Beginning Balance	$1,117	$69	$711	$3,999	$2,075	$10	$7,981
Charge-offs	(357)	—	(3)	(615)	(130)	(3)	(1,108)
Recoveries	90	—	27	1,607	21	27	1,772
Provision	186	(4)	(339)	194	(15)	(22)	—
Ending Balance	$1,036	$65	$396	$5,185	$1,951	$12	$8,645

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
June 30, 2014
(Unaudited)
Beginning Balance	$1,413	$70	$1,127	$6,834	$2,162	$31	$11,637
Charge-offs	(489)	—	(113)	(276)	(220)	(5)	(1,103)
Recoveries	220	—	34	63	8	2	327
Provision	1,288	(10)	(124)	315	130	1	1,600
Ending Balance	$2,432	$60	$924	$6,936	$2,080	$29	$12,461

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
December 31, 2014	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
Beginning Balance	$1,413	$70	$1,127	$6,834	$2,162	$31	$11,637
Charge-offs	(2,277)	—	(953)	(6,938)	(1,712)	(7)	(11,887)
Recoveries	373	3	35	547	65	6	1,029
Provision	1,608	(4)	502	3,556	1,560	(20)	7,202
Ending Balance	$1,117	$69	$711	$3,999	$2,075	$10	$7,981
F-25

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
December 31, 2013	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
Beginning Balance	$1,832	$94	$2,210	$10,477	$4,297	$38	$18,948
Charge-offs	(1,144)	—	(458)	(6,559)	(3,031)	(10)	(11,202)
Recoveries	176	32	51	148	53	6	466
Provision	549	(56)	(676)	2,768	843	(3)	3,425
Ending Balance	$1,413	$70	$1,127	$6,834	$2,162	$31	$11,637

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
June 30, 2015 (Unaudited)	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$26	$—	$20	$533	$564	$—	$1,143
Loans collectively evaluated for impairment	1,010	65	376	4,652	1,387	12	7,502
Total ending allowance balance:	$1,036	$65	$396	$5,185	$1,951	$12	$8,645

Loan balances:
Loans individually evaluated for impairment	$110	$—	$515	$4,466	$1,543	$—	$6,634
Loans collectively evaluated for impairment	74,291	46,013	15,571	342,738	98,178	3,384	580,175
Loans with an allowance recorded:	$74,401	$46,013	$16,086	$347,204	$99,721	$3,384	$586,809

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
December 31, 2014	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$430	$—	$126	$216	$783	$—	$1,555
Loans collectively evaluated for impairment	687	69	585	3,783	1,292	10	6,426
Total ending allowance balance:	$1,117	$69	$711	$3,999	$2,075	$10	$7,981

Loan balances:
Loans individually evaluated for impairment	$464	$—	$822	$5,961	$2,056	$—	$9,303
Loans collectively evaluated for impairment	61,097	53,193	13,038	309,252	104,416	2,901	543,897
Loans with an allowance recorded:	$61,561	$53,193	$13,860	$315,213	$106,472	$2,901	$553,200

			Construction,
		Agriculture	Land &	Commercial	1-4 Family
December 31, 2013	Commercial	& AG RE	Development	RE	Residential	Consumer	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$953	$—	$944	$4,309	$860	$5	$7,071
Loans collectively evaluated for impairment	460	70	183	2,525	1,302	26	4,566
Total ending allowance balance:	$1,413	$70	$1,127	$6,834	$2,162	$31	$11,637

Loan balances:
Loans individually evaluated for impairment	$4,312	$—	$7,430	$28,719	$7,300	$5	$47,766
Loans collectively evaluated for impairment	61,222	53,278	10,602	281,439	108,588	2,623	517,752
Loans with an allowance recorded:	$65,534	$53,278	$18,032	$310,158	$115,888	$2,628	$565,518
F-26

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

Troubled Debt Restructurings:

The Company had troubled debt restructurings (“TDRs”) of $0.05 million, $0.02 million and $12.8 million as of June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013, respectively. Specific reserves were immaterial at June 30, 2015 (Unaudited) and December 31, 2014; while $2.4 million were allocated to TDRs as of December 31, 2013. At June 30, 2015 (Unaudited) and December 31, 2014 nonaccrual TDR loans were $0.02 million, as compared to $12.6 million at December 31, 2013. There were $0.02 million TDRs on accrual at June 30, 2015 (Unaudited) compared to none at December 31, 2014 and $0.2 million on accrual status at December 31, 2013. The Company had no commitments to lend additional amounts to a customer with an outstanding loan that is classified as TDR as of June 30, 2015 (Unaudited) and December 31, 2014 compared to December 31, 2013 when there was one commitment for less than $16 thousand.

During the period ending June 30, 2015 (Unaudited), the terms of a certain loan was modified as a troubled debt restructuring. The modification of the terms of such a loan may include one or a combination of the following: a reduction of the stated interest rate of the loan to a below market rate or the payment modification to interest only. A modification involving a reduction of the stated interest rate of the loan would be for periods ranging from 6 months to 16 months. During the six month period ending June 30, 2015 (Unaudited), there was one TDR added in a total amount of $0.03 million compared to the year ended December 31, 2014 in which two loans were added as TDRs in the amount of $5.0 million and the year ended December 31, 2013 when four loans totaling $8.8 million were added to TDRs. The $5.0 million of TDRs added in 2014 were subsequently sold in the fourth quarter of 2014. The TDRs added during 2013 that remain at December 31, 2014 had specific reserves of $2.3 million allocated to them.

The following tables present loans by class modified as troubled debt restructurings that occurred during the six months ending June 30, 2015 (Unaudited) and 2014 (Unaudited):

	For the Six Months Ended June 30, 2015 (Unaudited)
	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
1-4 family residential
Senior lien	1	$25	$25
Total	1	$25	$25

The troubled debt restructurings described above did not have a material impact to the allowance for loan losses and did not result in any additional charge-off’s during the six months ended June 30, 2015 (Unaudited).

	For the Six Months Ended June 30, 2014 (Unaudited)
	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Construction, land & development	1	$5,013	$5,013
1-4 family residential
Jr. lien & lines of credit	1	34	34
Total	2	$5,047	$5,047
F-27

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

The troubled debt restructurings described above did not have a material impact to the allowance for loan losses and did not result in any additional charge-off’s during the six months ended June 30, 2014 (Unaudited).

	For the Years Ended December 31, 2014
	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Construction, land & development	1	$5,013	$5,013
1-4 family residential
Jr. lien & lines of credit	1	34	34
Total	2	$5,047	$5,047

The troubled debt restructurings described above did not have a material impact to the allowance for loan losses and did not result in any additional charge-off’s during the year ended December 31, 2014.

	For the Years Ended December 31, 2013
	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
CRE - all other
Non-owner occupied	2	$6,117	$6,117
1-4 family residential
Senior lien	2	2,715	2,715
Total	4	$8,832	$8,832

The troubled debt restructuring described above increased the allowance for loan losses by $2.3 million and resulted in charge-off’s of $1.6 million during the year ended December 31, 2013.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. In first half of 2015 (Unaudited) and full year 2014 there were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification. There were two loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the twelve month period ending December 31, 2013. One of the loans was a 1-4 family with a recorded investment of $2.5 million and the other was a non-owner occupied commercial real estate loan for $0.4 million. These payment defaults did not increase the allowance for loan losses or result in additional charge-off’s for the twelve month period ended December 31, 2013.

The Company evaluates loan modifications to determine if the modification constitutes a troubled debt restructure. A loan modification constitutes a troubled debt restructure if the borrower is experiencing financial difficulty and the Company grants a concession it would not otherwise consider. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its loans with the Company’s debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting guidelines. TDRs are separately identified for impairment disclosures. If a loan is considered to be collateral dependent loan, the TDR is reported, net, at the fair value of the collateral.

F-28

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

The following tables present data on impaired loans:

		Unpaid		Average	Interest	Cash Basis
	Recorded	Principal	Related	Recorded	Income	Interest
June 30, 2015 (Unaudited)	Investment	Balance	Allowance	Investment	Recognized	Recognized
Loans with no related allowance recorded:
Commercial
Closed-end	$34	$34	$—	$14	$1	$1
Line of credit	—	—	—	—	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	452	888	—	461	1	1
CRE - all other
Owner occupied	263	436	—	285	5	3
Non-owner occupied	—	—	—	1,195	—	—
1-4 family residential
Senior lien	348	411	—	431	1	1
Jr. lien & lines of credit	116	116	—	119	2	2
Consumer	—	—	—	—	—	—
Subtotal	1,213	1,885	—	2,505	10	8

Loans with an allowance recorded:
Commercial
Closed-end	$76	$76	$26	$631	$—	$—
Line of credit	—	—	—	198	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	63	177	20	540	—	—
CRE - all other
Owner occupied	404	539	32	2,261	7	—
Non-owner occupied	3,799	4,678	501	5,508	10	8
1-4 family residential
Senior lien	885	885	510	1,822	12	6
Jr. lien & lines of credit	194	194	54	236	—	—
Consumer	—	—	—	—	—	—
Subtotal	5,421	6,549	1,143	11,196	29	14
Total	$6,634	$8,434	$1,143	$13,701	$39	$22
F-29

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

June 30, 2014 (Unaudited)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
Loans with no related allowance recorded:
Commercial
Closed-end	$19	$19	$—	$35	$—	$—
Line of credit	—	—	—	—	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	102	352	—	330	—	—
CRE - all other
Owner occupied	4,344	4,501	—	6,348	13	10
Non-owner occupied	5,547	6,998	—	7,288	74	74
1-4 family residential
Senior lien	3,253	4,730	—	3,744	1	1
Jr. lien & lines of credit	126	137	—	198	1	1
Consumer	—	—	—	—	—	—
Subtotal	13,391	16,737	—	17,943	89	86

Loans with an allowance recorded:
Commercial
Closed-end	$1,561	$1,561	$469	$1,970	$36	$26
Line of credit	1,361	1,761	1,276	1,240	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	6,357	6,447	688	6,944	11	8
CRE - all other
Owner occupied	2,934	3,071	937	3,575	37	24
Non-owner occupied	8,518	8,518	3,474	7,605	85	75
1-4 family residential
Senior lien	1,239	1,251	508	2,320	18	14
Jr. lien & lines of credit	249	363	138	285	4	3
Consumer	—	—	—	—	—	—
Subtotal	22,219	22,972	7,490	23,939	191	150
Total	$35,610	$39,709	$7,490	$41,882	$280	$236

F-30

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
Loans with no related allowance recorded:
Commercial
Closed-end	$5	$5	$—	$15	$—	$—
Line of credit	—	—	—	—	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	648	1,122	—	221	11	11
CRE - all other
Owner occupied	221	261	—	3,337	10	9
Non-owner occupied	4,354	4,753	—	4,084	74	74
1-4 family residential
Senior lien	319	319	—	1,931	5	4
Jr. lien & lines of credit	120	120	—	142	6	6
Consumer	—	—	—	—	—	—
Subtotal	5,667	6,580	—	9,730	106	104

Loans with an allowance recorded:
Commercial
Closed-end	$459	$459	$430	$1,228	$4	$4
Line of credit	—	—	—	940	—	—
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	174	332	126	3,833	—	—
CRE - all other
Owner occupied	766	901	138	3,305	2	—
Non-owner occupied	620	620	78	7,737	2	—
1-4 family residential
Senior lien	1,352	1,352	660	2,032	36	32
Jr. lien & lines of credit	265	276	123	268	10	9
Consumer	—	—	—	—	—	—
Subtotal	3,636	3,940	1,555	19,343	54	45
Total	$9,303	$10,520	$1,555	$29,073	$160	$149
F-31

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
Loans with no related allowance recorded:
Commercial
Closed-end	$54	$54	$—	$54	$—	$—
Line of credit	—	—	—	—	—	—
Agricultural & AG RE	—	—	—	88	—	—
Construction, land & development	399	612	—	1,013	—	—
CRE - all other
Owner occupied	8,178	11,397	—	5,869	29	26
Non-owner occupied	8,094	10,547	—	7,273	407	381
1-4 family residential
Senior lien	4,567	6,024	—	4,243	48	41
Jr. lien & lines of credit	207	330	—	293	13	13
Consumer	—	—	—	—	—	—
Subtotal	21,499	28,964	—	18,833	497	461

Loans with an allowance recorded:
Commercial
Closed-end	$2,472	$2,472	$524	$2,773	$134	$131
Line of credit	1,786	1,786	429	506	101	84
Agricultural & AG RE	—	—	—	—	—	—
Construction, land & development	7,031	7,046	944	7,328	48	45
CRE - all other
Owner occupied	2,938	2,955	830	6,590	112	107
Non-owner occupied	9,509	9,933	3,479	8,536	286	266
1-4 family residential
Senior lien	2,391	2,520	758	3,485	89	82
Jr. lien & lines of credit	135	135	102	191	7	7
Consumer	5	5	5	3	1	1
Subtotal	26,267	26,852	7,071	29,412	778	723
Total	$47,766	$55,816	$7,071	$48,245	$1,275	$1,184

The Company determined that there were $0.4 million of loans that were classified as impaired but were considered to be performing (i.e., loans which are accruing interest) loans at June 30, 2015 (Unaudited) compared to $1.6 million at December 31, 2014 and $18.9 million at December 31, 2013.

F-32

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

The following table represents activity related to loan portfolio aging:

June 30, 2015 (Unaudited)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due or Nonaccrual	Total Past Due	Current	Total Loans
Commercial
Closed-end	$11	$65	$110	$186	$26,384	$26,570
Line of credit	—	—	—	—	47,831	47,831
Agricultural & AG RE	—	—	—	—	46,013	46,013
Construction, land & development	—	—	515	515	15,571	16,086
CRE - all other
Owner occupied	373	—	667	1,040	153,599	154,639
Non-owner occupied	—	—	3,799	3,799	188,766	192,565
1-4 family residential
Senior lien	128	497	838	1,463	53,776	55,239
Jr. lien & lines of credit	243	39	265	547	43,935	44,482
Consumer	1	—	—	1	3,383	3,384
Total	$756	$601	$6,194	$7,551	$579,258	$586,809

December 31, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due or Nonaccrual	Total Past Due	Current	Total Loans
Commercial
Closed-end	$38	$—	$450	$488	$18,747	$19,235
Line of credit	—	—	—	—	42,326	42,326
Agricultural & AG RE	150	—	—	150	53,043	53,193
Construction, land & development	231	—	822	1,053	12,807	13,860
CRE - all other
Owner occupied	319	175	739	1,233	141,089	142,322
Non-owner occupied	153	—	4,354	4,507	168,384	172,891
1-4 family residential
Senior lien	1,172	277	1,068	2,517	58,151	60,668
Jr. lien & lines of credit	423	64	316	803	45,001	45,804
Consumer	—	—	—	—	2,901	2,901
Total	$2,486	$516	$7,749	$10,751	$542,449	$553,200
F-33

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 3. Loans (Continued)

December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due or Nonaccrual	Total Past Due	Current	Total Loans
Commercial
Closed-end	$137	$8	$244	$389	$22,550	$22,939
Line of credit	—	—	179	179	42,416	42,595
Agricultural & AG RE	107	—	—	107	53,171	53,278
Construction, land & development	—	—	6,554	6,554	11,478	18,032
CRE - all other
Owner occupied	691	—	8,530	9,221	135,168	144,389
Non-owner occupied	—	734	8,862	9,596	156,173	165,769
1-4 family residential
Senior lien	1,219	136	4,277	5,632	62,785	68,417
Jr. lien & lines of credit	355	74	225	654	46,817	47,471
Consumer	5	—	—	5	2,623	2,628
Total	$2,514	$952	$28,871	$32,337	$533,181	$565,518

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. There were no loans past due over 90 days and still accruing interest at June 30, 2015 (Unaudited), the years ending December 31, 2014 and 2013. On December 5, 2014, the Company completed a bulk asset sale in which $27.5 million of classified loans and $7.7 million in OREO were sold. This sale resulted in a charge to earnings of $3.9 million, as additional charges-offs and OREO valuations were taken on assets sold.

Loans made to executive officers, directors, and their affiliates during 2014 and the first half of 2015 were as follows:

Balance at December 31, 2013	$157
New loans, extensions, and modification	—
Repayments	(1)
Effect of changes in composition of related parties	(75)
Balance at December 31, 2014	$81
New loans, extensions, and modification (Unaudited)	—
Repayments (Unaudited)	(29)
Effect of changes in composition of related parties (Unaudited)	—
Balance at June 30, 2015 (Unaudited)	$52

Note 4. Fair Value

The Company measures, monitors, and discloses certain of its assets and liabilities on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Fair value guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value into three broad levels based on the reliability of the input assumptions. The hierarchy gives the highest priority to level 1 measurements and the lowest priority to level 3 measurements and the categorization of where an asset or liability falls within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are defined as follows:

F-34

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

Level 1 – Unadjusted quoted prices for identical assets or liabilities traded in active markets.

Level 2 – Observable inputs other than level 1 prices, such as quoted prices for similar instruments; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

Securities

Available for Sale Securities. The fair value of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). If the securities could not be priced using quoted market prices, observable market activity or comparable trades, the financial market was considered not active and the assets were classified as Level 3.

Pooled Trust Preferred Collateralized Debt Obligations (“CDO”). The Company sold substantially all its CDO holdings during 2013. These CDO assets are included in Level 3. Over the past few years, the decline in the level of observable inputs and market activity for trust preferred CDOs by the measurement date was significant and resulted in unreliable external pricing. As such, the Company has used an internal other-than-temporary impairment (“OTTI”) evaluation model to compare the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in cash flows during the quarter. The OTTI model considers the structure and term of each CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust-preferred securities. Assumptions used in the model included expected future default rates and prepayments.

The Company assumed no recoveries on defaults and treated all interest payment deferrals as defaults. In addition, we used the model to “stress” each CDO, or made assumptions more severe than expected activity, to determine the degree to which assumptions could deteriorate before the CDO could no longer fully support repayment of the Company’s note class.

Each issuer in the tranche was analyzed using the Fitch ratings for the quarter and key financial data so that the issuer in each tranche can be divided between a pool of “performing” companies and “under-performing” companies. A factor was applied to the under-performing company for each quarter to project additional defaults and deferrals to be factored into the cash flow model. Three internal scenarios were developed that had different assumptions regarding the impact of the economic environment on additional defaults and deferrals for the upcoming quarters. On average, the additional deferrals for a specific CDO that were factored in to our calculation were approximately 8% of the performing balance of the instrument across the three scenarios. All of the additional deferrals for the three scenarios were factored in to the cash flow for each tranche. A discount factor to be applied to the London Interbank Offered Rate (“LIBOR”) was developed for each specific tranche and incorporated to arrive at the discount rate for the CDO. The factors applied ranged from 200 basis points to 600 basis points based on the rating of the CDO and its gross-up factor for risk based capital. These rates were applied to calculate the net present value of the cash flows. The results of the three net present value calculations were weighted based on their likelihood of occurring. The scenarios were weighted 35%, 47% and 18%.

At December 31, 2013, the Company had sold all but one of the CDOs which only had a remaining book value of $0.04 million. This last CDO was sold in early January of 2014.

F-35

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

The Company performed an analysis including evaluation for OTTI for each of the CDOs during the partial year owned in 2013, our model indicated no OTTI on any of the CDOs.

Private Label CMOs. Private label CMOs were also evaluated using management’s internal analysis process during 2013. These securities were rated high quality (A3 and above) at inception and are primarily supported by prime collateral, although the RAST Series security has some alt-a collateral support. During the partial year owned in 2013, our model indicated no OTTI on any of the CMOs. During 2013, the Company sold one of its CMOs and the other was fully repaid during the period. The Company did not own any private label CMOs during 2014 or first half of 2015 (Unaudited).

Single Issue Trust Preferred. In 2010 the Company purchased single-issue trust preferred securities that are classified as available for sale. With respect to these securities, the Company looks at rating agency actions, payment history, the capital levels of the banks and the financial performance as filed in regulatory reports. At December 31, 2014, the Company still held $0.8 million of these securities. During 2015 (Unaudited), the last of the Company’s single-issue trust preferred securities were called and at June 30, 2015 (Unaudited) none were held in the securities portfolio.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes, by measurement hierarchy, the various assets and liabilities of the Company that are measured at fair value on a recurring basis:

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
June 30, 2015 (Unaudited)
U.S. government agencies	$45,540	$—	$45,540	$—
State and political subdivisions	14,872	—	14,872	—
U.S. government agency residential mortgage-backed securities	114,305	—	114,305	—
Collateralized mortgage obligations:
Agency	11,948	—	11,948	—
Equities	2,760	—	2,760	—
Corporate	1,998	—	1,998	—
Available-for-sale securities	$191,423	$—	$191,423	$—

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
U.S. government agencies	$21,109	$—	$21,109	$—
State and political subdivisions	9,028	—	9,028	—
U.S. government agency residential mortgage-backed securities	99,668	—	99,668	—
Collateralized mortgage obligations:
Agency	38	—	38	—
Equities	2,736	—	2,736	—
Collateralized debt obligations:
Single Issue	762	—	762	—
Corporate	2,030	—	2,030	—
Available-for-sale securities	$135,371	$—	$135,371	$—
F-36

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
U.S. government agencies	$3,143	$—	$3,143	$—
State and political subdivisions	11,179	—	11,179	—
U.S. government agency residential mortgage-backed securities	134,029	—	134,029	—
Collateralized mortgage obligations:
Agency	3,839	—	3,839	—
Equities	2,659	—	2,659	—
Collateralized debt obligations:
Single Issue	765	—	765	—
Pooled	169	—	—	169
Corporate	2,045	—	2,045	—
Available-for-sale securities	$157,828	$—	$157,659	$169

There were no transfers between Level 1 and Level 2 during 2013, 2014 or first half of 2015 (Unaudited).

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs

The following table reconciles the beginning and ending balances of the assets of the Company that are measured at fair value on a recurring basis using significant unobservable inputs. There currently are no liabilities of the Company that are measured at fair value on a recurring basis using significant unobservable inputs.

	Securities Available for Sale
	2014		2013
	CDOs	CMOs	CDOs	CMOs
Beginning balance, January 1	$169	$—	$7,744	$861
Transfers into Level 3	—	—	—	—
Total gains or losses (realized/unrealized) included in earnings
Sales	(169)	—	(7,206)	(400)
Security impairment	—	—	—	—
Payment received	—	—	(219)	(431)
Other changes in fair value	—	—	—	1
Included in other comprehensive income	—	—	(150)	(31)
Ending Balance, December 31	$—	$—	$169	$—

For the period ended June 30, 2015, (Unaudited) the Company did not have any assets measured at fair value on a recurring basis using significant unobservable inputs.

F-37

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

Assets Measured at Fair Value on a Non-Recurring Basis

The following table summarizes, by measurement hierarchy, financial assets of the Company that are measured at fair value on a non-recurring basis.

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
June 30, 2015 (Unaudited)
Impaired loans
CRE - all other
Owner occupied	372	—	—	372
1-4 family residential
Senior lien	131	—	—	131

OREO property
CRE - construction, land & development	$2,699	$—	$—	$2,699
CRE - all other
Owner occupied	455	—	—	455
Non-owner occupied	985	—	—	985
1-4 family residential
Senior lien	179	—	—	179

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
December 31, 2014
Impaired loans
CRE - all other
Owner occupied	$184	$—	$—	$184
Non-owner occupied	542	—	—	542
1-4 family residential
Senior lien	201	—	—	201

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

OREO property
CRE - construction, land & development	$2,823	$—	$—	$2,823
CRE - all other
Owner occupied	488	—	—	488
Non-owner occupied	1,111	—	—	1,111
1-4 family residential
Senior lien	47	—	—	47
F-38

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Unobservable
	Carrying	For Identical Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Impaired loans
Commercial
Closed end	$1,140	$—	$—	$1,140
Line of credit	1,289	—	—	1,289
CRE - construction, land & development	5,825	—	—	5,825
CRE - all other
Owner occupied	1,222	—	—	1,222
Non-owner occupied	4,732	—	—	4,732
1-4 family residential
Senior lien	307	—	—	307

OREO property
Agricultural & AGRE	$222	$—	$—	$222
CRE - construction, land & development	6,367	—	—	6,367
CRE - all other
Owner occupied	1,225	—	—	1,225
Non-owner occupied	3,889	—	—	3,889
1-4 family residential
Senior lien	1,298	—	—	1,298

At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.

Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Impaired loans had a carrying amount of $0.5 million with a specific loan loss allocation of $0.1 million at June 30, 2015 (Unaudited), resulting in an additional provision for loan losses of $0.02 million for the six month period. In 2014 impaired loans had a carrying amount of $0.9 million with a specific loan loss allocation of $0.5 million in 2014, resulting in an additional provision for loan losses of $0.5 million for the year ended December 31, 2014. In 2013, impaired loans had a carrying amount of $14.5 million with a valuation allowance of $4.7 million, resulting in an additional provision for loan losses of $3.2 million for that period. The majority of our impaired loans are collateralized by real estate.

F-39

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Any write-downs in the carrying value of a property at the time of acquisition are charged against the allowance for loan losses. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Management periodically reviews the carrying value of other real estate owned. Any write-downs of the properties subsequent to acquisition, as well as gains or losses on disposition and income or expense from the operations of other real estate owned, are recognized in operating results in the period they are realized. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

OREO properties measured at fair value, less costs to sell, had a net carrying amount of $4.3 million which is made up of the outstanding balance of $5.9 million, net of a valuation allowance of $1.6 million at June 30, 2015 (Unaudited). This compares to 2014 and 2013 when OREO properties with an outstanding balance of $6.0 million and $14.6 million, respectively were written down to their fair value of $4.5 million and $13.0 million for the respective years.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2015 (Unaudited), December 31, 2014 and 2013:

June 30, 2015 (Unaudited)	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans		Sales comparison approach	Adjustment for differences
			between comparable sales
CRE - all other
Owner occupied	$372			10% - 55% (22%)
1-4 family residential
Senior lien	131			10% - 60% (34%)

June 30, 2015 (Unaudited)	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

OREO property		Sales comparison approach	Adjustment for differences
			between comparable sales
CRE - Construction, land & development	$2,699			5% - 70% (28%)
CRE - all other
Owner occupied	455			5% - 50% (36%)
Non-owner occupied	985			5% - 50% (18%)
1-4 family residential
Senior lien	179			6% - 55% (25%)
F-40

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

December 31, 2014	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans		Sales comparison approach	Adjustment for differences
			between comparable sales
CRE - all other
Owner occupied	$184			10% - 55% (19%)
Non-owner occupied	542			10% - 55% (11%)
1-4 family residential
Senior lien	201			10% - 60% (57%)

December 31, 2014	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

OREO property		Sales comparison approach	Adjustment for differences
			between comparable sales
CRE - Construction, land & development	$2,823			5% - 70% (25%)
CRE - all other
Owner occupied	488			15% - 55% (21%)
Non-owner occupied	1,111			5% - 50% (20%)
1-4 family residential
Senior lien	47			6% - 55% (38%)

December 31, 2013	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans		Sales comparison approach	Adjustment for differences
			between comparable sales
Commercial
Closed End	$1,140			20% - 100% (12%)
Line of Credit	1,289			20% - 100% (12%)
CRE - Construction, land & development	5,825			10% - 55% (8%)
CRE - all other
Owner occupied	1,222			10% - 55% (29%)
Non-owner occupied	4,732			10% - 55% (33%)
1-4 family residential
Senior lien	307			10% - 60% (53%)

December 31, 2013	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

OREO property		Sales comparison approach	Adjustment for differences
			between comparable sales
Agricultural & AGRE	$222			30% (30%)
CRE - Construction, land & development	6,367			5% - 70% (21%)
CRE - all other
Owner occupied	1,225			15% - 55% (51%)
Non-owner occupied	3,889			5% - 50% (19%)
1-4 family residential
Senior lien	1,298			6% - 55% (41%)
F-41

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

		Fair Value measurements at June 30, 2015 (Unaudited) Using
	Carrying Value	Level 1	Level 2	Level 3	Total

Financial assets
Cash and cash equivalents	$35,732	$35,732	$—	$—	$35,732
Securities	191,423	—	191,423	—	191,423
Restricted securities	7,040	—	—	—	NA
Loans held for sale	169	—	177	—	177
Net loans	578,164	—	—	585,132	585,132
Accrued interest receivable	2,294	—	463	1,831	2,294
Financial liabilities
Deposits	$700,118	$—	$700,568	$—	$700,568
Federal funds purchased and securities sold under agreements to repurchase	17,566	—	17,566	—	17,566
Federal Home Loan Bank advances	65,000	—	65,468	—	65,468
Notes payable	—	—	—	—	—
Subordinated debentures	20,620	—	—	12,824	12,824
Series B mandatorily redeemable preferred stock	268	—	276	—	276
Accrued interest payable	281	—	268	13	281

		Fair Value measurements at December 31, 2014 Using
	Carrying Value	Level 1	Level 2	Level 3	Total

Financial assets
Cash and cash equivalents	$49,167	$44,167	$5,000	$—	$49,167
Securities	135,371	—	135,371	—	135,371
Restricted securities	6,102	—	—	—	NA
Loans held for sale	364	—	379	—	379
Net loans	545,219	—	—	553,447	553,447
Accrued interest receivable	2,417	—	336	2,081	2,417
Financial liabilities
Deposits	$698,824	$—	$699,471	$—	$699,471
Federal funds purchased and securities sold under agreements to repurchase	26,691	—	26,691	—	26,691
Federal Home Loan Bank advances	20,000	—	20,546	—	20,546
Notes payable	10,250	—	—	10,264	10,264
Subordinated debentures	20,620	—	—	13,851	13,851
Series B mandatorily redeemable preferred stock	268	—	268	—	268
Accrued interest payable	5,142	—	369	4,773	5,142
F-42

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

		Fair Value measurements at December 31, 2013 Using
	Carrying Value	Level 1	Level 2	Level 3	Total

Financial assets
Cash and cash equivalents	$70,748	$65,748	$5,000	$—	$70,748
Securities	157,828	—	157,659	169	157,828
Restricted securities	6,041	—	—	—	NA
Loans held for sale	653	—	703	—	703
Net loans	553,881	—	—	563,903	563,903
Accrued interest receivable	2,637	—	466	2,171	2,637
Financial liabilities
Deposits	$754,345	$—	$755,971	$—	$755,971
Federal funds purchased and securities sold under agreements to repurchase	22,271	—	22,271	—	22,271
Federal Home Loan Bank advances	30,000	—	30,734	—	30,734
Notes payable	10,250	—	—	10,282	10,282
Subordinated debentures	20,620	—	—	11,560	11,560
Series B mandatorily redeemable preferred stock	268	—	268	—	268
Accrued interest payable	4,797	—	624	4,173	4,797

Other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. In addition, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning potential of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the trust operations, customer goodwill and similar items.

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

(a) Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values and are classified as either Level 1 or Level 2. As of June 30, 2015 (Unaudited), December 31, 2014 and 2013; $35.7 million, $44.2 million and $65.7 million was classified as Level 1.

(b) Restricted securities

It is not practical to determine the fair value of restricted securities due to the restrictions placed on its transferability.

(c) Loans

Fair values of loans, excluding loans held for sale, are estimated as follows: Fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

F-43

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 4. Fair Value (Continued)

(d) Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 2. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(e) Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, generally maturing within ninety days, approximate their fair values resulting in a Level 2 classification.

(f) Other Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 3 classification.

(g) Accrued Interest Receivable/Payable

The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification which is consistent with the underlying asset/liability they are associated with.

(h) Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

Note 5. Loan Sales and Servicing

Loans held for sale at year end related to our secondary mortgage market activities, located in the “Loans held for sale” section of our balance sheet, are as follows:

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
Loans held for sale	$169	$364	$653
Less: Allowance to adjust to lower of cost or fair value	—	—	—
Loans held for sale, net	$169	$364	$653

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans are summarized as follows:

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
Federal Home Loan Mortgage Corporation	$19,548	$21,814	$26,850
Federal National Mortgage Association	276,058	280,723	282,357
	$295,606	$302,537	$309,207
F-44

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 5. Loan Sales and Servicing (Continued)

Custodial escrow balances maintained in connection with serviced loans were $2.4 million at June 30, 2015 (Unaudited), $2.4 million at December 31, 2014 and $2.3 million at year-end 2013.

Following is an analysis of the changes in originated mortgage servicing rights:

	Six Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Beginning Balance	$2,240	$2,301	$2,301	$2,020
Originated mortgage servicing rights	135	119	232	366
Reversal of previously taken mortgage servicing right allowance	—	—	—	314
Amortization	(176)	(141)	(293)	(399)
Ending Balance	$2,199	$2,279	$2,240	$2,301

Management periodically evaluates mortgage servicing rights for impairment. For purposes of measuring impairment, servicing assets are stratified by loan type. Impairment is recognized if the carrying value of servicing assets exceeds the fair value of the stratum. The fair value of capitalized mortgage servicing rights was $2.2 million at June 30, 2015 (Unaudited), $2.3 million at December 31, 2014 and $2.5 million at December 31, 2013. Fair value was determined using discount rates ranging from 11.00% to 17.00% and prepayment speeds ranging from 17.03% to 18.09% depending on the stratification of the specific right in 2015 (Unaudited) and 2014. The discount rates used in 2013 ranged from 11.00% to 17.00% and the prepayment speeds used were between 13.28% and 15.97%.

Estimated amortization expense for each of the next five years is as follows:

Remainder of 2015 (Unaudited)	$195
2016	$285
2017	$270
2018	$255
2019	$210
$1,215

During 2013 the Bank was required to repurchase certain loans previously sold to an investor. Losses incurred on these repurchases were $0.2 million in 2013. There were no repurchases required in 2015 (Unaudited) and 2014. At June 30, 2015 (Unaudited), management believes any recourse obligation to be immaterial.

Note 6. Premises and Equipment

Premises and equipment consisted of:

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
Land	$9,426	$9,426	$9,049
Buildings	19,460	19,464	19,891
Furniture and equipment	13,540	13,133	12,717
Work in process	386	401	155
	42,811	42,424	41,812
Less accumulated depreciation	20,379	19,798	18,677
	$22,433	$22,626	$23,135

Depreciation expense on premises and equipment totaled $0.6 million for the six months ended June 30, 2015 (Unaudited), $1.4 million in 2014 and $1.1 million in 2013.

F-45

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 7. Preferred Stock

Series A Convertible Preferred Stock: At the beginning of 2014 the Company had 2,762.24 shares of Series A Preferred Stock issued and outstanding. On July 29, 2014, all 2,762.24 shares of Series A Preferred Stock, along with all dividends in arrears were canceled and exchanged into 1,381.12 shares of Series D Preferred Stock.

Series B Mandatory Redeemable Preferred Stock: The Company has 268 shares of Series B Mandatory Redeemable Preferred Stock outstanding at June 30, 2015 (Unaudited), which are shown in liabilities in accordance with accounting guidance. At June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013, there were $0.10 million, $0.09 million and $0.07 million of dividends in arrears, respectively.

Series C Fixed Rate Cumulative Perpetual Preferred Stock: On January 9, 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the United States Department of the Treasury (“U.S. Treasury”), pursuant to which the Company sold 32,668 shares of newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation value $1,000 per share (the “Series C Preferred Stock”) and also issued warrants (the “Warrants”) to the U.S. Treasury to acquire an additional 508,320 shares of the Company’s common stock at an exercise price of $9.64 per share. These warrants were repurchased from the U.S. Treasury by the Company on October 15, 2014 for $2,000.

The Series C Preferred Stock qualified as Tier 1 capital and paid cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter (which began February 15, 2014).

In December 2009, the Company and the Bank entered into a written agreement (the “Agreement”) with the Federal Reserve-Chicago and the IDFPR. While the Agreement remains in place, the Company and the Bank may not pay dividends and the Company may not increase debt or redeem any shares of its stock without the prior written consent of the regulators.

On September 18, 2013, October 11, 2013 and February 10, 2014; the U.S. Treasury completed three auctions that resulted in the sale of the Series C Preferred Stock to unaffiliated third party investors. The Company did not receive any proceeds from the sale and the sale did not have any effect on the terms of the outstanding Series C Preferred Stock, including the Company’s obligation to satisfy unpaid dividends prior to the payment of any dividend or other distribution to holders of junior or parity stock (including the Company’s common stock, Series A Preferred Stock and Series B Preferred Stock), and an increase in the dividend rate on the Series C Preferred Stock from 5% to 9%, commencing with the dividend payment date of February 15, 2014.

During the fourth quarter of 2013, management determined that it had no ability to declare or pay accrued amounts and reversed the accumulated dividends of $9.4 million on its Series A Convertible Preferred Stock and Series C Fixed Rate Cumulative Perpetual Preferred Stock and reduced the Company’s accumulated deficit by the same amount.

On July 29, 2014, the Company converted and exchanged a portion of its outstanding common stock and all of the Series A Convertible Preferred Stock outstanding into Series D Fixed Rate Non-Voting Non-Cumulative Perpetual Preferred Stock following the receipt of regulatory approval.

F-46

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 7. Preferred Stock (Continued)

The July 29, 2014 conversion and exchange of all of the Series A Convertible Preferred Stock; the September 17, 2014 and September 30, 2014, expiration of the deferral periods for the two issuances of $20.6 million subordinated debentures, and the Company’s default under the terms of both indentures; and the March 31, 2015 recapitalization discount on the repurchase and redemption of the Series C Fixed Rate, Non-Cumulative Perpetual Preferred Stock for $19 million support the action taken at December 31, 2013 to reverse the $9.4 million in dividends payable.

On March 31, 2015, the Company completed a $76.0 million recapitalization. A portion of the capital was deployed to repurchase and redeem all of the $32.7 million of Series C Preferred Stock (formerly TARP) for $19.0 million following the receipt of regulatory approval. No dividends were paid.

On March 31, 2015, the Company redeemed the Series C Preferred Stock for $19.0 million, leaving no shares issued or outstanding and no dividends in arrears. There were $12.0 million and $8.4 million of dividends in arrears at December 31, 2014 and 2013, respectively. At the time of the Series C Preferred Stock redemption there were a total of $13.1 million in dividends in arrears that were forfeited as part of the redemption. This redemption discount was added back to net income for common stockholders for the calculation of earnings per share (Unaudited). See Note 1 for additional disclosure related to Series C Preferred Stock.

Series D Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock: On July 29, 2014 the Company issued 2,636 shares of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D (“Series D Preferred Stock”) in exchange for 2,762.24 shares of Series A Preferred Stock and 1,529,788 shares of common stock. The Series D Preferred Stock qualifies as Tier 1 capital and pays dividends at a rate of 12.5% per annum. As of June 30, 2015 (Unaudited) no dividends have been declared on the Series D Preferred Stock.

Note 8. Intangible Assets

Acquired intangible assets were as follows as of year-end:

	June 30, 2015		December 31, 2014		December 31, 2013
	Gross		Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization
	(Unaudited)	(Unaudited)
Amortized intangible assets:
Core deposit intangibles	$14,124	$12,769	$14,124	$12,293	$14,124	$11,342

Aggregate amortization expense was $0.5 million for the six months ended June 30, 2015 (Unaudited) and 2014 (Unaudited). For the years ended 2014 and 2013, there was amortization expense of $1.0 million for each year.

Estimated amortization expense for subsequent years is as follows (Unaudited):

Remaining quarters in 2015	$475
2016	880
Thereafter	—

Note 9. Deposits

Time certificates of deposit in denominations of $250 thousand or more were $32.6 million, $41.4 million and $55.5 million at June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013.

At June 30, 2015 (Unaudited) and December 31, 2014, the scheduled maturities of time deposits are as follows:

	June 30, 2015	December 31, 2014
	(Unaudited)
2015	$102,519	$155,140
2016	68,106	37,418
2017	15,578	5,769
2018	5,149	4,485
2019	3,869	3,887
2020	1,297	—
	$196,518	$206,699
F-47

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 9. Deposits (Continued)

At June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013, brokered deposits account for $20.3 million, $25.2 million and $35.8 million, respectively. Deposits from principal officers, directors and their affiliates were $1.1 million at June 30, 2015 (Unaudited), $1.2 million at December 31, 2014 and $1.0 million at December 31, 2013.

Note 10. Subordinated Debentures

The Company has two $10.0 million trust preferred issuances that were issued in April 2004 and April 2007 in cumulative trust preferred securities through special-purpose trusts Centrue Statutory Trust II (Trust II) and Centrue Statutory Trust III (Trust III). The proceeds of the offerings were invested by the trusts in junior subordinated deferrable interest debentures of Trust II and Trust III totaling $20.6 million. Trust II and Trust III are wholly-owned subsidiaries of the Company, and their sole assets are the junior subordinated deferrable interest debentures.

Distributions are cumulative and are payable quarterly at a variable rate of 2.65% over the LIBOR rate of 0.28325% for Trust II and a variable rate of 1.65% over the LIBOR rate of 0.28370% for Trust III, respectively, (at a rate of 2.93% and 1.93% at June 30, 2015 (Unaudited), 2.89% and 1.89% at December 31, 2014 and 2.89% and 1.90% at December 31, 2013) per annum of the stated liquidation amount of $1,000 per preferred security. The interest rate for the Trust III debentures was fixed for five years and then transitioned to a variable rate as stated above in July of 2012. Interest expense on the trust preferred securities was $0.3 million for the six months ended June 30, 2015 (Unaudited) and $0.3 million for the six months ended June 30, 2014 (Unaudited). Interest expense on the trust preferred securities was $0.6 million for each years ended December 31, 2014 and 2013. During the third quarter of 2009, the Company began deferring the interest payments on these instruments. The permitted five year default period expired in the third quarter of 2014 resulting in the Company being in default on these debentures. All interest was accrued as of December 31, 2014. At December 31, 2014 and 2013, the amounts accrued are $4.8 million and $4.2 million.

On March 31, 2015 (Unaudited), the accrued interest was made current on each trust preferred security through the most recent quarterly due date and were fully reinstated out of default status. As of June 30, 2015 (Unaudited), the accrued interest was $0.01 million. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. See Note 1 for additional disclosure related to the deferred interest.

The trust preferred securities for the Trust II are redeemable upon the maturity of the debentures on April 22, 2034, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning April 22, 2009. The trust preferred securities for Trust III are redeemable upon the maturity of the debentures on April 19, 2037, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning April 19, 2012. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock. For regulatory purposes, the trust preferred securities qualify as Tier 1 capital subject to certain provisions.

In accordance with accounting guidelines, the trusts are not consolidated with the Company’s consolidated financial statements, but rather the subordinated debentures are shown as a liability and the Company’s investment in the common stock for the trusts of $0.6 million is included in other assets.

Note 11. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are financing arrangements that generally mature within 90 days. Repurchase agreements are secured by U.S. Treasury and U.S. Agency securities and, if required, are held in third party pledge accounts. At maturity, the securities underlying the agreements are returned to the Company. Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying value of $17.6 million at June 30, 2015 (Unaudited) and $26.7 million and $22.3 million at year-end 2014 and 2013. The securities underlying the agreements remain in the respective asset accounts. As of June 30, 2015 (Unaudited), the Company had no counterparties with amounts at risk under repurchase agreements that exceeded 10% of stockholders’ equity.

F-48

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 11. Securities Sold Under Agreements to Repurchase (Continued)

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
Average daily balance during the period	$17,523	$18,560	$17,905
Average interest rate during the period	0.28%	0.29%	0.29%
Maximum month end balance during the period	20,187	26,691	22,271
Weighted average interest rate at period-end	0.27%	0.28%	0.29%

Note 12. Borrowed Funds and Debt Obligations

At June 30, 2015 (Unaudited), December 31, 2014 and 2013 no FHLB advances had any call provisions. The Company maintains a collateral pledge agreement covering secured advances whereby the Company had $88.0 million collateral credited to the Company by the FHLB at June 30, 2015 (Unaudited). This amount consists of pledged securities of $31.8 million earning the Company a collateral credit of $30.8 million. Additionally, the Company has pledged $76.3 million of first mortgage loans on improved residential and mixed use farm property free of all other pledges, liens, and encumbrances (not more than 90 days delinquent); the FHLB credits the Company $57.1 million for these loans. The Company had no variable rate advances at June 30, 2015 (Unaudited) and year-ends 2014 and 2013. The advances are at fixed rates ranging from 0.16% to 3.64% for the month ended June 30, 2015 (Unaudited), 1.66% to 3.64% at year-end 2014 and 0.17% to 3.64% at year-end 2013.

During 2013, the Company modified advances totaling $20.0 million which had an average fixed rate of 3.34%, the modification included an embedded prepayment feature which is recognized over the life of the advances and resulted in a new average rate of 2.16%.

The scheduled maturities of advances from the FHLB are as follows:

	June 30, 2015 (Unaudited)		2014		2013
	Average		Average		Average
	Interest		Interest		Interest
Year	Rate	Amount	Rate	Amount	Rate	Amount

2014	—	—	—	—	0.17	10,000
2015	0.17	45,000	—	—	—	—
2016	1.66	15,000	1.66	15,000	1.66	15,000
2017	—	—	—	—	—	—
2018	3.64	5,000	3.64	5,000	3.64	5,000
Thereafter	—	—	—	—	—	—
	0.78	$65,000	2.16	$20,000	1.49	$30,000

Notes payable consisted of the following for the periods ending at June 30, 2015 (Unaudited), December 31, 2014 and 2013:

	June 30,
	2015
	(Unaudited)	2014	2013
Term note ($250) from MB Financial; interest due quarterly at the 90-day LIBOR plus 2.95% with a floor of 6.50% at year-end 2014 and 2013; secured by 100% of the stock of Centrue Bank. The balance was settled on March 31, 2015. See Note 1 for additional disclosure.	$—	$250	$250
Subordinated debt note ($10,000) from MB Financial; interest due quarterly at the 90-day LIBOR plus 2.95%, which was 3.19% at December 31, 2014. The balance was settled on March 31, 2015. See Note 1 for additional disclosure.	$—	$10,000	$10,000
	$—	$10,250	$10,250
F-49

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 12. Borrowed Funds and Debt Obligations (Continued)

During the period ended June 30, 2015 (Unaudited), in connection with the settlement of obligations involving MB Financial, the Company recognized a gain of $1.8 million representing the difference between the fair value of the consideration issued in the settlement transaction and the carrying value of the amounts due MB Financial. As a result, the gain has been included as ’‘Gain on extinguishment of debt’’ within income from continuing operations in the accompanying Consolidated Statements of Income (Loss) for the six month period ended June 30, 2015 (Unaudited). As of December 31, 2014 and 2013, the Company had $10.3 million outstanding per a loan agreement dated March 31, 2008. The first credit facility consisted of a $0.3 million secured term facility, matured on March 31, 2015. The second credit facility consisted of $10.0 million in subordinated debt, which also matured on March 31, 2015. On December 14, 2009, Bank of America transferred to Cole Taylor Bank, currently known as MB Financial, all rights, title, interest into and under the loan agreements dated March 31, 2008. The term credit facility was secured by a pledge of the stock of the Bank. The subordinated debt credit facility was unsecured and was intended to qualify as Tier II capital for regulatory purposes.

At December 31, 2014 and 2013, the Company was in compliance with all covenants.

Information concerning borrowed funds is as follows:

	June 30, 2015	For the Years Ended December 31,
	(Unaudited)	2014	2013
Advances from the Federal Home Loan Bank
Maximum month-end balance during the period	$65,000	$35,000	$45,056
Average balance during the period	36,896	26,466	29,087
Weighted average interest rate for the period	1.25%	1.70%	1.70%
Weighted average interest rate at period end	0.78%	2.16%	1.49%
Notes Payable
Maximum month-end balance during the period	$10,250	$10,250	$10,250
Average balance during the period	5,040	10,250	10,250
Weighted average interest rate for the period	3.36%	3.31%	3.35%
Weighted average interest rate at period end	0.00%	3.27%	3.28%

Note 13. Income Taxes

Income tax expense (benefit) consisted of:

	Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	Unaudited
Federal
Current	$33	$—	$—	$—
Deferred	772	119	(1,685)	801
	805	119	(1,685)	801
State
Current	—	—	—	—
Deferred	175	36	(371)	274
	175	36	(371)	274
Change in valuation allowance	(947)	(155)	2,056	(1,075)
	$33	$—	$—	$—
F-50

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 13. Income Taxes (Continued)

The Company’s income tax expense differed from the statutory federal rate of 34% as follows:

	Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	Unaudited
Expected income taxes	$1,004	$317	$(1,534)	$1,251
Income tax effect of Change in valuation allowance	(947)	(155)	2,056	(1,075)
Interest earned on tax-free investments and loans	(34)	(50)	(91)	(118)
Nondeductible interest expense incurred to carry tax-free investments and loans	1	1	2	2
State income taxes, net of federal tax benefit	117	24	(265)	137
Earnings on Bank-owned life insurance	(151)	(147)	(302)	(289)
Stock option expense	—		—	5
Nondeductible meals and health club dues	12	10	23	20
Alternative minimum tax	33	—	—	—
Other	(2)	—	111	67
	$33	$—	$—	$—

The significant components of deferred income tax assets and liabilities consisted of:

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
Deferred tax assets
Allowance for loan losses	$3,363	$3,107	$4,528
Other-than-temporary impairment on securities	—	—	58
Deferred compensation, other	78	104	136
Stock based expense	130	130	130
Net operating loss carryforwards	35,502	36,955	33,347
Deferred tax credits	696	697	695
OREO valuation allowance	1,122	1,080	1,060
Donation carryforward	237	232	377
Capital loss carryforward	—	4	296
Other	45	45	140
Total deferred tax assets	41,173	42,354	40,767
Deferred tax liabilities
Depreciation	$(37)	$(41)	$(53)
Adjustments arising from acquisitions	(319)	(502)	(947)
Mortgage servicing rights	(855)	(872)	(895)
Securities available-for-sale	(12)	(166)	(566)
Federal Home Loan Bank dividend received in stock	(450)	(451)	(450)
Deferred loan fees & costs	(387)	(373)	(361)
Prepaid expenses	(190)	(190)	(192)
Total deferred tax liabilities	(2,250)	(2,595)	(3,464)
Valuation allowance	(38,923)	(39,759)	(37,303)
Net deferred tax assets	$—	$—	$—
F-51

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 13. Income Taxes (Continued)

The Company recorded a $33 thousand federal income tax expense in the six months ended 2015 (Unaudited). This represented Alternative Minimum Tax that could not be offset with NOL carryforwards or credits per IRS guidelines.

In accordance with current income tax accounting guidance, the Company assessed whether a valuation allowance should be established against their deferred tax assets (DTAs) based on consideration of all available evidence using a “more likely than not” standard. The most significant portions of the deductible temporary differences relate to (1) the allowance for loan losses and (2) fair value adjustments or impairment write-downs related to securities.

In assessing the need for a valuation allowance, both the positive and negative evidence about the realization of DTAs were evaluated. The ultimate realization of DTAs is based on the Company’s ability to carryback net operating losses to prior tax periods, tax planning strategies that are prudent and feasible, the reversal of deductible temporary differences that can be offset by taxable temporary differences and future taxable income.

After evaluating all of the factors previously summarized and considering the weight of the positive evidence compared to the negative evidence, the Company has determined a full valuation adjustment was necessary as of June 30, 2015 (Unaudited), December 31, 2014 and December 31, 2013.

At June 30, 2015 (Unaudited), December 31, 2014 and 2013, federal net operating loss carry forwards includes $3.6 million related to the Illinois Community Bancorp Inc. acquisition. The federal NOL carry forward expires in 2020 thru 2024, and can be used at a rate of $0.16 million per year based on Section 382 limitations. For any amounts that cannot be used, a valuation account is created. The valuation allowance of $0.4 million was established since some of the NOL cannot be used before they expire. The rest of the federal NOL carry forward represents losses of $24.4 million, $20.1 million, $6.3 million, $29.9 million and $9.2 million generated in 2010, 2011, 2012, 2013 and 2014, respectively, which will begin to expire in 2030. At December 31, 2014, net operating loss carry forwards also includes $11.1 million, $25.5 million, $14.7 million, $4.6 million, $22.9 million and $7.2 million in state of Illinois loss carry forwards generated in 2009, 2010, 2011, 2012, 2013 and 2014, respectively, that have a twelve year carry forward period. New tax laws in Illinois have deferred carry forwards for the years 2011 through 2013; therefore, they will begin to expire after 2024.

The Company does not have any material uncertain tax positions or unrecognized tax benefits for additional disclosure in the consolidated financial statements. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The deferred tax credits represent $0.7 million in Alternative Minimum Tax credit carry forwards generated in 2007 and 2008. These credits can be carried forward indefinitely. The donation carry forward of $0.4 million generated in 2009 expired unused in 2014. In addition, the donation carry forwards of $0.5 million, $0.03 million, $0.03 million, $0.03 and $0.03 million generated in 2010, 2011, 2012, 2013 and 2014, respectively, will expire in five years if unused.

At period end 2015 (Unaudited), 2014 and 2013, no interest or penalties were recorded in the income statement. There were no amounts accrued for interest and penalties at June 30, 2015 (Unaudited), December 31, 2014 and December 13, 2013.

The Company is no longer subject to examination by federal or state taxing authorities for the tax year 2011 and the years prior.

Note 14. Benefit Plans

The Company has a 401(k) salary reduction plan (the 401(k) plan) covering substantially all employees.  Eligible employees may elect to make tax deferred and/or Roth after-tax contributions up to annual IRS contribution limits subject to the results of plan testing.   In 2014, the Company accrued 1% of employee eligible wages for employees who met certain eligibility requirements at December 31, 2014. Contributions of approximately $0.1 million were posted to participant accounts in February 2015. The Company accrued $0.1 million for the six months ended June 30, 2015 (Unaudited). No material changes have been made with respect to administration of the 401(k) plan during the first six months of 2015 (Unaudited). In 2013 no Company contributions were made to the plan.

F-52

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 14. Benefit Plans (Continued)

The Company also entered into certain non-qualified deferred compensation agreements with members of the senior management team. The Company may make discretionary matching contributions with respect to a portion of the participant’s deferral.  Additionally, the Company continues its non-qualified deferred compensation plan for the directors.  These agreements, which are subject to the rules of Internal Revenue Code Section 409A, relate to the voluntary deferral of compensation received.  The accrued liability for both deferral plans as of June 30, 2015 (Unaudited) was $0.03 million and at December 31, 2014 and 2013 was $0.1 million.  There was no Company match for the employee deferred compensation plan in 2014 and 2013 and none is projected for 2015.  In conjunction with the March 31, 2015 recapitalization which triggered certain change of control provisions, three executives had full balance payouts and two directors had partial balance payouts for aggregate payouts of $38,010 and $16,850, respectively. In 2013, an executive that left the Company was paid his deferred compensation balance in cash in the amount of $15,000.

Note 15. Share Based Compensation

In April 2003, the Company adopted the 2003 Option Plan. Under the 2003 Option Plan, as amended on April 24, 2007, nonqualified options, incentive stock options, restricted stock and/or stock appreciation rights may be granted to employees and outside directors of the Company and its subsidiaries to purchase the Company’s common stock at an exercise price to be determined by the compensation committee. Pursuant to the 2003 Option Plan, 19,000 shares of the Company’s unissued common stock had been reserved and were available for issuance upon the exercise of options and rights granted under the 2003 Option Plan. The granted options have an exercise period of seven to ten years from the date of grant.

In May 2015, the Company adopted the 2015 Stock Compensation Plan. Under the 2015 Stock Compensation Plan nonqualified options, incentive stock options, restricted stock and/or stock appreciation rights may be granted to employees and outside directors of the Company and its subsidiaries to purchase the Company’s common stock at an exercise price to be determined by the compensation committee. A total of 430,000 shares have been made available under this plan.

No options or restricted stock were granted for the six month ended June 30, 2015 (Unaudited) and none were granted for the years ended December 31, 2014 and 2013.

There was no compensation cost charged against income for the stock options portion of equity plans for the six months ended June 30, 2015 (Unaudited) and for the years ended December 31, 2014. There was $0.01 million charged for the years ended December 31, 2013.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock prior to its deregistration. The Company uses historical data to estimate option exercise and post-vesting termination behavior. (Employee and management options are tracked separately.) The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. There were no options granted for the six months ended June 30, 2015 (Unaudited) and the years ended December 31, 2014 and 2013.

A status summary of the option plan as of June 30, 2015 (Unaudited) and December 31, 2014 are presented below:

			Weighted- Average
		Weighted-Average	Remaining	Aggregate Intrinsic
	Shares	Exercise Price	Contractual Life	Value
Outstanding at January 1, 2015	6,063	$447.19
Granted	—	—
Exercised	—	—
Forfeited	(2,575)	556.00
Outstanding at end of period	3,488	$366.87	0.9 years	$—
Vested or expected to vest	3,488	$366.87	0.9 years	$—
Options exercisable at period end	3,488	$366.87	0.9 years	$—

			Weighted-Average
		Weighted-Average	Remaining	Aggregate Intrinsic
	Shares	Exercise Price	Contractual Life	Value
Outstanding at January 1, 2014	6,860	$468.18
Granted	—	—
Exercised	—	—
Forfeited	(797)	627.85
Outstanding at end of period	6,063	$447.19	1.0 years	$—
Vested or expected to vest	6,063	$447.19	1.0 years	$—
Options exercisable at period end	6,063	$447.19	1.0 years	$—
F-53

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 15. Share Based Compensation (Continued)

Options outstanding at June 30, 2015 (Unaudited) and year-end 2014 were as follows:

	Outstanding		Exercisable
		Weighted-
		Average		Weighted-
		Remaining		Average
Range of Exercise Prices	Number	Contractual Life	Number	Exercise Price
June 30, 2015 (Unaudited):
$157.20 - $390.00	2,160	0.7 years	2,160	$228.33
416.40 - 558.90	—	0.0 years	—	0.00
570.90 - 699.30	1,328	1.2 years	1,328	592.20
	3,488	0.9 years	3,488	$366.87

December 31, 2014:
$157.20 - $390.00	2,160	1.2 years	2,160	$228.33
416.40 - 558.90	2,077	0.2 years	2,077	543.29
570.90 - 699.30	1,826	1.6 years	1,826	596.78
	6,063	1.0 years	6,063	$447.19

As of June 30, 2015 (Unaudited) and December 31, 2014, there was no unrecognized compensation cost related to non-vested stock options granted under the 2003 Option Plan.

Note 16. Earnings Per Share

A reconciliation of the numerators and denominators for earnings per common share computations for the periods ending June 30, 2015 (Unaudited) and 2014 (Unaudited); and years ended December 31, 2014 and 2013 is presented below (shares in thousands). Common shares, options and per share amounts for all periods shown have been restated to reflect the impact of the reverse stock split the Company completed effective May 29th, 2015. The Convertible Preferred Stock was anti-dilutive for 2013 and was not outstanding at December 31, 2014 and June 30, 2015 (Unaudited). In addition, options to purchase 3,488, 6,063 and 6,883 shares of common stock were outstanding for June 30, 2015 (Unaudited), year-end 2014 and year-end 2013, respectively; along with warrants of 508,320 that were outstanding for 2013, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price and, therefore, were anti-dilutive.

	Six Months Ended
	June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Basic Earnings (Loss) Per Common Share
Net income	2,920	932
Preferred stock dividends	(1,006)	(1,777)
Discount on redemption of preferred stock	13,668	—
Net income (loss) for common shareholders	$15,582	$(845)
Weighted average common shares outstanding	3,370,276	202,115
Basic earnings per common share	$4.62	$(4.18)
Diluted Earnings Per Common Share
Weighted average common shares outstanding	3,370,276	202,115
Add: dilutive effect of assumed exercised stock options	—	—
Add: dilutive effect of assumed exercised common stock warrants	—	—
Weighted average common and dilutive potential shares outstanding	3,370,276	202,115
Diluted earnings (loss) per common share	$4.62	$(4.18)
F-54

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 16. Earnings Per Share (Continued)

	Years Ended December 31,
	2014	2013
Basic Earnings (Loss) Per Common Share
Net income (loss) for common shareholders	$(8,080)	$1,480
Weighted average common shares outstanding	180,320	202,115
Basic earnings per common share	$(44.81)	$7.32
Diluted Earnings Per Common Share
Weighted average common shares outstanding	180,320	202,115
Add: dilutive effect of assumed exercised stock options	—	—
Add: dilutive effect of assumed exercised common stock warrants	—	—
Weighted average common and dilutive potential shares outstanding	180,320	202,115
Diluted earnings (loss) per common share	$(44.81)	$7.32

Note 17. Regulatory Matters

The Company and the Bank (“Regulated Companies”) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by these regulators that, if undertaken, could have a direct material effect on the Company’s Consolidated Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Regulated Companies must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Regulated Companies to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 Capital to average assets. Tier 1 Capital includes common stockholders’ equity, qualifying preferred stock and Trust Preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value). Total Capital includes Tier 1 Capital plus preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, subordinated debt and the allowance for loan and lease losses, subject to limitations by the guidelines.

On July 2, 2013, the Federal Reserve Board and the FDIC approved rules that implement the “Basel III” regulatory capital reforms, as well as certain changes required by the Dodd-Frank Act.  The rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets, which is in addition to the Tier 1 and Tier 2 risk-based capital requirements.  The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter.  Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers.  Based on the Company’s current capital composition and levels, management does not presently anticipate that the rules present a material risk to the Company’s financial condition or results of operations.

Basel III also introduced changes to risk-weightings and treatment of Accumulated Other Comprehensive Income (AOCI). In 2015, the Bank made a one-time available election to opt-out of the impact of certain unrealized capital gains and losses in AOCI being included in regulatory capital (Unaudited). There is no opportunity to change methodology in future periods.

F-55

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 17. Regulatory Matters (Continued)

On March 31, 2015, the Company completed a common stock offering and capital infusion into the Bank. See Note 1 for additional disclosure.

					To Be Well Capitalized
			To Be Adequately		Under Prompt Corrective
	Actual		Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2015 (Unaudited)
Total capital (to risk-weighted assets)
Centrue Financial	$113,369	16.4%	$55,276	8.0%	N/A	N/A	%
Centrue Bank	111,082	16.1	55,159	8.0	68,949	10.0
Common equity tier I (to risk-weighted assets)
Centrue Financial	$82,096	11.9	$31,093	4.5	N/A	N/A
Centrue Bank	102,463	14.9	31,027	4.5	44,817	6.5
Tier I capital (to risk-weighted assets)
Centrue Financial	$104,732	15.2	$41,457	6.0	N/A	N/A
Centrue Bank	102,463	14.9	41,369	6.0	55,159	8.0
Tier I leverage ratio (to average assets)
Centrue Financial	$104,732	12.1	$38,825	4.5	N/A	N/A
Centrue Bank	102,463	11.9	38,811	4.5	43,123	5.0

	Actual		To Be Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total capital (to risk-weighted assets)
Centrue Financial	$57,829	9.6%	$47,991	8.0%	N/A	N/A	%
Centrue Bank	70,717	11.8	47,792	8.0	59,740	10.0
Tier I capital (to risk-weighted assets)
Centrue Financial	$41,118	6.9	$23,995	4.0	N/A	N/A
Centrue Bank	63,243	10.6	23,896	4.0	35,844	6.0
Tier I leverage ratio (to average assets)
Centrue Financial	$41,118	4.9	$33,345	4.0	N/A	N/A
Centrue Bank	63,243	7.6	33,231	4.0	41,539	5.0
F-56

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 17. Regulatory Matters (Continued)

	Actual		To Be Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total capital (to risk-weighted assets)
Centrue Financial	$63,058	10.2%	$49,338	8.0%	N/A	N/A	%
Centrue Bank	73,344	11.9	49,275	8.0	61,594	10.0
Tier I capital (to risk-weighted assets)
Centrue Financial	$45,597	7.4	$24,669	4.0	N/A	N/A
Centrue Bank	65,596	10.7	24,637	4.0	36,956	6.0
Tier I leverage ratio (to average assets)
Centrue Financial	$45,597	5.2	$34,926	4.0	N/A	N/A
Centrue Bank	65,596	7.5	34,914	4.0	43,643	5.0

On December 18, 2009, the Bank entered into an Agreement with the Federal Reserve Bank-Chicago and the IDFPR. The Agreement describes commitments made by the Bank to address and strengthen banking practices relating to credit risk management practices; improving loan underwriting and loan administration; improving asset quality by enhancing the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank, implementing an earnings plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. The Bank has implemented enhancements to its processes to address the matters identified by the FRB and the IDFPR. The Company is in compliance or partial compliance with all the requirements specified in the agreement except for the Capital Plan. Management continues to develop and execute on the capital plan with the Company completing its recapitalization event on March 31, 2015. In the meantime, the Agreement results in the Bank’s ineligibility for certain actions and expedited approvals without the prior written consent and approval of the FRB and the IDFPR. These actions include, among other things, the payment of dividends by the Bank to the Company or payments of dividends on its common or preferred shares, payments of interest or principal on subordinated debentures, note payable to MB Financial, and Trust Preferred securities are also restricted. The Company may not increase its debt level and cannot redeem or repurchase any shares of its stock.

In connection with the Company’s recapitalization during March 2015, by virtue of their investment in the Company three five percent (5%) stockholders of the Company became related parties of the Company, and with respect to these stockholders the recapitalization was a related party transaction.  These three related party’s percent of class ownership was 23.64%, 9.82%, and 9.82%, respectively.  The 23.64% related party had the right to appoint a member to the Company’s board of directors and exercised that right on June 30, 2015.

Note 18. Commitments, Contingencies, and Credit Risk

In the normal course of business, the Company enters into a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers, to reduce its exposure to fluctuations in interest rates, and to conduct lending activities. These instruments principally include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. Financial instruments whose contract amounts represent credit risk are as follows:

	Standby				Range of Rates
	Letters	Variable Rate	Fixed Rate	Total	on Fixed Rate
	of Credit	Commitments	Commitments	Commitments	Commitments
Commitments
June 30, 2015 (Unaudited)	$2,829	$103,234	$33,230	$139,293	2.00% - 18.00%
December 31, 2014	2,025	87,818	25,424	115,267	2.00% - 18.00%
December 31, 2013	2,146	86,976	26,508	115,630	2.60% - 18.00%
F-57

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 18. Commitments, Contingencies, and Credit Risk (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For commitments to extend credit, the Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; and income producing commercial properties.

In the event of a customer’s nonperformance, the Company’s credit loss exposure is equal to the contractual amount of those commitments. The credit risk is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. The Company uses the same credit policies in making credit commitments as it does for on-balance sheet instruments, with such exposure to credit loss minimized due to various collateral requirements in place.

Unsecured standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company leases certain branch properties under operating leases. Rent expense was $0.2 million for the six months ended June 30, 2015 (Unaudited) and $0.1 million for June 30, 2014 (Unaudited). Rent expense was $0.3 million each year for 2014 and 2013. Rent commitments, before considering renewal options that generally are present, were as follows:

	June 30,	December 31,
	2015	2014
	(Unaudited)

2015	$152	$257
2016	214	214
2017	67	—
2018	17	—
Total	$450	$471

Note 19. Condensed Financial Information - Parent Company Only

The following represents the condensed financial statements of Centrue Financial Corporation, the Parent Company.

Balance Sheets (Parent Company Only)

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,160	$764	$2,363
Securities available for sale	27	27	27
Investment in subsidiary	101,321	64,008	68,928
Other assets	422	1,804	129
	$103,930	$66,603	$71,447

	June 30,	December 31,
	2015	2014	2013
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$—	$10,250	$10,250
Mandatory redeemable preferred stock	268	268	268
Trust Preferred Stock	20,620	20,620	20,620
Other liabilities	214	5,137	4,438
	21,102	36,275	35,576
Stockholders’ equity	82,828	30,328	35,871
	$103,930	$66,603	$71,447
F-58

Centrue Financial Corporation
Notes to the Consolidated Financial Statements
(In Thousands, except share data)

Note 19. Condensed Financial Information - Parent Company Only (Continued)

Income (Loss) Statements (Parent Company Only)

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Dividends from subsidiary	$—	$—	$—	$—
Interest Income	9	9	18	45
Other income	1,751	752	753	(1,025)
Interest expense	377	472	955	955
Other expenses	161	144	437	492
Income tax expense	10	—	—	—
Equity in undistributed earnings of subsidiaries	1,708	787	(3,890)	6,107
Net Income (loss)	2,920	932	(4,511)	3,680
Preferred stock dividends	1,006	1,777	3,569	2,200
Discount on redemption of preferred stock	(13,668)	—	—	—
Net income (loss) for common stockholders	$15,582	$(845)	$(8,080)	$1,480

Statements of Cash Flows (Parent Company Only)

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$2,920	$932	$(4,511)	$3,680
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Undistributed loss (earnings) of subsidiary	(1,708)	(787)	3,890	(6,107)
Gain from extinguishment of debt	(1,750)	—	—	—
Decrease (increase) in other assets	1,382	(12)	(1,675)	1,112
(Decrease) increase in other liabilities	(4,908)	309	699	665
Net cash used in operating activities	(4,064)	442	(1,597)	(650)
Cash flows from investing activities
Capital infusion to subsidiary	$(36,000)	$—	$—	$—
Proceeds from sale of securities available for sale	—	—	—	1,950
Net cash provided by investing activities	(36,000)	—	—	1,950
Cash flows from financing activities
Repayment of Notes Payable	$(8,500)	$—	$—	$—
Purchase of Tarp Warrants	—	—	(2)	—
Proceeds from Issuance of Common Stock	68,960	—	—	—
Purchase of treasury stock	—	—	(1,255)	—
Redemption of Series A Convertible Preferred Stock	—	—	(500)	—
Redemption of Series C Cumulative Perpetual Preferred Stock	(19,000)	—	—	—
Issuance of Series D Non-Cumulative Perpetual Preferred Stock	—	—	2,636	—
Dividends paid on preferred stock	—	—	(881)	—
Net cash used in financing activities	41,460	—	(2)	—
Net increase (decrease) in cash and cash equivalents	$1,396	$442	$(1,599)	$1,300
Cash and cash equivalents
Beginning of period	764	2,363	2,363	1,063
End of period	$2,160	$2,805	$764	$2,363
F-59

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered. All amounts will be borne by us and amounts shown are estimates.

Amount to be paid
SEC Registration Fee	$561.62
Printing and Edgarizing expenses	$12,000.00
Legal fees and expenses	$125,000.00
Accounting fees and expenses	$75,000.00
Transfer agent	$2,500.00
Stock certificates	$1,500.00
Miscellaneous	$1,500.00
Total	$218,061.12

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Our Directors and Officers

Indemnification under the Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the Delaware General Corporate Law further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the Delaware General Corporate Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the Delaware General Corporate Law. Section 102(b)(7) of the Delaware General Corporate Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporate Law or (4) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains such a provision. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

II-1

Indemnification under the Restated Certificate of Incorporation

Article XIII of our Restated Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by the provisions of paragraph (7) of sub-section (b) of Section 102 of the Delaware General Corporate Law.

Indemnification under the Amended and Restated Bylaws

Article VII of our Amended and Restated Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses (including attorneys’ fees) incurred by a person in defending a civil, criminal, administrative or investigative action, suit or proceeding will also be paid by the Company in advance of the final disposition of such action, suit or proceeding so long as the person on whose behalf expenses are advanced makes an undertaking to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Indemnification under Indemnification Agreements with Directors and Officers; D&O Insurance

We have not entered into indemnification agreements with our officers and directors. We have obtained directors’ and officers’ liability insurance, which insures against certain liabilities that our directors or officers may incur in such capacities.

ITEM 15 - RECENT SALES OF UNREGISTERED SECURITIES

On July 29, 2014, prior to the restructuring described in Recent Developments - Recapitalization above, the Company issued to (i) Dennis McDonnell and Kathleen McDonnell, the Dennis J. McDonnell Trust dated as of May 9, 1991, and the Dennis J. McDonnell IRA (all related persons under Section 382(l)(3) constructive ownership rules); (ii) Jim Miller; and (iii) Wayne Whalen and Paul Wolff, and WPW Associates, L.P. (both related persons under Section 382(l)(3) constructive ownership rules) 2,635.5462 newly issued shares of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D of the Company (the “Series D Preferred”), in exchange for 2,762.24 shares of 7.500% Series A Convertible Preferred Stock and 50,993 shares of Common Stock. The shares of Series D Preferred were issued in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, and in connection with this exchange (i) the Company was the issuer of both the shares surrendered and the Series D Preferred issued in the exchange; (ii) the only consideration from the security holders for the exchange was surrender of the Common Stock and 7.500% Series A Convertible Preferred Stock referenced above; (iii) all of the recipients of the Series D Preferred were existing stockholders of the Company; and (iv) the Company paid no fees or commissions to any third party in connection with the exchange or the solicitation of the exchange.

On March 31, 2015, 6,333,333 shares of Common Stock were issued to seventy-two (72) investors. Sandler O’Neil & Partners, L.P and Boenning & Scattergood, Inc. assisted the Company in completing the private placement and were paid commissions of $4,826,150.00. The proceeds of the offering were used to pay the expenses of the offering, to pay commissions to Sandler O’Neil & Partners, L.P and Boenning & Scattergood, Inc. the proceeds of the issuance were used to repay $4,925,000 of TRuPs Preferred Dividends; and $27,500,000 was used to retire and redeem Senior Debt, Sub Debt, Preferred Stock, Dividends and Warrants. The offers, sales and issuances of the securities issued on March 31, 2015 were exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, and a Form D was filed for the issuance. The recipients represented to the Company that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, appropriate legends were affixed to the securities issued in these transactions and the recipients represented to us that they were accredited investors as defined in Rule 501 promulgated under the Securities Act of 1933.

II-2

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

	3.1	Amended and Restated Certificate of Incorporation of the Company.

	3.2	Amended and Restated Bylaws of the Company.

	4.1	Specimen Common Stock Certificate.

	4.2	Stock Purchase Agreement, dated August 8, 2014 (as amended January 9, 2015), between the Company and Capital Z Partners III, L.P. pursuant to which Capital Z Partners III, L.P. agreed to purchase 24.9% of the post-restructuring outstanding shares of common stock of the Company (the agreement includes registration rights in favor of investors in the restructuring).

	5.1	Opinion of Howard and Howard Attorneys PLLC (including consent)

	10.1	Centrue Financial Corporation 1999 Nonqualified Stock Option Plan [incorporated by reference from Exhibit 10.1 to the registration statement on Form S-8 filed by the Company on December 10, 1999 (File No. 333-92549)].

	10.2	Centrue Financial Corporation Amended and Restated 2003 Stock Option Plan [incorporated by reference from Centrue’s 2007 Proxy Statement].

	10.3	Form of Stock Option Agreements [incorporated by reference from Exhibit 10.1 and 10.2 to Form 10-Q for the Quarter Ended March 31, 2007]

	10.4	Centrue Financial Corporation 2015 Stock Compensation Plan.

	10.5	Kurt R. Stevenson Employment Agreement [incorporated by reference from Current Report on Form 8-K filed on July 7, 2006 (appears as Exhibit F-3 to Exhibit 2.1)]

	10.6	Amendment to Kurt R. Stevenson Employment Agreement [incorporated by reference from Exhibit 2.2 to Current Report on Form 8-K filed on November 17, 2006].

	10.7	Non-employee Directors’ Deferred Compensation Plan [incorporated by reference from Exhibit 10.19 to Annual Report on Form 10-K for the year ended December 31, 2008].

	10.8	Kankakee Bancorp, Inc. 1992 Stock Option Plan [incorporated by reference from Schedule 14A for the 1993 Annual Meeting of Stockholders of former Centrue Financial Corporation (Filer No. 001-15025)].

	10.9	Kankakee Bancorp, Inc. 2003 Director Short Term Incentive Plan [incorporated by reference from Exhibit 10.1 to Form S-8 (Registration No. 333-104913) of former Centrue Financial Corporation (Filer No. 001-15025) filed on May 1, 2003].

	10.10	Kankakee Bancorp, Inc. 2003 Stock Incentive Plan [incorporated by reference from Appendix B to Schedule 14A filed on March 14, 2003 of former Centrue Financial Corporation (Filer No. 001-15025)].

	10.11	Executive Deferred Compensation Plan [incorporated by reference from Exhibit 10.25 to annual report on Form 10-K for the year ended December 31, 2008].
II-3

	10.12	Amendment #1 to Kurt R. Stevenson Employment Agreement [incorporated by reference from Exhibit 10.2 to Current Report on 8-K filed on January 5, 2009].

	10.13	Written agreement with the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional regulation [incorporated by reference from Exhibit 10.1 to current report on Form 8-K filed on December 24, 2009].

	10.14	Letter Agreement dated January 9, 2009 including the Securities Purchase Agreement – Standard Terms incorporated by reference therein between the Company and the U.S. Treasury [incorporated by reference from Form 8-K filed on January 1, 2009].

	10.15	Form of Waiver of Senior Executive Officers [incorporated by reference from Form 8-K filed on January 14, 2009].

	10.16	Form of Omnibus Amendment Agreement [incorporated by reference from Form 8-K filed on January 14, 2009].

	10.17	Centrue Financial Corporation Annual Cash Bonus Plan

	21.1	Subsidiaries of Centrue Financial Corporation.

	23.1	Consent of Independent Registered Public Accounting Firm.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ottawa, State of Illinois on September 25, 2015.

CENTRUE FINANCIAL CORPORATION

By:	/s/ Kurt R. Stevenson
Kurt R. Stevenson
President and Chief Executive Officer
(Duly Authorized Representative)
II-5

POWER OF ATTORNEY

We, the undersigned directors and officers of Centrue Financial Corporation (the “Company”) hereby severally constitute and appoint Kurt R. Stevenson as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kurt R. Stevenson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kurt R. Stevenson shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kurt R. Stevenson	President and Chief Executive Officer	September 25, 2015
Kurt R. Stevenson	(Principal Executive Officer)

/s/ Daniel R. Kadolph	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	September 25, 2015
Daniel R. Kadolph

/s/ Dennis O. Battles*	Director	September 25, 2015
Dennis O. Battles

/s/ Dennis J. McDonnell*	Director	September 25, 2015
Dennis J. McDonnell

/s/ David J. Butler*	Director	September 25, 2015
David J. Butler

/s/ Bradley E. Cooper*	Director	September 25, 2015
Bradley E. Cooper

/s/ Scott C. Sullivan*	Director	September 25, 2015
Scott C. Sullivan

/s/ Derek J. Ferber*	Director	September 25, 2015
Derek J. Ferber

/s/ Randall E. Ganim*	Director	September 25, 2015
Randall E. Ganim

/s/ Richard C. Peterson*	Director	September 25, 2015
Richard C. Peterson

* Signed by Power of Attorney

II-6